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                                                                 Exhibit 10.21

                                                                EXECUTION COPY

                               PURCHASE AGREEMENT

                                  by and among

                        AFFILIATED MANAGERS GROUP, INC.,

                            FRIESS ASSOCIATES, INC.,

                      FRIESS ASSOCIATES OF DELAWARE, INC.,

                  THE STOCKHOLDERS OF FRIESS ASSOCIATES, INC.,

            THE STOCKHOLDERS OF FRIESS ASSOCIATES OF DELAWARE, INC.,

                               NCCF SUPPORT, INC.

                                       and

                    THE COMMUNITY FOUNDATION OF JACKSON HOLE

                           DATED AS OF AUGUST 28, 2001
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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

SECTION 1.      PURCHASE OF CERTAIN OF FAI'S WY LLC INTERESTS; AND
                  CERTAIN OF FAID'S DE LLC INTERESTS; PURCHASE OF THE
                  CHARITIES' WY LLC INTERESTS AND FF'S DE LLC INTERESTS........3
         1.1    General........................................................3
         1.2    Purchase Price; Delivery of LLC Interests......................3
         1.3    Time and Place of Closing......................................5
         1.4    Further Assurances.............................................6
         1.5    Transfer Taxes.................................................6
         1.6    Continuation of Existing Friess Investments; Investment
                  of Transaction Proceeds......................................6

SECTION 2.      CONTRIBUTIONS OF ASSETS AND RESTATEMENT OF LLC AGREEMENTS......8
         2.1    DE LLC Asset Transfer..........................................8
         2.2    WY LLC Asset Transfer..........................................8
         2.3    Charitable Contributions.......................................9
         2.4    Restated LLC Agreements........................................9

SECTION 3.      JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE
                  FRIESS COMPANIES AND THE STOCKHOLDERS........................9
         3.1    Making of Representations and Warranties.......................9
         3.2    Organization and Qualification of the Friess Companies
                  and the LLCs.................................................9
         3.3    Capital Stock of FAI and FAID.................................11
         3.4    Subsidiaries..................................................13
         3.5    Authority.....................................................14
         3.6    Real and Personal Property....................................16
         3.7    Assets Under Management.......................................17
         3.8    Financial Statements..........................................19
         3.9    Taxes.........................................................20
         3.10   Collectibility of Accounts Receivable.........................21
         3.11   Absence of Certain Changes....................................22
         3.12   Ordinary Course...............................................22
         3.13   Banking Relations.............................................22
         3.14   Intellectual Property.........................................22
         3.15   Contracts.....................................................24
         3.16   Litigation....................................................26
         3.17   Compliance with Laws..........................................26
         3.18   Business; Registrations.......................................27
         3.19   Insurance.....................................................28
         3.20   Powers of Attorney............................................29
         3.21   Finder's Fee..................................................29


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         3.22   Corporate Records; Copies of Documents........................29
         3.23   Transactions with Interested Persons..........................29
         3.24   Employee Programs.............................................29
         3.25   Directors, Officers and Employees.............................31
         3.26   Non-Foreign Status............................................32
         3.27   Transfers of Equity...........................................32
         3.28   Code of Ethics; Insider Trading and Conflicts Policies........32
         3.29   Certain Representations and Warranties as to the Mutual
                  Funds.......................................................33
         3.30   Disclosure....................................................36

SECTION 4.      REPRESENTATIONS AND WARRANTIES OF THE CHARITIES...............37
         4.1    Making of Several Representations and Warranties..............37
         4.2    LLC Interests Owned by the Charities..........................37
         4.3    Authority of the Charities....................................37
         4.4    Agreements....................................................38
         4.5    Finder's Fee..................................................38

SECTION 5.      COVENANTS OF THE FRIESS COMPANIES, THE STOCKHOLDERS AND
                  THE CHARITIES...............................................38
         5.1    Making of Covenants and Agreements............................38
         5.2    Client Consents...............................................38
         5.3    Advisers Act Authorizations...................................41
         5.4    Authorization from Others.....................................42
         5.5    Conduct of Business...........................................42
         5.6    Financial Statements..........................................44
         5.7    Preservation of Business and Assets...........................45
         5.8    Notice Rights and Access......................................45
         5.9    Notice of Default.............................................45
         5.10   Consummation of Agreement.....................................46
         5.11   Cooperation of the Friess Companies, the Stockholders and
                  the Charities...............................................46
         5.12   No Solicitation of Other Offers...............................46
         5.13   Confidentiality...............................................46
         5.14   Policies and Procedures.......................................47
         5.15   Subsidiaries; Investments in Other Persons....................47
         5.16   LLC Interests, FAI Shares and FAID Shares; Other Agreements...47
         5.17   Employee Programs.............................................47
         5.18   Foreign Qualifications........................................48
         5.19   Section 15 of the Investment Company Act......................48

SECTION 6.      COVENANTS OF THE FRIESS COMPANIES, THE STOCKHOLDERS AND
                  AMG WITH RESPECT TO CERTAIN TAX MATTERS.....................48
         6.1    Section 197(f)(9).............................................48
         6.2    Tax Periods Ending on or Before the Date of the Closing.......48
         6.3    Cooperation on Tax Matters....................................49
         6.4    Other Tax and Accounting Matters..............................49


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SECTION 7.      REPRESENTATIONS AND WARRANTIES OF AMG.........................50
         7.1    Making of Representations and Warranties......................50
         7.2    Organization..................................................50
         7.3    Authority.....................................................50
         7.4    Litigation....................................................51
         7.5    Acquisition for Investment....................................51
         7.6    Disclosure....................................................51
         7.7    Finder's Fee..................................................52

SECTION 8.      COVENANTS OF AMG..............................................52
         8.1    Making of Covenants and Agreement.............................52
         8.2    Cooperation of AMG............................................52
         8.3    Notice of Default.............................................52
         8.4    Consummation of Agreement.....................................52
         8.5    Section 15 of the Investment Company Act......................52

SECTION 9.      CONDITIONS TO THE OBLIGATIONS OF AMG..........................53
         9.1    Litigation; No Opposition.....................................53
         9.2    Representations, Warranties and Covenants.....................53
         9.3    Client Consents...............................................54
         9.4    Registration as an Investment Adviser and Registration of
                  Investment Adviser Representatives..........................57
         9.5    Other Approvals...............................................57
         9.6    Transfer......................................................58
         9.7    Restated LLC Agreements.......................................58
         9.8    Employment Agreements.........................................58
         9.9    Non-Solicitation Agreements...................................58
         9.10   Net Worth and Working Capital of the LLCs.....................58
         9.11   Delivery......................................................59
         9.12   Insurance.....................................................61
         9.13   Policies and Procedures.......................................61
         9.14   Mutual Fund Boards............................................61

SECTION 10.     CONDITIONS TO OBLIGATIONS OF THE FRIESS COMPANIES,
                  THE CHARITIES  AND THE STOCKHOLDERS.........................61
         10.1   No Litigation; No Opposition..................................61
         10.2   Representations, Warranties and Covenants.....................61
         10.3   Advisory Client Consent.......................................62
         10.4   Delivery......................................................62
         10.5   Registration as an Investment Adviser.........................62
         10.6   Other Approvals...............................................63
         10.7   Section 15 Compliance.........................................63

SECTION 11.     TERMINATION OF AGREEMENT; RIGHTS TO PROCEED...................63
         11.1   Termination...................................................63
         11.2   Effect of Termination.........................................64


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         11.3   Right to Proceed..............................................64

SECTION 12.     SUBSEQUENT CLOSING............................................64
         12.1   General.......................................................64
         12.2   Subsequent Purchase Price; Delivery of LLC Points.............65
         12.3   Time and Place of Subsequent Closing..........................66
         12.4   Further Assurances............................................67
         12.5   Transfer Taxes................................................67
         12.6   Amendment of Schedule A to Restated LLC Agreements............67
         12.7   Conditions to Subsequent Purchase.............................68

SECTION 13.     INDEMNIFICATION...............................................69
         13.1   Joint and Several Indemnification by the Stockholders.........69
         13.2   Several Indemnification by the Charities......................70
         13.3   Limitations on Indemnification by the Stockholders and the
                  Charities...................................................70
         13.4   Indemnification by AMG........................................71
         13.5   Limitation on Indemnification by AMG..........................71
         13.6   Notice; Defense of Claims.....................................72
         13.7   Satisfaction of Stockholder Indemnification Obligations.......73
         13.8   Other Indemnification Matters.................................74
         13.9   Survival of Representations, Warranties, Covenants and
                  Agreements..................................................74
         13.10  Regulatory Filings............................................75

SECTION 14.     DEFINITIONS...................................................75
         14.1   Definitions...................................................75

SECTION 15.     MISCELLANEOUS.................................................88
         15.1   Fees and Expenses.............................................88
         15.2   Dispute Resolution............................................89
         15.3   Waivers.......................................................89
         15.4   Governing Law.................................................89
         15.5   Notices.......................................................89
         15.6   Entire Agreement..............................................91
         15.7   Assignability; Binding Effect.................................91
         15.8   Captions and Gender...........................................92
         15.9   Execution in Counterparts.....................................92
         15.10  Amendments....................................................92
         15.11  Publicity and Disclosures.....................................92
         15.12  Consent to Jurisdiction.......................................92


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EXHIBITS
Exhibit 2.1              Form of DE LLC Asset Transfer Agreement
Exhibit 2.2A             FAI-WY LLC Asset Transfer Agreement
Exhibit 2.2B             FAID-WY LLC Asset Transfer Agreement
Exhibit 5.2A             Form of Initial Client Consent Request Letter (other
                         than New Contract Clients)
Exhibit 5.2B             Form of Initial Client Consent Request Letter (New
                         Contract Clients)
Exhibit 9.11(j)(i)       Form of Opinion of Skadden, Arps, Slate, Meagher &
                         Flom LLP, as counsel to the Friess Companies and the
                         Stockholders
Exhibit 9.11(j)(iii)     Form of Opinion of McGuireWoods LLP, as regulatory
                         counsel to the Friess Companies and the Mutual Funds
                         sponsored by the Friess Companies
Exhibit 9.11(j)(iv)      Form of Opinion of Richards, Layton & Finger, P.A., as
                         counsel to the Majority Management Owners (other than FF)
Exhibit 9.11(k)          Form of Release
Exhibit 9.11(l)          Transferor's Certificate of Non-Foreign Status
Exhibit 10.4(e)          Form of Opinion of Counsel to AMG, FA (WY) Acquisition
                         and FA (DE) Acquisition
Exhibit 12.2(e)          Form of Subsequent Closing Transfer Agreement

                                   SCHEDULES

Schedule 1.2             List of Management Owners; Allocation of Purchase Price
Schedule 1.6(a)          Applicable Friess Investors
Schedule 3.3(a)          Capital Stock of the Company
Schedule 3.3(b)          Claims Against Stockholders
Schedule 3.3(d)          Ownership of WY LLC Interests
Schedule 3.4(b)(i)       LLCs' Capitalization Pre Closing
Schedule 3.4(b)(ii)      LLCs' Capitalization Post Closing and Asset Transfers
Schedule 3.5             Approvals; Waivers
Schedule 3.6(a)          Real Property
Schedule 3.6(b)          Material Assets
Schedule 3.7(a)          Advisory Contracts; Assets Under Management
Schedule 3.7(f)          Existing Regulatory Relief
Schedule 3.8(a)          Financial Statements
Schedule 3.8(b)          Liabilities of the Friess Companies as of Base Balance
                         Sheet Date
Schedule 3.9(b)          Tax Returns
Schedule 3.10            Accounts Receivable
Schedule 3.11            Adverse Changes
Schedule 3.13            Banking Relations
Schedule 3.14            Intellectual Property
Schedule 3.15            Contracts
Schedule 3.16            Litigation
Schedule 3.17            Compliance with Laws
Schedule 3.18(b)         Employees Rendering Investment Management Services


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Schedule 3.19            Insurance
Schedule 3.23            Transactions with Interested Persons
Schedule 3.24            Employee Programs
Schedule 3.25(a)         Directors and Officers; Certain Employees; Good Health
Schedule 3.25(b)         Payments Due to Employees
Schedule 3.29(a)         Mutual Fund Agreements
Schedule 5.5             Conduct of Business
Schedule 5.16            Side Letters


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                               PURCHASE AGREEMENT

            This PURCHASE AGREEMENT (the "Agreement") is entered into as of August 28, 2001, by and among (i) Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), (ii) Friess Associates, Inc., a Delaware corporation ("FAI"), (iii) Friess Associates of Delaware, Inc., a Delaware corporation ("FAID" and, collectively with FAI, the "Friess Companies"), (iv) NCCF Support, Inc., a Georgia non-profit corporation ("NCCF"), and The Community Foundation of Jackson Hole, a Wyoming non-profit corporation ("CFJH" and, collectively with NCCF, the "Charities"), (v) Foster S. Friess ("FF") and Lynnette E. Friess ("LF"), in their capacity as holders of capital stock of FAI (collectively in such capacity, the "FAI Stockholders"), and (vi) FF and LF, in their capacity as holders of capital stock of FAID (collectively in such capacity, the "FAID Stockholders"; the FAI Stockholders and the FAID Stockholders, collectively, the "Stockholders").

                              W I T N E S S E T H:

            WHEREAS, the Friess Companies and the WY LLC (as defined below) are engaged in the business of providing Investment Management Services;

            WHEREAS, (i) the FAI Stockholders, own of record and beneficially all of the issued and outstanding capital stock of FAI, and (ii) the FAID Stockholders own of record and beneficially all of the issued and outstanding capital stock of FAID;

            WHEREAS, Friess Associates, LLC is a Delaware limited liability company (the "WY LLC") engaged in the business of providing Investment Management Services, a majority of the issued and outstanding membership interests in which (the "WY LLC Interests") are owned of record and beneficially by FAI, with all other issued and outstanding WY LLC Interests owned of record and beneficially collectively by the Management Owners (other than FF) and the Charities;

            WHEREAS, in connection with the transactions contemplated hereby, FAID has formed Friess Associates of Delaware, LLC, a Delaware limited liability company (the "DE LLC" and, collectively with the WY LLC, the "LLCs") a majority of the issued and outstanding membership interests in which (the "DE LLC Interests" and, collectively with the WY LLC Interests, the "LLC Interests") are owned of record and beneficially by FAID, with all other issued and outstanding DE LLC Interests owned of record and beneficially by FF;

            WHEREAS, on June 1, 2001, (i) FAI contributed substantially all of its assets and certain of its liabilities to the WY LLC and (ii) FAID contributed certain of its assets and liabilities to the WY LLC;

            WHEREAS, in connection with the Closing (as defined herein), FAID will contribute substantially all of its assets and certain of its liabilities to the DE LLC;

            WHEREAS, in connection with the transactions contemplated hereby, AMG has formed FA (WY) Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of AMG ("FA (WY) Acquisition"), and FA (DE) Acquisition Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMG ("FA (DE)
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Acquisition"), and on the terms and subject to the conditions set forth herein,
AMG has agreed to cause (i) FA (WY) Acquisition to purchase from FAI (A) at the Closing, certain of the WY LLC Interests owned by FAI and (B) at the Subsequent Closing, certain additional WY LLC Interests owned by FAI, (ii) FA (WY) Acquisition to purchase from the Charities at the Closing, all of the WY LLC Interests owned by the Charities, (iii) FA (DE) Acquisition to purchase from FAID (A) at the Closing, certain of the DE LLC Interests owned by FAID and (B) at the Subsequent Closing, certain additional DE LLC Interests owned by FAID, and (iv) FA (DE) Acquisition to purchase from FF at the Closing, all of the DE LLC Interests owned by FF;

            WHEREAS, on the terms and subject to the conditions set forth in that certain Management Owner Purchase Agreement of even date herewith (the "Management Owner Purchase Agreement"), AMG has agreed to cause FA (WY) Acquisition to purchase from the Management Owners (other than FF) at the Closing all of the WY LLC Interests owned by such Management Owners;

            WHEREAS, as a condition precedent to AMG's willingness to enter into this Agreement and consummate the transactions contemplated hereby, and as a material component of the sale of the Friess Companies' business provided for herein, (i) each of the Majority Management Owners has entered into an Employment Agreement with either the DE LLC and FA (DE) Acquisition, or the WY LLC and FA (WY) Acquisition, in each case dated as of the date hereof (collectively, the "Employment Agreements"), and (ii) each of the other Management Owners has entered into a Non-Solicitation/Non-Disclosure Agreement with either the DE LLC and FA (DE) Acquisition, or the WY LLC and FA (WY) Acquisition, in each case dated as of the date hereof (collectively, the "Non-Solicitation Agreements");

            WHEREAS, (i) FAID, each of the FAID Stockholders, and FA (DE) Acquisition have executed and delivered the Restated DE LLC Agreement, and (ii) FAI, each of the Management Owners and FA (WY) Acquisition have executed and delivered the Restated WY LLC Agreement, each such agreement to become effective as of (and subject to) the Closing;

            WHEREAS, to induce the other parties to enter into this Agreement, AMG, the Friess Companies, the Charities and the Stockholders have agreed to make certain representations, warranties and covenants as set forth herein. Capitalized terms used herein have the meanings given to such terms in Section
14.1 hereof.

            NOW, THEREFORE, in order to consummate the transactions contemplated hereby, and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


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SECTION 1. PURCHASE OF CERTAIN OF FAI'S WY LLC INTERESTS; AND CERTAIN OF FAID'S
           DE LLC INTERESTS; PURCHASE OF THE CHARITIES' WY LLC INTERESTS AND FF'S DE LLC INTERESTS.

            1.1 GENERAL. Upon the terms contained in this Agreement (including without limitation the conditions contained in Section 9), and on the basis of the representations, warranties and covenants herein set forth, AMG hereby agrees:

            (i) To cause FA (WY) Acquisition to purchase from FAI, and FAI hereby agrees to sell to FA (WY) Acquisition, at the Closing all of the WY LLC Interests owned by FAI (the "FAI WY LLC Purchase"), other than those LLC Points and the Capital Account (each as defined in the Restated WY LLC Agreement) associated therewith of the WY LLC that will be owned by FAI as of immediately following the Closing as set forth on Schedule A to the Restated WY LLC Agreement (such retained LLC Points and Capital Account being referred to hereinafter as the "Retained WY LLC Interest");

            (ii) To cause FA (WY) Acquisition to purchase from each Charity, and each Charity hereby agrees to sell to FA (WY) Acquisition, at the Closing all of the WY LLC Interests owned by such Charity (collectively, the "Charities WY LLC Purchase" and, collectively with the FAI WY LLC Purchase, the "WY LLC Purchase");

            (iii) To cause FA (DE) Acquisition to purchase from FAID, and FAID hereby agrees to sell to FA (DE) Acquisition, at the Closing all of the DE LLC Interests owned by FAID (the "FAID DE LLC Purchase"), other than those LLC Points and the Capital Account (each as defined in the Restated DE LLC Agreement) associated therewith of the DE LLC that will be owned by FAID as of immediately following the Closing as set forth on Schedule A to the Restated DE LLC Agreement (such retained LLC Points and Capital Account being referred to hereinafter as the "Retained DE LLC Interest" and, collectively with the Retained WY LLC Interest, the "Retained LLC Interests");

            (iv) To cause FA (DE) Acquisition to purchase from FF, and FF hereby agrees to sell to FA (DE) Acquisition, at the Closing all of the DE LLC Interests owned by FF (the "FF DE LLC Purchase" and, collectively with the FAID DE LLC Purchase, the "DE LLC Purchase"; the DE LLC Purchase, collectively with the WY LLC Purchase, the "Purchase").

            1.2 PURCHASE PRICE; DELIVERY OF LLC INTERESTS.

            (a) Upon the terms contained in this Agreement (including without limitation the conditions contained in Section 9), at the Closing:

            (i) AMG shall cause FA (WY) Acquisition to deliver by wire transfer to FAI (subject to Section 1.6 below) and the Charities, at bank accounts to be designated in writing by FAI to AMG at least two (2) business days prior to the Closing Date, an aggregate amount equal to the WY LLC Closing Purchase Price, in immediately available funds, in full consideration for the sale to AMG of (A) all of the WY LLC Interests owned by FAI (other than the Retained WY LLC Interest) and (B) all of the WY


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      LLC Interests owned by each of the Charities; the WY LLC Closing Purchase
      Price shall be paid to FAI and each of the Charities in the specific respective percentages set forth in SCHEDULE 1.2 hereto (PROVIDED that the amount to be paid to each Charity shall be reduced by 6/70ths of the aggregate expenses (including, without limitation, legal, accounting and investment banking fees) incurred by FAI and the Charities in connection with the transactions contemplated hereby (with such reduction amounts to be notified by FAI to AMG and the Charities in writing at least two (2) business days prior to the Closing Date), and the amount of each such reduction shall instead be paid directly to FAI in satisfaction of the Charities' obligations to FAI in respect of such expenses); and

            (ii) AMG shall cause FA (DE) Acquisition to deliver by wire transfer to FAID and FF (subject to Section 1.6 below), at bank accounts to be designated in writing by FAID to AMG at least two (2) business days prior to the Closing Date, an aggregate amount equal to the DE LLC Closing Purchase Price, in immediately available funds, in full consideration for the sale to AMG of (A) all of the DE LLC Interests owned by FAID (other than the Retained DE LLC Interest) and (B) all of the DE LLC Interests owned by FF; the DE LLC Closing Purchase Price shall be paid to FAID and FF in the specific respective amounts set forth in SCHEDULE 1.2 hereto;

            (b) If, as of the Closing, the WY LLC has received Consents with respect to Advisory Contracts having an aggregate Contract Value (as of the Closing) constituting less than one hundred percent (100%) of the Base Fees, then the payments delivered to FAI, each of the Charities, FAID and FF pursuant to Section 1.2(a) above will be reduced to an amount equal to the product of (i) the amount that would have otherwise been payable to FAI, each of the Charities and FAID at the Closing without regard to this Section 1.2(b) in accordance with the percentages set forth in SCHEDULE 1.2 hereto, multiplied by (ii) the Consenting Percentage (expressed as a decimal) (and the aggregate amounts of the WY LLC Closing Purchase Price and the DE LLC Closing Purchase Price will be commensurately reduced). The "Consenting Percentage" shall be equal to (i) the sum of the Contract Values as of the Closing for those Advisory Contracts with respect to which the WY LLC has received Consents from Clients, divided by (ii) the Base Fees; PROVIDED, HOWEVER, that Advisory Contracts with Related Clients shall be excluded from clause (i) of such calculation to the extent their aggregate Contract Values exceeds two hundred and seventy five million dollars ($275,000,000). The aggregate amount of any reduction to the WY LLC Closing Purchase Price and the DE LLC Closing Purchase Price pursuant to this Section 1.2(b) is hereinafter referred to as the "Reduction Amount."

            (c) Within ten (10) business days following the date which is forty-five (45) days after the Closing Date (the "Closing True-Up Date"), AMG hereby agrees to cause FA (WY) Acquisition and FA (DE) Acquisition to deliver by wire transfer, to the same Persons who received payments from them on the Closing Date pursuant to Section 1.2(a) hereof (with such aggregate payment to be made to such Persons in the same respective proportions as their respective receipt of the aggregate payments made on the Closing Date pursuant to Section 1.2(a) hereof, and to be paid to the same bank accounts used for the making of such Closing Date payments (except to the extent that any such Person shall have designated another bank account to AMG in writing at least two (2) business days prior to the Closing True-Up Date)), an


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aggregate amount equal to the Post-Closing True-Up Payment (if any); PROVIDED,
however, that the Post-Closing True-Up Payment shall in no event exceed the Reduction Amount. Promptly (and in any event within five (5) business days) following the Closing True-Up Date, FAI and FAID shall deliver to AMG (i) an UPDATED SCHEDULE 3.7 containing all of the information required by Section 3.7(a) (set forth as of the Closing True-Up Date instead of as of the Base Date) with respect to each of the Applicable Closing Excluded Contracts and (ii) the calculation of the Post-Closing True-Up Payment (if any) in reasonable detail, certified by FAI and FAID (which certification shall constitute a representation and warranty to AMG under this Agreement) as being true and correct and having attached thereto such evidence of the underlying information resulting in such Post-Closing True-Up Payment as is reasonably satisfactory to AMG.

            (d) At the Closing, upon the terms contained in this Agreement (including without limitation the conditions contained in Section 10), (i) FAI shall deliver to FA (WY) Acquisition all of the WY LLC Interests owned by FAI (other than the Retained WY LLC Interest, which is reflected on Schedule A to the Restated WY LLC Agreement), (ii) each Charity shall deliver to FA (WY) Acquisition all of the WY LLC Interests owned by such Charity, (iii) FAID shall deliver to FA (DE) Acquisition all of the DE LLC Interests owned by FAID (other than the Retained DE LLC Interest, which is reflected on Schedule A to the Restated DE LLC Agreement), and (iv) FF shall deliver to FA (WY) Acquisition all of the DE LLC Interests owned by FF, in each case including any certificates representing such interests duly endorsed for transfer to FA (WY) Acquisition or FA (DE) Acquisition or, if there are no certificates representing such interests, other customary written evidence of transfer, in either case in form and substance reasonably satisfactory to AMG and the Friess Companies, together with such other customary transfer documentation as AMG has reasonably requested.

            (e) Prior to the Closing Date, (i) AMG and FAI (on its own behalf and on behalf of the Charities) shall mutually agree upon a written allocation of the WY LLC Closing Purchase Price among the assets and liabilities of the WY LLC (the "WY LLC Purchase Price Allocation") and (ii) AMG and FAID (on its own behalf and on behalf of FF) shall mutually agree upon a written allocation of the DE LLC Closing Purchase Price among the assets and liabilities of FAID that will be contributed by FAID to the DE LLC in connection with the Closing (the "DE LLC Purchase Price Allocation" and, collectively with the WY LLC Purchase Price Allocation, the "Purchase Price Allocation"). Each of the WY LLC Purchase Price Allocation and the DE LLC Purchase Price Allocation will be made in accordance with applicable federal income tax law and any analogous provision of foreign, state or local law. Each of AMG, FAI, FAID, the Charities and the Stockholders agrees to file all Tax Returns and make all other necessary filings consistent with the Purchase Price Allocation. The portion of any Post-Closing True-Up Payment that relates to the WY LLC Closing Purchase Price will be allocated in the manner provided for in the WY LLC Purchase Price Allocation, and the portion of any Post-Closing True-Up Payment that relates to the DE LLC Closing Purchase Price will be allocated in the manner provided for in the DE LLC Purchase Price Allocation.

            1.3 TIME AND PLACE OF CLOSING. The closing of the Purchase (the "Closing") shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 10:00 a.m. local time on the date of the Closing (the "Closing Date"), which shall be the last day of the calendar month in which each of the conditions set forth in Sections 9 (other than Section 9.11) and 10 (other than Section 10.4) hereof was fulfilled or waived at least two (2) business days prior thereto (or, if such last day is not a business day, on the next succeeding business day), or at such other place or time as may be mutually agreed upon in writing by AMG and the Friess Companies.

            1.4 FURTHER ASSURANCES. The Friess Companies, the Stockholders and the Charities shall, from time to time after the Closing, at the reasonable request of AMG and without further consideration, execute and deliver further customary instruments of transfer and assignment and take such other customary actions as AMG reasonably requests to fully implement the provisions of this Agreement.

            1.5 TRANSFER TAXES. All transfer taxes, fees and duties under applicable law incurred in connection with the Purchase will be borne and paid by the Friess Companies, and the Friess Companies shall promptly reimburse the LLCs, AMG, FA (WY) Acquisition and FA (DE) Acquisition for any such tax, fee or duty which any of them is required to pay under applicable law.

            1.6 CONTINUATION OF EXISTING FRIESS INVESTMENTS; INVESTMENT OF TRANSACTION PROCEEDS.

            (a) FAI, FAID and the Stockholders jointly and severally represent and warrant (for the benefit of AMG) that, as of the date of this Agreement, FAI, FAID, FF and those other Persons identified on SCHEDULE 1.6(a) hereto (collectively, the "Applicable Friess Investors") have in the aggregate one hundred and twenty million dollars ($120,000,000) of their own funds invested in the Mutual Funds sponsored and managed by the WY LLC (such invested funds, together with all appreciation/depreciation, capital gains/losses, dividends, interest and other earnings thereon from and after the date hereof (other than any such capital gains, dividends or interest withdrawn from the Mutual Funds by the Applicable Friess Investors to the extent of Tax liabilities incurred by them in respect of the realization of such capital gains, dividends or interest, to the extent permitted by Section 1.6(c) below, calculated based upon the assumption that such Applicable Friess Investor (or, in the case of any S-Corporation or entity treated as a partnership for tax purposes, the majority owners of such S-Corporation or entity) is subject to the highest marginal federal, state and local income tax rate in the jurisdiction of his principal residence or domicile for tax purposes (any such withdrawal, a "Tax Withdrawal")), the "Applicable Existing Invested Funds") (with each Friess Investor owning as of the date hereof that amount of Applicable Existing Invested Funds set forth opposite such Friess Investor's name on SCHEDULE 1.6(a) hereto).

            (b) FAI, FAID and the Stockholders jointly and severally covenant and agree (for the benefit of AMG) that, at the Closing, FAI, FAID and the Stockholders in the aggregate shall invest an additional one hundred and fifty five million dollars ($155,000,000) in the Mutual Funds sponsored and managed by the WY LLC (i) out of that portion of the Closing Purchase Price payable to them at the Closing, and (ii) to the extent such portion of the Closing Purchase Price payable to them at the Closing is in the aggregate insufficient to make the entirety of such investment at the Closing, then out of other funds available to them (such funds to be invested by

FAI, FAID and the Stockholders at the Closing, together with all appreciation/depreciation, capital gains/losses, dividends, interest and other earnings thereon from and after the Closing (other than any Tax Withdrawals, the "APPLICABLE INVESTED FUNDS"); each of FAI, FAID and the Stockholders hereby authorizes and instructs AMG to cause FA (WY) Acquisition and FA (DE) Acquisition (as applicable) to deliver directly by wire transfer for the benefit of such Applicable Friess Investor, to Mutual Fund accounts to be designated in writing by FAI to AMG at least two (2) business days prior to the Closing Date (and in lieu of delivering such funds to FAI, FAID and FF as otherwise provided in Section 1.2(a) above), that portion of the WY LLC Closing Purchase Price or DE LLC Closing Purchase Price (as applicable) constituting such Applicable Friess Investor's portion of the Applicable New Invested Funds to be invested in the Mutual Funds sponsored and managed by the WY LLC at the Closing (up to the entirety of that portion of the Closing Purchase Price in the aggregate payable to FAI, FAID and FF at the Closing).

            (c) From and after the date hereof until the tenth (10th) anniversary of the Closing (the "Applicable Investment Period"), FAI, FAID and the Stockholders each agree (for the benefit of AMG) that none of FAI, FAID or the Stockholders shall redeem, withdraw or otherwise remove any of the Applicable Invested Funds owned by such Person (and, for the avoidance of doubt, all appreciation/depreciation, capital gains/losses, dividends, interest and other earnings on the initial amount of the Applicable Invested Funds also shall constitute Applicable Invested Funds hereunder) from the Mutual Funds sponsored and managed by the WY LLC or permit to occur a redemption, withdrawal or other removal of any Applicable Invested Funds from the Mutual Funds sponsored and managed by the WY LLC by any other Applicable Friess Investor, and FAI, FAID and the Stockholders shall at all times during the Applicable Investment Period cause the Applicable Invested Funds to remain invested in the Mutual Funds sponsored and managed by the WY LLC, PROVIDED that transfers of funds among the Mutual Funds sponsored and managed by the WY LLC shall be permitted to be made by the Friess Investors; and PROVIDED, FURTHER, that, in the event that any Mutual Fund in which Applicable Invested Funds are invested ceases to be a Mutual Fund sponsored and managed by the WY LLC, then unless otherwise consented to in writing by AMG at the time such Mutual Fund ceases to be sponsored and managed by the WY LLC, all Applicable Invested Funds invested in such Mutual Fund shall be transferred by the Applicable Friess Investors to one or more other Mutual Funds that continue to be sponsored and managed by the WY LLC; PROVIDED, HOWEVER, that the sole consequence under this Agreement or otherwise if any or all of the Applicable Invested Funds are nonetheless redeemed, withdrawn or otherwise removed after the Closing by the Applicable Friess Investor shall be as provided in Section 1.6(d) below.

            (d) FAI, FAID and the Stockholders jointly and severally covenant and agree (for the benefit of AMG) that, in the event that at any time during the Applicable Investment Period (and, for the avoidance of doubt, the amount of time elapsed during the Applicable Investment Period shall have no bearing on the following calculations) and for any reason, any of the Applicable Invested Funds are redeemed, withdrawn or otherwise removed from the Mutual Funds sponsored and managed by the WY LLC (other than pursuant to a transfer of such Applicable Invested Funds to another Mutual Fund sponsored and managed by the WY
LLC), promptly (and in any event within two (2) business days) following such redemption, withdrawal or other removal of such Applicable Invested Funds, FAI, FAID and the Stockholders shall pay to AMG, by wire transfer of immediately available funds to a bank account designated in writing by AMG to FAI, an amount equal to the product of (i) the Applicable Price Component, multiplied by (ii) a fraction, the numerator of which is the amount of Applicable Invested Funds so redeemed, withdrawn or otherwise removed, and the denominator of which is the amount of Applicable Invested Funds invested in the Mutual Funds sponsored and managed by the WY LLC as of immediately prior to such redemption, withdrawal or other removal of Applicable Invested Funds. The "Applicable Price Component" shall be an amount equal to the sum of (i) $9,379,219, plus (ii) from and after the Subsequent Purchase Closing, that portion of the Subsequent Purchase Price paid in respect of the Applicable Invested Funds. For the avoidance of doubt, no AMG Indemnified Party shall have any right of setoff against Applicable Invested Funds with respect to indemnification claims such AMG Indemnified Party may have pursuant to Section 13 of this Agreement.

SECTION 2. CONTRIBUTIONS OF ASSETS AND RESTATEMENT OF LLC AGREEMENTS.

            2.1 DE LLC ASSET TRANSFER. On the business day immediately prior to the Closing Date, FAID and the DE LLC shall, and the FAID Stockholders shall cause them to, enter into the DE LLC Asset Transfer Agreement in the form attached hereto as EXHIBIT 2.1 (the "DE LLC Asset Transfer Agreement"), as well as each of the other agreements, documents and instruments contemplated thereby. Prior to the commencement of business on the Closing Date, FAID and the DE LLC shall, and the FAID Stockholders shall cause them to, perform each of the transactions contemplated by the DE LLC Asset Transfer Agreement as well as each of the other agreements, documents and instruments contemplated thereby (the "DE LLC Asset Transfer").

            2.2 WY LLC ASSET TRANSFER. FAI, FAID and the Stockholders covenant to AMG and agree that (i) as of June 1, 2001, FAI and the WY LLC entered into the Amended and Restated FAI-WY LLC Asset Transfer Agreement, as amended by Amendment No. 1 thereto dated as of the date hereof, each of which is attached hereto as EXHIBIT 2.2A (the "FAI-WY LLC Asset Transfer Agreement"), as well as each of the other agreements, documents and instruments attached thereto, and
(ii) as of June 1, 2001, FAID and the WY LLC entered into the FAID-WY LLC Asset Transfer Agreement attached hereto as EXHIBIT 2.2B (the "FAID-WY LLC Asset Transfer Agreement" and, collectively with the FAI-WY LLC Asset Transfer Agreement, the "WY LLC Asset Transfer Agreements"; the WY LLC Asset Transfer Agreements, collectively with the DE LLC Asset Transfer Agreement, the "Asset Transfer Agreements"), as well as each of the other agreements, documents and instruments attached thereto, (iii) prior to the commencement of business on June 1, 2001, FAI, FAID and the WY LLC performed each of the transactions contemplated by the FAI-WY LLC Asset Transfer Agreement and the FAID-WY LLC Asset Transfer Agreement (as applicable), as well as each of the other agreements, documents and instruments contemplated thereby (the "WY LLC Asset Transfer" and, collectively with the DE LLC Asset Transfer, the "Asset Transfers"), and (iii) each of the FAI-WY LLC Asset Transfer Agreement and the FAID-WY LLC Asset Transfer Agreement remains in full force and effect as of the date of this Agreement and as of the Closing, has not been materially breached by any party thereto as of either such date, no provision thereof has been amended, waived or otherwise modified as of either such date from the form in which such agreement was originally entered into as of June 1, 2001 (except for the amendment thereto described in clause (i) of this sentence), and no additional documents or instruments have been executed in connection therewith without the written consent of AMG.

            2.3 CHARITABLE CONTRIBUTIONS. FAI, FAID and the Stockholders covenant to AMG and agree that, on June 1, 2001, (a) FAI assigned (i) LLC Interests representing six percent (6%) of the issued and outstanding LLC Interests in the WY LLC to CFJH and (ii) LLC Interests representing two percent (2%) of the issued and outstanding LLC Interests in the WY LLC to NCCF and (b) FAID assigned LLC Interests representing four percent (4%) of the issued and outstanding LLC Interests in the WY LLC (representing FAID's entire interest in the WY LLC) to NCCF.

            2.4 RESTATED LLC AGREEMENTS. The parties hereto agree that (i) the Amended and Restated Limited Liability Company Agreement of the WY LLC (the "Restated WY LLC Agreement"), executed and delivered as of the date hereof by FAI, each of the FAI Stockholders and FA (WY) Acquisition, and (ii) the Amended and Restated Limited Liability Company Agreement of the DE LLC (the "Restated DE LLC Agreement" and, collectively with the Restated WY LLC Agreement, the "Restated LLC Agreements"), executed and delivered as of the date hereof by FAID, each of the FAID Stockholders and FA (DE) Acquisition, each shall become effective as of the Closing.

SECTION 3. JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE FRIESS
           COMPANIES AND THE STOCKHOLDERS.

            3.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to AMG to enter into this Agreement and consummate the transactions contemplated hereby, the Friess Companies and the Stockholders, jointly and severally, hereby make to AMG, as of the date hereof and as of the Closing Date, the representations and warranties contained in this Section 3. From and after the Closing, none of the Friess Companies, the Charities nor any Stockholder shall have any right of indemnity or contribution from either of the LLCs (or any other rights against either of the LLCs) with respect to any breach of a representation or warranty hereunder.

            3.2 ORGANIZATION AND QUALIFICATION OF THE FRIESS COMPANIES AND THE LLCS.

            (a) FAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of FAI's Articles of Incorporation, as amended to date (the "FAI Articles of Incorporation"), certified by the Department of State of the State of Delaware, and of FAI's by-laws, as amended to date, certified by FAI's Secretary, and heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. FAI is not in violation of any term of its FAI Articles of

Incorporation or by-laws. FAID is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of FAID's Articles of Incorporation, as amended to date (the "FAID Articles of Incorporation" and, collectively with the FAI Articles of Incorporation, the "Articles of Incorporation"), certified by the Department of State of the State of Delaware, and of FAID's by-laws, as amended to date, certified by FAID's Secretary, and heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. FAID is not in violation of any term of its FAID Articles of Incorporation or by-laws. Each of the Friess Companies is duly qualified or licensed to conduct business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on the Friess Companies, the LLCs or AMG. FAI was incorporated in 1980 and FAID was incorporated in 1992.

            (b) The WY LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority under the Delaware Limited Liability Company Act, , 6 Del.
C. ss.18-101, ET SEQ., as amended from time to time (the "Delaware Act") and the Existing WY LLC Agreement (and, after the effectiveness of the Restated WY LLC Agreement, the Restated WY LLC Agreement) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. FF and LF are Directors of the WY LLC (as defined in the Existing WY LLC Agreement) and managers of the WY LLC (within the meaning of the Delaware
Act). The copy of the Existing WY LLC Agreement, certified by FF in his capacity as a Director of the WY LLC, and the WY LLC's Certificate of Formation, as amended to date (the "Existing WY Certificate of Formation"), certified by the Secretary of State of the State of Delaware, each as heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. The WY LLC is not in material violation of any term of the Existing WY LLC Agreement. The WY LLC is duly qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the ownership or leasing of its properties or the conduct of its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted requires such qualification, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on the Friess Companies, the LLCs or AMG. Complete and correct copies of each of the executed documents pursuant to which any of the Friess Companies, the Charities or the Management Owners obtained any ownership interests in the WY LLC have been heretofore delivered to AMG by the Friess Companies, and no amendments thereto are pending.

            (c) The DE LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority under the Delaware Act and the Existing DE LLC Agreement (and, after the effectiveness of the Restated DE LLC Agreement, the Restated DE LLC Agreement) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted (including without limitation, after giving effect to the Closing and the DE LLC Asset Transfer, the business currently conducted by FAID). FF and LF are Directors of the DE LLC (as defined in the Existing DE LLC Agreement) and managers of the DE LLC (within the meaning of the Delaware Act). The copy of the Existing DE LLC Agreement, certified by FF in his capacity as a Director of the DE LLC, and the DE LLC's Certificate of Formation, as amended to date (the "Existing DE Certificate of Formation"), certified by the Secretary of State of the State of Delaware, each as heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. The DE LLC is not in material violation of any term of the Existing DE LLC Agreement. The DE LLC is duly qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the ownership or leasing of its properties or the conduct of its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted (including without limitation, after giving effect to the Closing and the DE LLC, the business currently conducted by FAID) requires such qualification, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on the Friess Companies, the LLCs or AMG.

            3.3 CAPITAL STOCK OF FAI AND FAID.

            (a) The authorized capital stock of FAI ("FAI Shares") consists exclusively of (i) 1,000 shares of FAI Class A Series 1 Common Stock, no par value, of which 1,000 shares are outstanding, and all of such outstanding shares are duly and validly authorized, issued and outstanding and are fully paid and non-assessable, and (ii) 1,000 shares of FAI Class A Series 2 Common Stock, no par value, of which no shares are outstanding. The outstanding FAI Shares are owned exclusively by the FAI Stockholders in the respective amounts set forth on
SCHEDULE 1.2 hereto. The authorized capital stock of FAID ("FAID Shares") consists exclusively of (i) 1,500 shares of FAID Common Stock, no par value, of which 1,500 shares are outstanding, and all of such outstanding shares are duly and validly authorized, issued and outstanding and are fully paid and non-assessable. The outstanding FAID Shares are owned exclusively by the FAID Stockholders in the respective amounts set forth on SCHEDULE 1.2 hereto. Except as set forth in SCHEDULE 3.3(a) hereto, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of FAI or FAID. None of FAI's or FAID's capital stock has been issued in violation of any Laws and Regulations. Except as set forth in SCHEDULE 3.3(a) hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of (i) the FAI Shares to which FAI or any of the FAI Stockholders is a party or (ii) the FAID Shares to which FAID or any of the FAID Stockholders is a party. None of the Stockholders or the Charities has any right of appraisal with respect to FAI's or FAID's capital stock or assets (including without limitation their ownership interests in the WY LLC and the DE LLC), or the assets of either LLC, by reason of the transactions contemplated by this Agreement. Neither FAI, FAID nor either LLC has any outstanding debt securities.

            (b) Each FAI Stockholder owns of record and beneficially the FAI Shares set forth opposite such FAI Stockholder's name on SCHEDULE 1.2 hereto, free and clear of any Claims except as reflected in SCHEDULE 3.3(b) hereto, and such shares are the only shares of capital stock of FAI held by such FAI Stockholder or with respect to which such FAI Stockholder has any rights.

            (c) Each FAID Stockholder owns of record and beneficially the FAID Shares set forth opposite such FAID Stockholder's name on SCHEDULE 1.2 hereto, free and clear of any Claims except as reflected in SCHEDULE 3.3(b) hereto, and such shares are the only shares of capital stock of FAID held by such FAID Stockholder or with respect to which such FAID Stockholder has any rights.

            (d) (i) FAI owns of record and beneficially the portion of the outstanding WY LLC Interests set forth on SCHEDULE 3.3(d) hereto, free and clear of any Claims, (ii) the Charities own of record and beneficially the portion of the outstanding WY LLC Interests set forth on SCHEDULE 3.3(d) hereto, free and clear of any Claims, and (iii) the Management Owners (other than FF) own of record and beneficially the portion of the outstanding WY LLC Interests set forth on SCHEDULE 3.3(d) hereto, free and clear of any Claims (other than, in the case of (i), (ii) and (iii), Claims arising under this Agreement, the Existing WY LLC Agreement and the Restated WY LLC Agreement, in the case of
(ii), Claims arising under the Existing Charity Assignment Agreements, and in the case of (iii), Claims arising under the documentation pursuant to which such Management Owners purchased their WY LLC Interests), and such LLC Interests are the only membership or other ownership interests held by any of the Friess Companies, the Charities, the Stockholders and the Management Owners in either LLC (other than the interests of FAID and FF in the DE LLC described in paragraph (e) below). At the Closing (i) FAI will transfer, sell and deliver to FA (WY) Acquisition good and marketable title to all of the WY LLC Interests owned by FAI (other than the Retained WY LLC Interest), free and clear of any Claims (other than Claims arising under the Restated WY LLC Agreement) and (ii) each Charity will transfer, sell and deliver to FA (WY) Acquisition good and marketable title to the WY LLC Interests owned by such Charity, free and clear of any Claims (other than Claims arising under the Restated WY LLC Agreement). The WY LLC Interests transferred to FA (WY) Acquisition by FAI, the Charities and the Management Owners will constitute all of the issued and outstanding ownership interests in the WY LLC as of the Closing (other than the Retained WY LLC Interest owned by FAI).

            (e) (i) FAID owns of record and beneficially 99% of the outstanding DE LLC Interests, free and clear of any Claims, and (ii) FF owns of record and beneficially 1% of the outstanding DE LLC Interests, free and clear of any Claims (other than, in the case of (i) and (ii), Claims arising under this Agreement, the Existing DE LLC Agreement and the Restated DE LLC Agreement), and such LLC Interests are the only membership or other ownership interests held by FAID or FF in either LLC. At the Closing (i) FAID will transfer, sell and deliver to FA (DE) Acquisition good and marketable title to all of the DE LLC Interests owned by FAID (other than the Retained DE LLC Interest), free and clear of any Claims (other than Claims arising under the Restated DE LLC Agreement), and (ii) FF will transfer, sell and deliver to FA (DE) Acquisition good and marketable title to the DE LLC Interests owned by FF, free and clear of any Claims (other than Claims arising under the Restated DE LLC Agreement), and the DE LLC Interests transferred to FA (WY) Acquisition by FAID and FF will constitute all of the issued and outstanding ownership interests in the DE LLC as of the Closing (other than the Retained DE LLC Interest owned by FAID).

            3.4 SUBSIDIARIES.

            (a) Other than their respective interests in the LLCs, neither FAI nor FAID has, nor has either of them ever had, any subsidiaries, debt or equity investments or other ownership interests, direct or indirect, in any other Person, except for cash and cash-equivalents. Neither of the LLCs has any subsidiaries, debt or equity investments or other ownership interests in any other Person.

            (b) FAI, the Charities and the Management Owners (other than FF) are the sole members of the WY LLC, and the capitalization of the WY LLC (with respect to capital accounts and interests in profits) is as set forth in the Existing WY LLC Agreement, a true and complete copy of which is attached as
SCHEDULE 3.4(b)(i) hereto, with such interests owned beneficially and of record by FAI, the Charities and the Management Owners (other than FF) as set forth in such agreement, free and clear of any Claims other than the restrictions imposed pursuant to this Agreement, the Existing WY LLC Agreement and the Restated WY LLC Agreement. FAID and FF are the sole members of the DE LLC, and the capitalization of the DE LLC (with respect to capital accounts and interests in profits) is as set forth in the Existing DE LLC Agreement, a true and complete copy of which is attached as SCHEDULE 3.4(b)(i) hereto, with such interests owned beneficially and of record by FAID and FF as set forth in such Schedule, free and clear of any Claims other than the restrictions imposed pursuant to this Agreement, the Existing DE LLC Agreement and the Restated DE LLC Agreement. After giving effect to the Closing and the effectiveness of the Restated LLC Agreements, the capitalization of each of the LLCs will be as set forth in
SCHEDULE 3.4(b)(ii) hereto, with all such interests owned of record and beneficially by the Persons and in the amounts indicated in SCHEDULE 3.4(b)(ii), free and clear of any Claims other than restrictions imposed pursuant to the relevant Restated LLC Agreement (or, in the case of the interests of the Manager Member (as defined in the Restated LLC Agreements), restrictions created by
AMG). All outstanding interests in each of the LLCs have been duly authorized and issued under the Existing LLC Agreements and, after giving effect to the effectiveness of the Restated LLC Agreements, the Restated LLC Agreements. After giving effect to the Closing and the restatement of the Existing LLC Agreements into the Restated LLC Agreements, (i) FA (WY) Acquisition will be the sole Manager Member (as such term is defined in the Restated WY LLC Agreement) and manager (as such term is defined in the Delaware Act) of the WY LLC, and FA (WY) Acquisition will have good and marketable title to its interests in the WY LLC as shown in SCHEDULE 3.4(b)(ii), free and clear of any Claims other than the restrictions imposed pursuant to this Agreement and the Restated WY LLC Agreement, and, (ii) FA (DE) Acquisition will be the sole Manager Member (as such term is defined in the Restated DE LLC Agreement) and manager (as such term is defined in the Delaware Act) of the DE LLC, and FA (DE) Acquisition will have good and marketable title to its interests in the DE LLC as shown in SCHEDULE 3.4(b)(ii), free and clear of any Claims other than the restrictions imposed pursuant to this Agreement and the Restated DE LLC Agreement. Except as set forth in this Agreement, the Management Owner Purchase Agreement or the Restated LLC Agreements, there are no rights, commitments, agreements or understandings obligating or which might obligate either of the LLCs or any of their respective members (including, without limitation, FAI, FAID, the Charities, FF, FA (WY) Acquisition or FA (DE) Acquisition) to issue, transfer, sell or redeem any securities or interests in either of the LLCs (except for any such rights, commitments, agreements or understandings created by AMG, and except as set forth in the Existing Charity Assignment Agreements and the documentation pursuant to which the Management Owners (other than FF) purchased their WY LLC Interests). Except as set forth in SCHEDULE 3.3(a) hereto or in the Existing LLC Agreements or the Restated LLC Agreements, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in either of the LLCs to which FAI, FAID, either of the Charities, either of the LLCs, any of the Stockholders or any of the Management Owners is a party.

            (c) The WY LLC Asset Transfer did not result in an "assignment" (as such term is used in the Investment Company Act and the Advisers Act, as applicable) of any of the Advisory Contracts transferred to the WY LLC as a result of the application of Rule 2a-6 under the Investment Company Act and Rule 202(a)(1)-1 under the Advisers Act (as applicable).

            3.5 AUTHORITY.

            (a) Each of FAI, FAID, the Charities and the Stockholders has full right, authority and power (or, in the case of the Stockholders, capacity) to enter into this Agreement and each agreement, document and instrument executed and delivered, or to be executed and delivered, by such Person pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each of FAI, FAID, the Charities and the Stockholders of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of (or on the part of) such Person, and no other action on the part of any such Person is required in connection therewith. This Agreement and each of the other Transaction Documents executed and delivered by FAI, FAID, the Charities and/or any of the Stockholders pursuant to, or as contemplated by, this Agreement constitutes, or when executed and delivered will constitute, a valid and binding obligation of each such Person who is a party hereto or thereto (as applicable), enforceable against each such Person in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors' rights generally. The execution, delivery and performance by FAI, FAID, each of the Charities and each of the Stockholders of this Agreement and each other Transaction Document to which any such Person is a party and the consummation of the transactions contemplated hereby and thereby:

            (i) does not and will not violate any provision of the Articles of Incorporation or by-laws of FAI or FAID, each as amended to date;

            (ii) does not and will not violate any Laws and Regulations applicable to FAI, FAID, either of the Charities or any of the Stockholders or by which any of their assets are bound, or require FAI, FAID, either of the Charities or any of the Stockholders to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified in SCHEDULE 3.5 hereto, which approvals, consents and waivers identified in such Schedule will, when obtained and as of the Closing, conform in all material respects to, and otherwise satisfy in all material respects, all contractual requirements and all Laws and Regulations applicable thereto; and

            (iii) except as reflected in SCHEDULE 3.5 hereto, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which FAI, FAID, either of the Charities, any of the Stockholders or, to the Knowledge of the Friess Companies, any other Stockholder is a party or by which the property of any of them is bound or affected, or result in the creation or imposition of any Person's interest in either of the Friess Companies or the LLCs (including without limitation the FAI Shares, the FAID Shares and the LLC Interests) or any material claim on any of their respective other assets;

PROVIDED, HOWEVER, that the representations in clauses (ii) and (iii) shall not apply to Advisory Contracts to the extent that receipt of consents from a party to such agreement (or the execution and delivery of a new Advisory Contract) is required under the Investment Company Act or the Advisers Act (as applicable) and is separately provided for in Section 5.2 hereof.

            (b) The WY LLC has full right, authority and power under the Existing WY LLC Agreement and the Delaware Act (and, after the effectiveness of its Restated WY LLC Agreement, under the Restated WY LLC Agreement and the Delaware Act) to enter into each agreement, document and instrument executed and delivered, or to be executed and delivered, by it pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The DE LLC has full right, authority and power under the Existing DE LLC Agreement and the Delaware Act (and, after the effectiveness of its Restated DE LLC Agreement, under its Restated DE LLC Agreement and the Delaware Act) to enter into each agreement, document and instrument executed and delivered, or to be executed and delivered, by it pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the LLCs of each such agreement, document and instrument has been duly authorized by all necessary action of each of the LLCs and the members thereof, and no other action on the part of either of the LLCs, FAI, FAID or any other member of either of the LLCs is required in connection therewith (except for the execution and delivery of the Restated LLC Agreements as contemplated hereby). Each agreement, document and instrument executed and delivered by each of the LLCs pursuant to, or as contemplated by, this Agreement constitutes, or when executed and delivered will constitute, a valid and binding obligation of each of the LLCs, enforceable against it in accordance with its terms. The execution, delivery and performance by each of the LLCs of each such agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby:

            (i) do not and will not violate any provision of its Existing LLC Agreement or its Restated LLC Agreement;

            (ii) do not and will not violate any Laws and Regulations applicable to either LLC or require either LLC to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified in SCHEDULE 3.5 hereto; and

            (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which either of the LLCs is a party or by which the property of either of the LLCs is bound or affected, or result in the creation or imposition of any Claim on any Person's interests in either of the LLCs or any material Claim on either of the LLCs' assets;

PROVIDED, HOWEVER, that the representations in clauses (ii) and (iii) shall not apply to Advisory Contracts to the extent that receipt of consents from a party to such agreement (or the execution and delivery of a new Advisory Contract) is required under the Investment Company Act or the Advisers Act (as applicable) and is separately provided for in Section 5.2 hereof.

            3.6 REAL AND PERSONAL PROPERTY.

            (a) (i) None of the Friess Companies or the LLCs owns any real property. All of the real property leased by either of the Friess Companies or the LLCs is identified in SCHEDULE 3.6(a) hereto (herein referred to as the "Real Property").

            (ii) All leases of Real Property by either of the Friess Companies or the LLCs are identified in SCHEDULE 3.6(a), and true and complete copies thereof have been delivered to AMG. Each of said leases has been duly authorized and executed by the parties thereto and is in full force and effect. None of the Friess Companies or the LLCs is in material default under any of said leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default. To the Knowledge of the Friess Companies, each other party to each of said leases is not in material default under any of said leases and there is no event which, with the giving of notice or the passage of time, or both, would give rise to such a material default. Subject to receipt of any requisite consent(s) to assignment identified on
      SCHEDULE 3.5, after giving effect to the Closing and the DE LLC Asset Transfer, each lease identified in SCHEDULE 3.6(a) will be valid and effective in accordance with its terms, with the DE LLC or the WY LLC having succeeded to all the rights and obligations of the Friess Companies thereunder (and the WY LLC having retained all of its rights and obligations under the leases to which it currently is a party).

            (b) Attached hereto as SCHEDULE 3.6(b) is a list, organized by category, of the material assets of the Friess Companies and the LLCs (including without limitation Intellectual Property, if any, as such term is defined in
Section 3.14 hereof). Except as set forth in SCHEDULE 3.6(b) hereto, as of the date hereof, the Friess Companies and the LLCs own all of their assets free and clear of any Claims. All of the assets listed in schedules to the DE LLC Asset Transfer Agreement are being transferred to the DE LLC in the DE LLC Asset Transfer and, after giving effect to such transfers, the DE LLC will own all of such assets free and clear of any Claims. The assets listed in SCHEDULE 3.6(b) hereto (i) include all the material assets used in, and all the material assets necessary for, the conduct of the business of the Friess Companies and the LLCs as currently conducted and all the material assets which the LLCs can reasonably be expected to require for the conduct of such business immediately following the Closing and the DE LLC

Asset Transfer, (ii) such assets are suitable and in an appropriate condition for such purpose, and (iii) as of immediately following the Closing, one of the LLCs will own each of such assets free and clear of any Claims (except for Claims set forth in SCHEDULE 3.6(b)).

            3.7 ASSETS UNDER MANAGEMENT.

            (a) The aggregate assets under management by the Friess Companies and the LLCs as of August 23, 2001 (the "Base Date") are accurately set forth in
SCHEDULE 3.7(a) hereto. Set forth in SCHEDULE 3.7(a) is a list as of the Base Date of all Advisory Contracts, setting forth with respect to each such Advisory
Contract:

            (i) the name of the Client under such Advisory Contract, indicating
      (A) any such Client that is a Friess Company, a Stockholder or a Charity, an Affiliate of a Friess Companies, a Stockholder or a Charity, or a director, officer, employee or Immediate Family member of any of the foregoing (or a trust or collective investment vehicle in which any of the foregoing is a holder of a beneficial interest), and (B) in the case of any Client that is a Mutual Fund or other collective investment vehicle, any of the foregoing Persons described in clause (A) that had an investment in such Client as of the Base Date (indicating the amount of such investment) (any Person described in clause (A) or (B), a "Related Client");

            (ii) the state (or, if such Client is not a U.S. citizen, the country) of which such Client is a citizen or resident (in the case of individuals) or domiciled (in the case of entities);

            (iii) the amount of assets under management pursuant to such Advisory Contract at the Base Date, and the nature of the Investment Management Services provided (i.e., discretionary or non-discretionary);

            (iv) the fee schedule in effect with respect to such Advisory Contract (including identification of any applicable sub-components of such fees, e.g., investment management fees, fees for any other fiduciary services, etc., as applicable), and a description of any fees payable by the underlying Client in connection with Investment Management Services (or other services) provided by the Friess Companies or the LLCs other than pursuant to such Advisory Contract;

            (v) in the case of the making of this representation and warranty as of the Closing Date and for purposes of the delivery of an UPDATED
      SCHEDULE 3.7 (but not for purposes of the making of this representation and warranty as of the date of this Agreement), (A) a description of any material fee changes (including without limitation any caps, waivers, offsets or reimbursements) under such Advisory Contract and (B) a description of any material changes in the amount of assets in any Client's account as a result of deposits (including without limitation reinvestments of dividends and distributions) or withdrawals made by such Client (or, in the case of any Clients that are collective investment vehicles, deposits or withdrawals made in such vehicle), in each case from the Base Date to the Closing Date or the date of the UPDATED SCHEDULE 3.7 (as applicable), and a description of any such changes proposed or otherwise expected to be instituted as of such date (it being understood and agreed that, solely for purposes of this clause (v), net deposits or withdrawals with respect to any one Client account (or, in the case of Clients that are collective investment vehicles, investors therein) in the aggregate in excess of $100,000 shall be deemed material);

            (vi) the manner of (A) consent required for the "assignment" (or deemed assignment) under applicable Laws and Regulations by the WY LLC of such Advisory Contract in connection with the transactions contemplated hereby, for those Advisory Contracts which will be assigned (or deemed assigned) in connection with such transactions (which contracts are so identified), or (B) approval required for the execution and delivery of a new Advisory Contract between the WY LLC and such Client (for those Advisory Contracts that will terminate as a result of, or otherwise be replaced in connection with, the transactions contemplated hereby, including without limitation each of the New Advisory Contracts), in each case so that any such consent or approval (as applicable) will be duly and validly obtained in accordance with all applicable Laws and Regulations and the terms of any contracts, agreements and other instruments relating thereto; and

            (vii) the identity of which of the Friess Companies, the WY LLC, and/or any of the Stockholders (if applicable), are parties to such Advisory Contract.

As of the date hereof, except as set forth in SCHEDULE 3.7(a) and expressly described thereon, there are no contracts, agreements, arrangements or understandings pursuant to which either of the Friess Companies or the LLCs or any of the Stockholders has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Clients set forth in SCHEDULE 3.7(a) or pursuant to any of the contracts set forth in SCHEDULE 3.7(a). As of the date hereof, except as is set forth in SCHEDULE 3.7(a) hereto, no Client of either of the Friess Companies or the LLCs (or, in the case of any Clients that are collective investment vehicles, underlying investors therein, as applicable) has expressed to either of the Friess Companies or the LLCs or any of the Stockholders an intention to terminate or reduce its investment relationship with the Friess Companies or the LLCs, or adjust the fee schedule with respect to any contract in a manner which would reduce the fees to either of the Friess Companies or the LLCs (including after giving effect to the Closing) in connection with such Client relationship.

            (b) Neither of the Friess Companies nor the LLCs has any Clients with respect to which fees payable to either of the Friess Companies or the LLCs are based on performance or otherwise provide for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of any Client.

            (c) Each Client to which either of the Friess Companies or the LLCs provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client") have been managed by the

Friess Companies and the LLCs such that the Friess Companies and the LLCs in the exercise of such management are in compliance in all material respects with the applicable requirements of ERISA. SCHEDULE 3.7(a) identifies each Client that is an ERISA Client with an appropriate footnote. The WY LLC is not disqualified from acting as a professional asset manager (as such term is used in Prohibited Transaction Class Exemption 84-14) under any applicable Laws and Regulations.

            (d) Each Client to which either of the Friess Companies or the LLCs provides Investment Management Services that is registered as an investment company under the Investment Company Act (including, in the case of any "series" investment company, each series thereof) is so identified on SCHEDULE 3.7(a) with an appropriate footnote (each such registered investment company or series thereof, a "Mutual Fund"). Other than the Mutual Funds, neither of the Friess Companies or the LLCs provides Investment Management Services to or through (i) any issuer or other Person that is an investment company (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

            (e) To the Knowledge of the Friess Companies, no controversy or disagreement exists between either of the Friess Companies or the LLCs and any Client of the Friess Companies or the LLCs that has had or could reasonably be expected to have a Material Adverse Effect on the Friess Companies, the LLCs or AMG.

            (f) Except as set forth in SCHEDULE 3.7(f), no exemptive orders, "no-action" letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to either of the Friess Companies, either of the LLCs, any Stockholder or any Mutual Fund, or any officer, director, partner or employee of either of the Friess Companies, the LLCs or the Mutual Funds, in connection with the business of the Friess Companies, the LLCs or the Mutual Funds, or by or with respect to any Client of either of the Friess Companies or the WY LLC in connection with the provision of Investment Management Services to such Client by either of the Friess Companies or either of the LLCs.

            3.8 FINANCIAL STATEMENTS.

            (a) The Friess Companies have delivered to AMG true and complete copies of the following financial statements, copies of which are attached hereto as SCHEDULE 3.8(a):

            (i) An audited balance sheet of each of the Friess Companies at December 31, 2000, December 31, 1999 and December 31, 1998, and audited statements of income, retained earnings and cash flows of each of the Friess Companies for each of the three (3) years then ended. The audited balance sheet for each of the Friess Companies at

      December 31, 2000 (including the notes thereto) is referred to hereinafter as such Friess Company's "Base Balance Sheet"; and

            (ii) An unaudited balance sheet of each of the Friess Companies at June 30, 2001, and unaudited statements of income, retained earnings and cash flows of each of the Friess Companies for the period then ended, certified by the Friess Companies' respective chief financial officers.

            Said financial statements have been prepared in accordance with GAAP using the accrual method of accounting, applied consistently during the periods covered thereby (except that the Friess Companies' unaudited financial statements do not include footnote disclosure and are subject to normal year-end audit adjustments which are not in the aggregate material), and present fairly the financial condition of the applicable Friess Company at the dates of said statements and the results of its operations for the periods covered thereby.

            (b) None of the Friess Companies or the LLCs has (including, with respect to the giving of this representation as of the Closing Date, after giving effect to the DE LLC) any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or contingent or potential liabilities relating to activities of such Friess Company or such LLC or the conduct of its businesses prior to the date hereof or the Closing, as applicable, regardless of whether claims in respect thereof had been asserted as of such date), except:
(i) liabilities reflected or adequately reserved against on the Base Balance Sheet of one of the Friess Companies, (ii) liabilities reflected in SCHEDULE 3.8(b) or on the unaudited balance sheet of one of the Friess Companies at June 30, 2001, included as part of SCHEDULE 3.8(a), (iii) liabilities incurred after the date of the unaudited balance sheets of the Friess Companies at June 30, 2001, in the ordinary course of business of such Friess Company or the WY LLC (as applicable) consistent with past practice which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Friess Companies or the LLCs or on AMG and which, in the case of liabilities incurred after the date of this Agreement, were not incurred in violation of the terms of this Agreement or (iv) solely in the case of the Friess Companies, liabilities for Taxes due or to become due.

            3.9 TAXES.

            (a) Each of the LLCs has paid or caused to be paid all federal, state, local, foreign, and other taxes, government fees or the like, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem or value added taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes" and, each individually, a "Tax"), required to be paid by it through the date hereof. All Taxes required to be withheld by the LLCs including, but not limited to, Taxes arising as a result of payments to foreign persons or to employees of the LLCs, have been collected and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the LLCs.

            (b) Each of the LLCs has, in accordance with applicable law, filed all Tax Returns required to be filed by it, and all such returns correctly and accurately in all material respects set forth the amount of any Taxes relating to the applicable period. A list of all Tax Returns filed with respect to either of the LLCs is set forth in SCHEDULE 3.9(b) attached hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of each of the LLCs the Friess Companies have delivered to AMG correct and complete copies of all Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, either of the LLCs.

            (c) Neither the IRS nor any other governmental authority responsible for the imposition or collection of any Tax (a "Taxing Authority") is now asserting or, to the Knowledge of the Friess Companies, threatening to assert against either of the LLCs any deficiency or claim for additional Taxes. No claim has ever been made by a Taxing Authority in a jurisdiction where an LLC does not file reports and returns that such LLC is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the LLCs that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither of the LLCs has ever entered into a closing agreement pursuant to Section 7121 of the Code.

            (d) There has not been any audit of any Tax Return filed by either of the LLCs, no such audit is in progress, and neither LLC has been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by either of the LLCs is in force, and no waiver or agreement by either of the LLCs is in force for the extension of time for the assessment or payment of any Taxes.

            (e) Neither of the LLCs has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Neither of the LLCs has ever filed, or has ever been required to file, a consolidated, combined or unitary tax return with any other entity. Neither of the LLCs is a party to, nor has any obligation under, any tax sharing agreement. Neither of the LLCs has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

            (f) Neither of the LLCs' payroll, property, or receipts, or other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state or other jurisdiction other than Wyoming, Arizona and Delaware, and neither of the LLCs has any non-business income that is allocated, apportioned or otherwise sourced to any state, commonwealth or other jurisdiction other than the States of Wyoming, Arizona and Delaware.

            (g) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

            3.10 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. All of the accounts receivable of either of the Friess Companies or the LLCs shown or reflected on the balance sheets of the Friess Companies as of June 30, 2001, or otherwise existing at the date hereof (less the reserve for bad debts set forth on such balance sheets) are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. Neither of the Friess Companies or the LLCs has any accounts or loans receivable from any Person which is affiliated with either of the Friess Companies or the LLCs, or from any director, officer, partner or employee of either of the Friess Companies or the LLCs, in either case except as disclosed in SCHEDULE 3.10 hereto.

            3.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE
3.11 attached hereto, since the date of the Base Balance Sheets, none of the Friess Companies or the LLCs has (i) suffered any condition, event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect on the Friess Companies, the LLCs or AMG, or (ii) taken any action which, had it occurred after the date hereof and prior to the Closing, would have required AMG's consent under Section 5.5 hereof (PROVIDED, HOWEVER, that, for purposes of the application of this Section 3.11(ii) to the covenant set forth in Section 5.5(n) hereof, the twelve-month period immediately preceding the date of the Base Balance Sheets shall be the reference period in lieu of the twelve-month period referenced in Section 5.5(n) hereof).

            3.12 ORDINARY COURSE. Except as otherwise specifically contemplated by this Agreement, since the date of the Base Balance Sheets, each of the Friess Companies and the WY LLC has conducted its business only in the ordinary course and consistently with its prior practices (including without limitation, in the case of the prior practices of the WY LLC, the prior practices of FAI). Since its formation, the DE LLC has not engaged in any activities whatsoever other than the taking of actions necessary for the performance of its obligations hereunder, and the DE LLC has no assets or liabilities (other than pursuant to the Existing DE LLC Agreement and, from and after the consummation of the DE LLC Asset Transfer, assets assigned and liabilities assumed pursuant thereto). From its formation through the date of the effectiveness of the WY LLC Asset Transfer, the WY LLC did not engage in any activities whatsoever and had no assets or liabilities, and from and after the date of the effectiveness of the WY LLC Asset Transfer, the WY LLC has not engaged in any activities whatsoever other than (i) the taking of actions necessary for the performance of its obligations hereunder and (ii) the conduct of the business of FAI that was contributed by FAI on such date to the WY LLC in the ordinary course and consistently with the prior practices of FAI. From and after the date of the effectiveness of the WY LLC Final Asset Transfer, FAI has not engaged in any activities whatsoever other than the taking of actions necessary for the performance of its obligations hereunder. Other than the WY LLC, none of the Friess Companies or the LLCs is a party to any Advisory Contract.

            3.13 BANKING RELATIONS. All of the arrangements which either of the Friess Companies (or either of the LLCs) has with banking institutions are, in all material respects, completely and accurately described in SCHEDULE 3.13 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, etc.) and the person or persons authorized as signatories or otherwise to take action in respect thereof.

            3.14 INTELLECTUAL PROPERTY.

            (a) Except as described in SCHEDULE 3.14, as of the date hereof FAI and the WY LLC have, and after giving effect to the Closing and the DE LLC Asset Transfer, the WY LLC and the DE LLC will have, exclusive ownership of, or exclusive license to use (other than in the case of computer software that is generally available to the public in the retail marketplace, for which the licenses are non-exclusive), all patent, copyright, trade secret, trademark, trade name, service mark, formulas, designs, inventions or other similar proprietary rights (including, without limitation, all rights in and to the names "Friess", "Friess Associates" and "Brandywine Funds") (collectively, "Intellectual Property") used in the business of the Friess Companies and the LLCs as presently conducted. All of the rights of FAI and the WY LLC (as of the date hereof), and of the LLCs (after giving effect to the DE LLC Asset Transfer and the Closing) in such Intellectual Property are and will be freely transferable. There are no material claims or demands of any other person or entity pertaining to any of such Intellectual Property owned by any of the Friess Companies or the LLCs, and no proceedings are pending or, to the Knowledge of the Friess Companies, threatened, which challenge the rights of either of the Friess Companies or the LLCs in respect of the Intellectual Property used in connection with their businesses. FAI and the WY LLC (as of the date hereof), and the LLCs (after giving effect to the DE LLC Asset Transfer and the Closing), have and will have the right to use, free and clear of any claims or rights of other Persons except, with respect to licensed assets, the rights of the owner/licensor thereof, all customer lists (subject to applicable confidentiality restrictions), investment and other processes, computer software (other than rights of other Persons in computer software that is generally available to the public in the retail marketplace), systems, data compilations, research results and other information required for or incident to their services and their businesses as presently conducted.

            (b) All items of Intellectual Property (including, without limitation, any patents, patent applications, trademark registrations, trademark applications or registered copyrights) which are material to the business or operations of either of the Friess Companies or the LLCs (including without limitation after giving effect to the DE LLC Asset Transfer and the Closing) are listed in SCHEDULE 3.14.

            (c) All licenses or other agreements under which any of the Friess Companies or the LLCs are granted rights in items of Intellectual Property which are material to the business or operations of either of the Friess Companies or the LLCs (including without limitation after giving effect to the DE LLC Asset Transfer and the Closing) are listed in SCHEDULE 3.14. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth in SCHEDULE 3.14, all of the rights of the Friess Companies and the WY LLC thereunder are freely assignable. To the Knowledge of the Friess Companies, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to AMG.

            (d) None of the Friess Companies or the LLCs has granted rights to others in Intellectual Property owned or licensed by either of the Friess Companies or the LLCs.

            (e) None of the Friess Companies or the LLCs has made proprietary or non-public information available to any person (other than employees of the Friess Companies or the

LLCs) except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. To the Knowledge of the Friess Companies, there is no infringement by other Persons of any Intellectual Property rights of either of the Friess Companies or the LLCs.

            (f) The present business, activities and products of the Friess Companies and the LLCs (including without limitation after giving effect to the DE LLC Asset Transfer and the Closing) do not infringe any rights of any other Person in Intellectual Property. No proceeding charging either of the Friess Companies or the LLCs with infringement of any Intellectual Property of any other Person has been filed or, to the Knowledge of the Friess Companies, is threatened. None of the Friess Companies or the LLCs (including without limitation after giving effect to the DE LLC Asset Transfer and the Closing) is making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the Friess Companies or the LLCs. Except as set forth in SCHEDULE 3.14, none of the Friess Companies, the LLCs, the Stockholders nor, to the Knowledge of the Friess Companies, any of the Friess Companies' or the LLCs' other employees, have any agreements or arrangements with any Persons (other than the Friess Companies or the LLCs) related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. To the Knowledge of the Friess Companies, the activities of the Friess Companies' and the LLCs' employees on behalf of the Friess Companies and the LLCs (including without limitation after giving effect to the DE LLC Asset Transfer and the Closing) do not violate any such agreements or arrangements.

            3.15 CONTRACTS. Except for those contracts, commitments, plans, agreements and licenses described in SCHEDULE 3.3(a), SCHEDULE 3.6(a), SCHEDULE 3.7(a), the UPDATED SCHEDULE 3.7 delivered prior to the Closing (solely with respect to the making of this representation and warranty as of the Closing
Date), SCHEDULE 3.14, SCHEDULE 3.15, SCHEDULE 3.19, SCHEDULE 3.24 and SCHEDULE 3.29(a) hereto (true and complete copies of which have been delivered to AMG) (collectively, the "Contracts"), and except for the Existing LLC Agreements, the Employment Agreements and the Non-Solicitation Agreements, none of FAI, FAID, the WY LLC, the DE LLC, any Mutual Fund, any of the Stockholders, any of the Majority Management Owners or, to the Knowledge of the Friess Companies, any of the Management Owners other than the Majority Management Owners, is a party to (or otherwise bound by) any:

            (a) Advisory Contract or any other contract for the provision of Investment Management Services or other similar services;

            (b) contract or agreement for the provision of services to Clients of either of the Friess Companies or the LLCs, other than Investment Management Services (e.g., tax preparation or similar services);

            (c) plan or contract providing for bonuses, pensions, options, stock (or other beneficial interest) purchases (or other securities or phantom equity purchases), deferred compensation, retirement payments, profit sharing, or the like;

            (d) employment contract or contract for services which is not terminable at will by the applicable Friess Company or LLC that is a party thereto (including without limitation by the applicable LLC after giving effect to the DE LLC Asset Transfer and the Closing) without liability for any penalty or severance payment (excluding any liability or obligation imposed by statute (e.g., COBRA));

            (e) contract or agreement for the purchase of any assets, material or equipment except purchase orders in the ordinary course for less than $100,000 each, such orders not exceeding $500,000 in the aggregate;

            (f) other contract or agreement creating any obligations of either of the Friess Companies or the LLCs of $250,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

            (g) contract or agreement for the sale of all or any material portion of the assets of either of the Friess Companies or the LLCs or any contract for the purchase of all or any material portion of the assets of any other entity (other than the Asset Transfer Agreements and the agreements contemplated thereby);

            (h) contract or agreement with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business to either of the Friess Companies or the LLCs or any of the Stockholders (including without limitation any agreement with respect to solicitation of prospective investors in any of the Mutual Funds);

            (i) contract or agreement containing covenants limiting the freedom of either of the Friess Companies or the LLCs or any of the Stockholders (or their respective Affiliates) to compete in any line of business or with any Person;

            (j) license agreement (as licensor or licensee) which is material to the business or operations of the Friess Companies or the LLCs;

            (k) agreement providing for the borrowing or lending of money, and none of the Friess Companies or the LLCs has any obligations: (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, (iv) under leases that would, in accordance with GAAP, appear on the balance sheet of the lessee as a liability, (v) secured by a Claim, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another Person; or

            (l) other material contract or agreement relating to the business of either of the Friess Companies or the LLCs to which either of the Friess Companies, either of the LLCs or any Stockholder is a party or otherwise bound.

            Each of the Contracts is valid and in full force and effect in accordance with its respective terms, and there is not and has not been, under any Contract, a material breach or event which, with the giving of notice or the lapse of time or both, would become such a breach. Each of the Friess Companies and the LLCs has complied with and is in compliance with the

Client's guidelines and restrictions set forth in any Contract described in
SCHEDULE 3.7(a), including, without limitation, any limitation set forth in the applicable prospectus, offering memorandum or marketing material for any collective investment vehicle or other governing documents for any Client. In the event the consents set forth in SCHEDULE 3.5, and with respect to the Advisory Contracts subject to any such consents, those consents set forth in
SCHEDULE 3.7(a), are obtained (and including without limitation after giving effect to the DE LLC Asset Transfer and the Closing), each Contract will remain valid and effective in accordance with its respective terms, and one of the LLCs will be entitled to all rights and remedies thereunder to which FAI or FAID, respectively, is entitled on the date hereof (and the WY LLC will be entitled to all rights and remedies thereunder to which the WY LLC is entitled on the date hereof, in the case of Contracts to which it is a party on the date hereof), or such Contract will have been replaced by a new contract with the same party or parties on terms at least as favorable to such LLC as the terms of the present Contract are to FAI, FAID or the WY LLC (as applicable).

            3.16 LITIGATION. Except as set forth in SCHEDULE 3.16, there is no litigation or other action, suit, proceeding or, to the Knowledge of the Friess Companies, investigation, examination or audit, at law or in equity, by or before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any federal or state securities law, rule or regulation), (a) in which either of the Friess Companies, either of the LLCs, any Stockholder or any other officer, director, member, partner or, to the Knowledge of the Friess Companies, any other employee of any such Person is a party or otherwise engaged or, to the Knowledge of the Friess Companies, with which any of them is threatened, in connection with the business, affairs, properties or assets of the Friess Companies or either of the LLCs, or (b) which seeks damages from any Person identified in clause (a) of this Section 3.16 in connection with the transactions contemplated hereby, or (c) which (individually or in the aggregate) would reasonably be expected to call into question the validity or hinder the enforceability or performance of this Agreement, or of the other agreements, documents and instruments contemplated hereby and the transactions contemplated hereby and thereby. There are no proceedings pending or, to the Knowledge of the Friess Companies, threatened, relating to the termination of, or limitation of, the rights of any such Person under or with respect to its registration under the Advisers Act or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Laws and Regulations.

            3.17 COMPLIANCE WITH LAWS.

            (a) Except as set forth in SCHEDULE 3.17, each of the Friess Companies, the LLCs and the Stockholders is, and at all times has been, in material compliance with all laws and governmental rules and regulations (other than those related to Taxes, which are subject to separate representations and warranties set forth herein), domestic or foreign, including, without limitation, the Advisers Act, the Commodity Exchange Act, ERISA, the Exchange Act, the Investment Company Act, the Securities Act and the regulations promulgated under each of the foregoing; all laws regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment; the rules and regulations of self-regulatory organizations including, without limitation, the NASD and each applicable exchange

(as defined under the Exchange Act); and all other foreign, federal or state securities laws and regulations applicable to the business or affairs or properties or assets of either of the Friess Companies or the LLCs (collectively "Laws and Regulations").

            (b) None of the Friess Companies, the LLCs or the Stockholders, or any other director, officer or employee of either of the Friess Companies or the LLCs, is in material default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority relating to or otherwise affecting either of the Friess Companies or either of the LLCs. None of the Friess Companies, the LLCs or the Stockholders, or any other director, officer or employee of either of the Friess Companies or the LLCs, has been or is charged with or, to the Knowledge of the Friess Companies, threatened with or under investigation with respect to, any material violation of any Laws and Regulations affecting or relating to either of the Friess Companies or either of the LLCs or their businesses or the transactions contemplated hereby.

            (c) Except as set forth in SCHEDULE 3.17, none of the Friess Companies, the LLCs or the Stockholders is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any self-regulatory organization or government entity, that materially restricts the conduct of any of the Friess Companies, the Stockholders or the LLCs or that in any other material manner relates to the business of any of the Friess Companies, the Stockholders or the LLCs, and to the Knowledge of the Friess Companies, none of them is threatened with the imposition or receipt of any of the foregoing.

            3.18 BUSINESS; REGISTRATIONS.

            (a) The Friess Companies and the WY LLC have at all times since their respective inceptions been engaged solely in the business of providing Investment Management Services.

            (b) Each of FAI FAID and the WY LLC has at all times since its inception been duly registered as an investment adviser under the Advisers Act (PROVIDED that the WY LLC succeeded to the registration of FAI as an investment adviser on or about June 1, 2001, and thereafter FAI has not been a registered investment adviser under the Advisers Act (nor required to be registered as such by applicable Laws and Regulations)). Each of FAID and the WY LLC is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business. The Friess Companies have delivered to AMG true and complete copies of FAID's and the WY LLC's most recent Form ADV, as amended to date, and all of such entities' respective other foreign and domestic registration forms, likewise as amended to date. The information contained in such forms was true and complete in all material respects at the time of filing and the Friess Companies and the WY LLC have made all amendments to such forms as they are required to make under applicable Laws and Regulations. Each of the Friess Companies and the WY LLC and each of their investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have, and after giving effect to the Closing and the DE LLC Asset Transfer, each of the LLCs and each of their investment adviser representatives will have, all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, "Licenses") required from foreign, federal, state or local authorities in order for them to conduct the businesses presently conducted by the Friess Companies and the WY LLC and such representatives in the manner presently conducted and proposed to be conducted. None of the Friess Companies, any of such representatives or the LLCs is subject to any limitation imposed in connection with one or more of the Licenses. None of the Friess Companies or the LLCs has been a "broker" or "dealer" within the meaning of the Exchange Act, a "commodity pool operator" or "commodity trading adviser" within the meaning of the Commodity Exchange Act, or a trust company, at any time since its inception. None of the Friess Companies, the LLCs or any of the Stockholders, nor any of the Friess Companies' or the LLCs' other directors, officers or employees, is registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the NASD or the securities commission of any state or any self-regulatory body. Except as set forth on SCHEDULE 3.18(b), no person other than a full-time employee of one of the Friess Companies or the LLCs renders Investment Management Services to or on behalf of Clients of the Friess Companies or the LLCs or solicits Clients with respect to the provision of Investment Management Services by either of the Friess Companies or the LLCs.

            (c) None of the Friess Companies, the LLCs or, to the Knowledge of the Friess Companies, any person "associated" (as defined under both the Investment Company Act and the Advisers Act) with either of the Friess Companies or the LLCs, have been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the Knowledge of the Friess Companies, there is no proceeding or investigation that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation.

            3.19 INSURANCE. Each of the Friess Companies and the LLCs has in full force and effect such insurance as is customarily maintained by firms of similar size in the same or a similar business, with respect to its businesses, properties and assets, and all bonds required by ERISA and by any contract or other agreement to which either of the Friess Companies is a party, all as listed in SCHEDULE 3.19 hereto. None of the Friess Companies or the LLCs is in material default under any such insurance policy. After giving effect to the Closing and the DE LLC Asset Transfer, each such insurance policy or equivalent policies will be in full force and effect, with one of the LLCs as the sole owner and beneficiary of such policy. To the Knowledge of the Friess Companies, no circumstances exist which would cause any such insurance policy to fail to be renewed on terms materially identical to those currently in effect.

            3.20 POWERS OF ATTORNEY. None of the Friess Companies, the LLCs or any Stockholder (with respect to its FAI Shares, FAID Shares or any other interest in FAI, FAID or either of the LLCs, or otherwise in connection with the business of the Friess Companies) has any outstanding power of attorney.

            3.21 FINDER'S FEE. Other than fees and expenses payable to Goldman, Sachs & Co. pursuant to a written agreement previously provided by the Friess Companies to AMG (which will be paid by the Friess Companies), none of the Friess Companies, the LLCs or any Stockholder has incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.

            3.22 CORPORATE RECORDS; COPIES OF DOCUMENTS. The record books of each of the Friess Companies and the LLCs accurately and completely record all actions taken by the Stockholders, board of directors (or other applicable governing body) and committees of such Friess Company or LLC (as applicable) in connection with the businesses and affairs of such Friess Company or LLC (as applicable), and true and complete copies of such documents have been made available to AMG for review.

            3.23 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 3.23, during the past three (3) years, none of the Friess Companies or the LLCs has been a party to any material transaction or material contract or arrangement with any of the Stockholders, any other director, officer or employee of either of the Friess Companies or the WY LLC, or any of the respective Affiliates or Immediate Family members of any such Persons (other than the Contracts provided to AMG prior to the date of this Agreement), and, to the Knowledge of the Friess Companies, none of such Persons owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, PROVIDED such Person's holdings therein, together with any holdings of such Person's Affiliates and Immediate Family members, are less than five percent (5%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director or in another similar capacity of, any competitor or Client of either of the Friess Companies or the LLCs or any other organization which has or during the past three (3) years has had a material contract or arrangement with either of the Friess Companies or the LLCs.

            3.24 EMPLOYEE PROGRAMS.

            (a) SCHEDULE 3.24 hereto lists every Employee Program (as defined below).

            (b) Each Employee Program which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, and has in fact been qualified in all material respects under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). To the Knowledge of the Friess Companies, no event or omission has occurred which could reasonably be expected to cause any such Employee Program to lose its qualification under the applicable Code section.

            (c) Each Employee Program has been established and administered in accordance with its terms in all material respects, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws and Regulations. With respect to any Employee Program, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could reasonably be expected to result, directly or indirectly, in any material taxes, penalties or other liabilities to FAI, FAID, either of the LLCs or AMG. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Friess Companies, threatened with respect to any such Employee Program and no facts or circumstances exist that could reasonably be expected to give rise to any such litigation, arbitration or proceeding.

            (d) None of the FAI, FAID or the WY LLC or any ERISA Affiliate (as defined below) (i) has ever maintained any employee benefit plan, program or arrangement (including, without limitation, the Employee Programs) which has been subject to Title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

            (e) With respect to each Employee Program complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to AMG: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials requested by AMG and reasonably necessary for AMG to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

            (f) Each Employee Program may be amended, terminated, modified or otherwise revised FAI, FAID and the WY LLC, including the elimination of any and all future benefit accruals under any Employee Program.

            (g) For purposes of this section:

            (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all material employment agreements, collective bargaining agreements, fringe benefits, consulting agreements, stock option plans, bonus or incentive award plans, severance pay policies or agreements, change in control agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, programs, policies and arrangements not described in (A) above, whether formal or informal, oral or written, that are maintained by FAI, FAID and the WY LLC or any ERISA Affiliate for the benefit of any current or former employee of the Friess Companies or the LLCs or pursuant to which the Friess Companies or the LLCs have any obligations or liabilities. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

            (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees or former employees of such entity, or their spouses, dependents, or beneficiaries.

            (iii) An entity is an "ERISA Affiliate" of FAI, FAID and the WY LLC if it would have ever been considered a single employer with FAI, FAID and the WY LLC under ERISA Section 4001(b) or part of the same "controlled group" as FAI, FAID and the WY LLC for purposes of ERISA Section 302(d)(8)(C).

            (iv) "Multiemployer Plan" means a multiemployer plan within the meaning of Section 3(37) of ERISA.

            3.25 DIRECTORS, OFFICERS AND EMPLOYEES.

            (a) SCHEDULE 3.25(a) hereto contains a true and complete list of all current directors, officers and employees of either of the Friess Companies or the LLCs, including each such Person's date of birth and date of commencement of employment with the Friess Companies. The supplemental disclosure letter, dated as of the date hereof, provided by the Friess Companies to AMG contains a true and complete list of each of the persons described in the immediately preceding sentence setting forth, for each such person, the total compensation of such person for the twelve months ended December 31, 2000. Each of the Majority Management Owners is in good health. To the Knowledge of the Friess Companies, each of the Management Owners (other than the Majority Management Owners) is in good health as of the date of this Agreement.

            (b) None of FAI, FAID or the WY LLC is in default with respect to any material term or condition of any Employee Program, nor will the Closing (or the transactions contemplated hereby or thereby) result in any such default, including, without limitation, after the giving of notice, lapse of time or both. Neither FAI, FAID nor the WY LLC is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on SCHEDULE 3.25(b), none of FAI, FAID, the LLCs or AMG could, by reason of the transactions contemplated by this Agreement or anything done prior to the Closing, be liable to any employee of FAI, FAID or the WY LLC for any payments (other than the Purchase Price). None of FAI, FAID or the LLCs has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate FAI, FAID, either of the LLCs or AMG to make any payments, that would constitute a parachute payment within the meaning of Section 280G of the Code. Neither FAI, FAID nor the WY LLC has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. There are no charges of employment discrimination or unfair labor practices against or involving FAI, FAID or the WY LLC. There are no grievances, complaints or charges that have been filed against FAI, FAID, or the WY LLC under any dispute resolution procedure that could have a Material Adverse Effect on FAI, FAID, either of the LLCs or AMG or the conduct of their respective businesses, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted in writing (or otherwise, to the Knowledge of the Friess Companies). FAI, FAID and the WY LLC have in place all material employee policies required by applicable Laws and Regulations, and there have been no material violations or alleged violations of any of such policies. None of the Friess Companies or the LLCs has received any notice indicating that any of its employment policies or practices is currently being audited or investigated by any foreign, federal, state or local government agency. Each of FAI, FAID and the WY LLC is, and at all times since November 6, 1986 has been, in material compliance with the requirements of the Immigration Reform Control Act of 1986.

            3.26 NON-FOREIGN STATUS. No Stockholder is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

            3.27 TRANSFERS OF EQUITY. No holder of stock of FAI or FAID or holder of ownership interests in the WY LLC has at any time transferred any of such stock to any employee of FAI, FAID or either of the LLCs, which transfer constituted compensation for services rendered to FAI, FAID or either of the LLCs by said employee.

            3.28 CODE OF ETHICS; INSIDER TRADING AND CONFLICTS POLICIES. Each of the Friess Companies and the WY LLC has adopted a written policy regarding insider trading and conflicts of interest and a Code of Ethics which complies, and for at least the past three (3) years has complied, in all material respects with all applicable provisions of the Advisers Act (including without limitation Section 204A thereof) and the Investment Company Act (including without limitation Section 17(j) thereof), a true and complete copy of which has been delivered to AMG prior to the date hereof. All employees of the Friess Companies and the WY LLC have executed acknowledgments that they are bound by the provisions of such Codes of Ethics and insider trading and conflicts policies. The policies of the Friess Companies and the WY LLC with respect to avoiding conflicts of interest are as set forth in each such Person's most recent Form ADV or incorporated by reference therein, and such disclosure complies in all material respects with the requirements of Form ADV. Each Mutual Fund has adopted a Code of Ethics which complies with all applicable provisions of the Investment Company Act (including without limitation Section 17(j) thereof), copies of which have been delivered or made available to AMG prior to the date hereof. During the past five (5) years, there have been no material violations or allegations of material violations of such Codes of Ethics, insider trading policies or conflicts policies.

            3.29 CERTAIN REPRESENTATIONS AND WARRANTIES AS TO THE MUTUAL FUNDS.

            (a) SCHEDULE 3.29(a) hereto describes each of the investment advisory agreements, distribution or underwriting contracts, plans adopted pursuant to Rule 12b-1 under the Investment Company Act, arrangements for the payment of service fees (as such term is defined in Rule 2830 of the NASD Conduct Rules), administrative services agreements and other agreements and contracts (other than agreements and contracts entered into by the Mutual Funds in the ordinary course of business in connection with the making of portfolio investments) (collectively, the "Mutual Fund Agreements") pertaining to any of the Mutual Funds (other than, in the case of a Subadvised Fund, any such agreement, contract, plan or arrangement to which none of the Friess Companies, the LLCs, the Stockholders or the Management Owners is a party). As to each Mutual Fund (other than a Subadvised Fund), there has been in full force and effect an investment advisory, sub-advisory, distribution or underwriting agreement (as applicable) at all times since the inception of such Mutual Fund, and each Mutual Fund Agreement pursuant to which either of the Friess Companies or the WY LLC has received compensation with respect to its activities in connection with any of the Mutual Funds (other than a Subadvised Fund) was duly approved in accordance with the applicable provisions of the Investment Company Act.

            (b) There are no special restrictions, consent judgments or SEC or judicial orders on or with regard to any of the Mutual Funds (other than a Subadvised Fund) currently in effect.

            (c) Each of the Mutual Funds (other than a Subadvised Fund) is duly organized, validly existing and in good standing in the jurisdiction in which it is organized and has all requisite power and authority to conduct its business in the manner and in the places where such business is currently conducted. Each Mutual Fund (other than a Subadvised Fund) is and has been, since its inception, engaged solely in the business of an investment company. Since inception, each of the Mutual Funds (other than a Subadvised Fund) have been a duly registered investment company in material compliance with the Investment Company Act and the rules and regulations promulgated thereunder and duly registered or licensed and in good standing under the laws of each jurisdiction in which such qualification is necessary, except where the failure to be duly registered and in good standing will not and would not reasonably be expected to have a Material Adverse Effect on the respective Mutual Fund, the Friess Companies, the LLCs or AMG. Since their initial offering, shares of each of the Mutual Funds (other than a Subadvised Fund) have been duly qualified for sale under the securities laws of each jurisdiction in which they have been sold or offered for sale at such time or times during which such qualification was required, and, if not so qualified, the failure to so qualify would not have a Material Adverse Effect on the respective Mutual Fund, the Friess Companies, the LLCs or AMG. The offering and sale of shares of each of the Mutual Funds (other than a Subadvised Fund) have been registered under the Securities Act during such period or periods for which such registration is required, the related registration statement has become effective under the Securities Act, no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purpose have been instituted or, to the Knowledge of the Friess Companies, are contemplated, and neither such registration statement nor any amendments thereto contained at the time such registration statement or amendment became effective, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the current registration statement of each of the Mutual Funds (other than a Subadvised
Fund) under the Investment Company Act and under the Securities Act have been provided to AMG by the Friess Companies. All of the outstanding shares of capital stock of each Mutual Fund (other than a Subadvised Fund) are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of any applicable Laws and Regulations.

            (d) Each of the Mutual Funds' investments have been made in accordance with its investment policies and restrictions set forth in its registration statement in effect at the time the investments were made and have been held in accordance with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held (solely to the extent such investments were made by any of the Friess Companies or the LLCs, in the case of a Subadvised Fund).

            (e) (i) Each of the Mutual Funds (other than a Subadvised Fund) has timely filed (other than in respect of Taxes, which are the subject of separate representations and warranties set forth herein) all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any governmental authority, including the SEC (the "Fund Regulatory Documents"), and has paid all fees and assessments due and payable in connection therewith, and (ii) as of their respective dates, each of the foregoing filings complied in all material respects with the requirements of the securities laws and the rules and regulations of the SEC promulgated thereunder applicable to such Fund Regulatory Documents, and none of the Fund Regulatory Documents or related prospectuses, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Friess Companies have previously delivered or made available to AMG a complete copy of each Fund Regulatory Document filed with the SEC since January 1, 1998 and will deliver to AMG promptly after the filing thereof a complete copy of each Fund Regulatory Document filed with the SEC by a Mutual Fund (other than a Subadvised Fund) after the date hereof and prior to the Closing.

            (f) All proxy statements to be prepared for use by the Mutual Funds (other than a Subadvised Fund) in connection with the transactions contemplated by this Agreement, the written information provided by the Mutual Funds (other than a Subadvised Fund) to each Board of Directors (or equivalent bodies) in connection with this Agreement or the transactions contemplated hereby at the time such information is provided and, in the case of a proxy statement, the date of the shareholder vote for which such proxy statement will be used, as then amended or supplemented, in each case will (other than with respect to written information provided by AMG specifically for inclusion therein, as to which no representation or warranty is made) be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (g) For all taxable years since inception, each of the Mutual Funds (other than a Subadvised Fund) has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local law in any jurisdictions in which such Mutual Fund filed, or is required to file, a Tax Return. Each of the Mutual Funds (other than a Subadvised Fund) has timely filed all material Tax returns and reports (including information returns, declarations and reports) (the "Mutual Fund Tax Returns") required to be filed by it with any Taxing Authorities and has paid, or withheld and paid over, all Taxes which were shown to be due on the Mutual Fund Tax Returns. The information contained in such Mutual Fund Tax Returns is true, correct and complete in all material respects. With respect to each Mutual Fund (other than a Subadvised
Fund), there are no liabilities for Taxes which have not been paid in prior periods or for which an adequate reserve for such liability does not exist. With respect to each Mutual Fund (other than a Subadvised Fund), no claims have been or are being asserted by any Taxing Authorities with respect to any Taxes and, to the Knowledge of the Friess Companies, there are no threatened claims for Taxes.

            (h) None of the Friess Companies, the LLCs, any of the Stockholders or any person who is an "affiliated person" (as defined in the Investment Company Act) or any other "interested person" of either of the Friess Companies or the LLCs (as defined in the Investment Company Act), receives or is entitled to receive any compensation directly or indirectly (i) from any person in connection with the purchase or sale of securities or other property to, from or on behalf of any of the Mutual Funds, other than bona fide ordinary compensation as principal underwriter for any of the Mutual Funds or as broker in connection with the purchase or sale of securities in compliance with Section 17(e) of the Investment Company Act, or (ii) from any of the Mutual Funds or its security holders for other than bona fide investment advisory, administrative or other services. Accurate and complete disclosure of all such compensation arrangements has been made in the registration statement of the Mutual Funds filed under the federal securities laws.

            (i) The Friess Companies have provided to AMG true, correct and complete copies of the audited financial statements, prepared in accordance with GAAP, of each of the

Mutual Funds (other than a Subadvised Fund) for the past three fiscal years (or such shorter period as such Mutual Fund shall have been in existence), and unaudited financial statements, prepared in accordance with GAAP, of each of the Mutual Funds (other than a Subadvised Fund) for the first six months of its most recent fiscal year if the ending date of such six-month period occurred more than fifteen (15) days prior to the date of this Agreement (each hereinafter referred to as a "Mutual Fund Financial Statement"). Each of the Mutual Fund Financial Statements is consistent with the books and records of the related Mutual Fund, and presents fairly the consolidated financial position of the related Mutual Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Mutual Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The Mutual Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by each of the Mutual Funds during the periods covered by each Mutual Fund Financial Statement. The books of account pertaining to each of the Mutual Funds (other than a Subadvised Fund) fairly reflect their respective transactions. None of the Mutual Funds (other than a Subadvised Fund) has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, except: (i) liabilities reflected or adequately reserved against on the most recent balance sheet included in its Mutual Fund Financial Statements and (ii) liabilities incurred after the date of the most recent balance sheet included in its Mutual Fund Financial Statements in the ordinary course of business of such Mutual Fund consistent with past practice which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Friess Companies or the LLCs, on such Mutual Fund or on AMG.

            (j) There is no litigation or legal action, suit, proceeding or investigation at law or in equity pending or, to the Knowledge of the Friess Companies, threatened in any court or before or by any governmental agency or instrumentality, department, commission, board, bureau or agency, or before any arbitrator, by or against any of the Mutual Funds (other than a Subadvised
Fund), or any officer or director thereof relating to the activities of the Mutual Funds (other than a Subadvised Fund), any disqualification of either of the Friess Companies or the LLCs or any Stockholder under Section 9(a) of the Investment Company Act, or any event which would require either of the Friess Companies or the LLCs to give an affirmative response to any of the questions in
Item 11 of its Form ADV (or any similar or successor form). There are no judgments, injunctions, orders or other judicial or administrative mandates outstanding against or affecting any of the Mutual Funds (other than a Subadvised Fund) or any officer or director thereof relating to the activities of or affecting the Mutual Funds (other than a Subadvised Fund).

            (k) Each Mutual Fund (other than a Subadvised Fund) is, and at all times has been, in compliance in all material respects with all applicable requirements, including all reporting and disclosure requirements, prescribed by any and all Laws and Regulations and orders thereunder.

            3.30 DISCLOSURE. The representations, warranties and statements contained in this Agreement and the other Transaction Documents executed and delivered by any of the Friess Companies or the Stockholders do not contain any untrue statement of a material fact. All consent solicitation and similar materials to be prepared for use in connection with the transactions contemplated by this Agreement at the time such information is provided or used, as then amended or supplemented, and any information disseminated in respect of the transactions contemplated hereby at the time such information is disseminated, in each case, will be accurate and complete, PROVIDED that no representation is made as to the accuracy or completeness of written information supplied by AMG for inclusion therein.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE CHARITIES.

            4.1 MAKING OF SEVERAL REPRESENTATIONS AND WARRANTIES. As a material inducement to AMG to enter into this Agreement and consummate the transactions contemplated hereby, each of the Charities hereby severally makes to AMG, as of the date hereof and as of the Closing Date, the representations and warranties set forth in this Section 4 with respect to such Charity. From and after the Closing, none of the Charities shall have any right of indemnity or contribution from either of the LLCs (or any other right against either of the LLCs) with respect to any breach of any representation or warranty hereunder.

            4.2 LLC INTERESTS OWNED BY THE CHARITIES. Such Charity owns of record and beneficially the LLC Interests (including with respect to capital account balance and profits interest) set forth opposite such Charity's name in
SCHEDULE 1.2 hereto. Such WY LLC Interests are, and when delivered by such Charity to AMG pursuant to this Agreement will be, duly authorized, validly issued and free and clear of any and all Claims. The LLC Interests set forth opposite such Charity's in SCHEDULE 1.2 hereto are the only membership or other ownership interests of either LLC held by such Charity (as applicable).

            4.3 AUTHORITY OF THE CHARITIES. Such Charity has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Charity pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Charity pursuant to this Agreement constitutes, or when executed and delivered will constitute, a valid and binding obligation of such Charity, enforceable against such Charity in accordance with its respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors' rights generally. Such Charity is a non-profit corporation and has full power and authority to transfer, sell and deliver its WY LLC Interests to AMG pursuant to this Agreement and, on the terms and subject to the conditions hereof, at the Closing will transfer, sell and deliver to AMG good and marketable title to the WY LLC Interests set forth opposite such Charity's name in SCHEDULE 1.2, free and clear of any Claims. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by such Charity and the consummation of the transactions contemplated hereby and thereby:

            (i) does not and will not violate any provisions of the constituent documents of such Charity;

            (ii) does not and will not violate any Laws and Regulations, or require such Charity to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made prior to the date hereof; and

            (iii) does not and will not result in a breach of, constitute a default under, accelerate any material obligation under, or give rise to a right of termination of, any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Charity is a party or by which the property of such Charity is bound or affected.

            4.4 AGREEMENTS. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto to which such Charity is a party relating to the business of either of the Friess Companies or the LLCs or to such Charity's rights and obligations as a stockholder, member, director, officer or employee of either of the Friess Companies or the LLCs.

            4.5 FINDER'S FEE. Such Charity has not incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.

SECTION 5. COVENANTS OF THE FRIESS COMPANIES, THE STOCKHOLDERS AND THE
           CHARITIES.

            5.1 MAKING OF COVENANTS AND AGREEMENTS. The covenants and agreements of the Friess Companies and the Stockholders set forth in this Section 5 are made jointly and severally. The covenants and agreements of the Charities set forth in this Section 5 are made severally only. The Friess Companies and the Stockholders, jointly and severally, hereby agree to cause each of the LLCs to comply with the covenants and agreements contained in this Section 5 applicable to such LLC, and the Stockholders, jointly and severally, hereby agree to cause each of the Friess Companies to comply with the covenants and agreements contained in this Section 5 applicable to such Friess Company. After the Closing, none of the Friess Companies, the Stockholders or the Charities shall have any right of indemnity or contribution from either of the LLCs (or any other right against either of the LLCs) with respect to the breach of any covenant or agreement hereunder.

            5.2 CLIENT CONSENTS.

            (a) As soon as practicable after the date hereof, but in any event on or prior to September 15, 2001, the Friess Companies and the WY LLC shall send to each Client who is a party to an Advisory Contract as of the date of this Agreement (other than the Mutual Funds) a letter substantially in the form of (i) EXHIBIT 5.2A hereto, in the case of each such Client other than the Clients listed on EXHIBIT 5.2A hereto (the "New Contract Clients"), or (ii)
EXHIBIT 5.2B hereto, in the case of each New Contract Client (each such letter described in clause (i) or clause

(ii), an "Initial Client Consent Request Letter") notifying such Client of the transactions contemplated hereby and the "assignment" (or deemed assignment) of such Client's Advisory Contract resulting from such transactions, and requesting
(A) the written consent of such Client to such assignment (or deemed assignment) of its Advisory Contract, in the case of each such Client other than the New Contract Clients, or (B) that such Client enter into the new Advisory Contract attached to such letter (which new Advisory Contract shall be substantially identical (and identical with respect to fees) to the existing Advisory Contract of such Client, except for the addition of an assignment provision in form and substance reasonably acceptable to AMG) to become effective as of the Closing (the "New Advisory Contract" of such Client) and provide its written consent to such assignment (or deemed assignment) of such New Advisory Contract, in the case of each New Contract Client (as applicable).

            (b) On or prior to October 15, 2001, the Friess Companies and the WY LLC shall send to (i) each Client (other than the New Contract Clients) who was sent, but who has not by such date returned, an Initial Client Consent Request Letter countersigned indicating such Client's consent to the assignment (or deemed assignment) of such Client's Advisory Contract resulting from the transactions contemplated hereby, and (ii) each New Contract Client who was sent, but who has not by such date returned, an Initial Client Consent Request Letter countersigned indicating such Client's consent to the assignment (or deemed assignment) of such Client's New Advisory Contract resulting from the transactions contemplated hereby, together with its New Advisory Contract executed on behalf of such Client, a second letter in form and substance reasonably acceptable to AMG (each a "Follow-Up Client Consent Request Letter") (PROVIDED, HOWEVER, that, following AMG's approval of the form of such Follow-Up Client Consent Request Letter, AMG shall be deemed to have waived any objections to the form of such consent letter solely for purposes of satisfaction of the conditions to Closing set forth in Section 9.3(a) hereof). With respect to any Advisory Contract (other than Advisory Contracts with Mutual Funds and Advisory Contracts with New Contract Clients) that does not, by its terms or under applicable Laws and Regulations, require the "written" or "express" consent of the Client party thereto to an assignment (or deemed assignment) of such Advisory Contract, such consent shall be deemed given for purposes of Section 1.2(b) hereof and Section 9.3(a) hereof (notwithstanding the fact that the Client party to such Advisory Client shall have failed to return an Initial Client Consent Request Letter or a Follow-Up Client Consent Request Letter countersigned indicating such Client's consent to the assignment (or deemed assignment) of such Client's Advisory Contract resulting from the transactions hereby) forty-five (45) days after the sending to such Client of a Follow-Up Client Consent Request Letter if such Client has not objected to the assignment or deemed assignment of its Advisory Contract resulting from the transactions contemplated hereby and has continued to accept Investment Management Services from the WY LLC for such forty-five (45) day period. With respect to any Advisory Contract (other than Advisory Contracts with Mutual Funds and Advisory Contracts with New Contract Clients) that, by its terms or under applicable Laws and Regulations, requires the "written" or "express" consent of the Client party thereto to an assignment (or deemed assignment) of such Advisory Contract, such consent shall be deemed given for purposes of Section 1.2(b) hereof, Section 1.2(c) hereof and Section 9.3(a) hereof solely in the event that such Client has returned to the WY LLC an executed Initial Client Consent Request Letter or a Follow-Up Client Consent Request Letter countersigned indicating such Client's consent (which consent has been duly obtained by the WY LLC under all applicable Laws and Regulations) to the assignment

(or deemed assignment) of such Client's Advisory Contract resulting from the transactions contemplated hereby (and has not subsequently withdrawn such consent). With respect to each New Contract Client, such Client shall only be deemed to have given its consent for purposes of Section 1.2(b) hereof, Section 1.2(c) hereof and Section 9.3(a) hereof in the event that such Client has returned to the WY LLC an executed Initial Client Consent Request Letter or a Follow-Up Client Consent Request Letter countersigned indicating such Client's consent to the assignment (or deemed assignment) of such Client's New Advisory Contract resulting from the transactions contemplated hereby (and not subsequently withdrawn such consent), together with its New Advisory Contract executed on behalf of such Client (which consent has been duly obtained by the WY LLC, and New Advisory Contract has been duly executed and delivered by such Client, under all applicable Laws and Regulations).

            (c) With respect to each Mutual Fund that is a Client as of the date of this Agreement, the Friess Companies and the Stockholders shall use their reasonable best efforts to obtain, in accordance with the applicable requirements of the Investment Company Act (including without limitation Section 15 thereof), the due consideration and due approval by the board of directors of such Mutual Fund (its "Mutual Fund Board Approval") of (i) a new advisory agreement to be in effect with the WY LLC from and after the Closing on terms substantially identical (and identical with respect to fees) as the Advisory Contract existing between the applicable Friess Company and such Mutual Fund as of the Base Date (in the case of any Mutual Fund that was a Client of a Friess Company as of the Base Date) or between the WY LLC and such Mutual Fund as of the date of this Agreement (in the case of any Mutual Fund that was not a Client of one of the Friess Companies as of the Base Date) and, together with a subadvisory agreement in form and substance reasonably acceptable to AMG to be in effect from and after the Closing between the WY LLC and the DE LLC with respect to subadvisory services to be provided by the DE LLC with respect to such Mutual Fund (ii) the composition of the board of directors or trustees (as applicable) of such Mutual Fund (other than a Subadvised Fund), effective as of (and subject to) the Closing, to consist of a total of eight (8) directors, consisting of (i) Foster Friess and William D'Alonzo, (ii) one (1) continuing disinterested director who serves on such board as of the date of this Agreement and (iii) five (5) additional disinterested directors who shall have been selected by the existing disinterested directors of such Mutual Fund.

            To the extent the Mutual Fund Board Approval is obtained for a Mutual Fund, the Friess Companies and the Stockholders shall use their reasonable best efforts to obtain the approval of shareholders of such Mutual Fund (its "Mutual Fund Shareholder Approval") of (i) such new advisory agreement and subadvisory agreement approved by its board of directors or trustees (as applicable) of such Mutual Fund and (ii) such board composition approved by its board of directors or trustees (as applicable), in each case as described in the immediately preceding paragraph, including by causing the preparation and mailing to such shareholders a proxy statement describing the transactions contemplated hereby, such new advisory agreement and such board composition arrangements, and by holding the shareholder meeting as promptly as practicable. Each such proxy statement shall be in form and substance satisfactory to AMG. AMG shall cooperate and assist the Friess Companies in all commercially reasonable respects in connection with such proxy solicitation and the Mutual Fund Board Approval (including, without limitation, by providing to the Friess Companies all information necessary in connection with the foregoing with respect to AMG, which information will be accurate and complete in all material respects).

            (d) With respect to any Advisory Contract entered into after the date of this Agreement and prior to the Closing, the WY LLC shall be the only one of the Friess Companies or the LLCs that is a party to such Advisory Contract, and the WY LLC shall notify the Client under such Advisory Contract of the transactions contemplated hereby and the "assignment" (or deemed assignment) of such Advisory Contract resulting from such transactions, and shall obtain the written consent of such Client to such assignment (or deemed assignment) of its Advisory Contract at the time such Client enters into such Advisory Contract (the form of such notification and written consent to be substantially identical to the form set forth in EXHIBIT 5.2 hereto).

            (e) Each of the Friess Companies and the Stockholders shall use its reasonable best efforts to obtain the consents from the Friess Companies' and the WY LLC's Clients in the manner contemplated by this Section 5.2. Prior to the Closing, AMG agrees that it will not (and it will not cause any of its Affiliates to) contact, in writing or otherwise, any Client of the Friess Companies (or any Person who acts as an adviser or "gatekeeper" for any such Client) in connection with the transactions contemplated hereby without the prior approval of the Friess Companies.

            5.3 ADVISERS ACT AUTHORIZATIONS.

            (a) The Friess Companies shall cause the DE LLC to (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC a Uniform Application for Investment Adviser Registration on Form ADV to register as an investment adviser under the Advisers Act (the "New ADV") and
(ii) make appropriate additional filings with respect to its investment advisory status as soon as practicable with all other jurisdictions in which either of the Friess Companies or the WY LLC has a place of business (within the meaning of the Advisers Act) and in each other jurisdiction where it is necessary or desirable for the DE LLC to make such filings in order to conduct its businesses (including, without limitation, the businesses currently conducted by FAID) after the DE LLC Asset Transfer and the Closing.

            (b) The Friess Companies and the Stockholders shall use their respective reasonable best efforts to obtain, and to cause the LLCs to obtain, all authorizations, consents, orders, approvals and Licenses of federal, state and local regulatory bodies and officials that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the other agreements, documents and instruments contemplated hereby, and, with respect to the DE LLC for it to succeed to the businesses presently being conducted by FAID.

            (c) FAID shall cause all applicable employees of FAID to file, as soon as practicable after the date hereof, such applications for licensing, registration or qualification of investment adviser representatives (within the meaning of Rule 203A-3(a) under the Advisers Act) in each jurisdiction where such applicable investment adviser representative has a place of business (within the meaning of Rule 203A-3(b) under the Advisers Act) and in each other jurisdiction where it is necessary to effect such licensing, registration or qualification in order to conduct the business of the DE LLC (including, without limitation, the business currently conducted by FAID) after the Closing and the DE LLC Asset Transfer, and the Friess Companies and the Stockholders shall use their respective reasonable best efforts to cause such licenses, registrations and qualifications to be granted expeditiously.

            5.4 AUTHORIZATION FROM OTHERS. The Friess Companies, the Stockholders and the Charities shall use their respective reasonable best efforts to obtain, as promptly as practicable following the date of this Agreement (and in any event prior to Closing), all authorizations, consents, approvals, permits and Licenses of others required to be obtained by them and/or by the LLCs to permit the consummation by the Stockholders, the Friess Companies, the Charities and the LLCs of the transactions contemplated by this Agreement and the continuation of the business of the Friess Companies and the LLCs following the Closing (including without limitation all of the approvals, consents and waivers identified in SCHEDULE 3.5 hereto).

            5.5 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing, except as described on SCHEDULE 5.5 hereto, without the prior written consent of AMG:

            (a) The Friess Companies and the WY LLC will conduct (and they and the Stockholders will use their reasonable best efforts to cause the Mutual Funds (other than the Subadvised Funds) to conduct) their business only in the ordinary course of business consistent with past practices and in material compliance with all applicable Laws and Regulations and their constituent documents, and the DE LLC will comply in all material respects with all applicable Laws and Regulations and its constituent documents and only take those actions necessary for the consummation of the transactions contemplated hereby;

            (b) None of the Friess Companies or the LLCs will (i) make (or incur any obligation to make) any purchase, acquisition, sale, disposition or lease of any material assets or property (including without limitation the purchase of securities for its own account, any disposition of LLC Interests or any purchase of a business as a going concern), or merge or consolidate with any other Person, other than (A) as specifically provided for in the Asset Transfer Agreements or the Securities Purchase Agreements, or (B) sales of worn-out or obsolete property or equipment, and transactions effected in Client portfolios, in each case in the ordinary course of business consistent with past practices, or (ii) subject to any Claim, other than to the extent currently existing, any of its properties or assets (including, without limitation, with respect to the Friess Companies, their interests in the LLCs), nor permit any of the foregoing to exist;

            (c) None of the Friess Companies or the LLCs will incur any obligation for borrowed money (contingent or fixed), issue any debt securities or become obligated as a guarantor or otherwise with respect to the obligations of others;

            (d) Neither of the Friess Companies will make or incur any obligation to make a change in its Articles of Incorporation, by-laws or other organizational documents, as applicable, or in its authorized or issued capital stock, partnership or other equity or other


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

ownership interests of any type (including without limitation through any issuances thereof), and the LLCs will not make or incur any obligation to make any change in the Existing LLC Agreement (other than the restatement into the Restated LLC Agreement as contemplated hereby) or the authorized or issued ownership interests in either of the LLCs (including without limitation through any issuances thereof), other than as provided by the Securities Purchase Agreements;

            (e) None of the Friess Companies or the LLCs will declare, set aside or pay any dividend or distribution (whether in cash or in property), make (or incur an obligation to make) any other distribution in respect of its capital stock or interests or make (or incur an obligation to make) any direct or indirect redemption, purchase or other acquisition of its stock or interests (or any other equity or ownership interest therein), except that the Friess Companies may make distributions of cash and/or receivables prior to the Closing subject to their ability to comply with the conditions to Closing set forth in
Section 9.10 (and the WY LLC may make distributions of cash and/or receivables to the Friess Companies in connection therewith);

            (f) None of the Friess Companies or the LLCs will (i) make any change in the compensation or fringe benefits payable or to become payable to, or grant any termination or severance pay to, any of the Friess Companies' or the WY LLC's present or former directors, officers, members, employees, agents or independent contractors, except changes in the ordinary course consistent with past practice, PROVIDED that the foregoing shall not prohibit the payment of bonus compensation in a manner consistent with past practices, subject to the Friess Companies ability to comply with the conditions to Closing set forth in
Section 9.10, (ii) enter into any collective bargaining agreement, equity, option, profit sharing, welfare, retirement, or other similar arrangement, or any employment contract (other than any "at will" employment contract which would not require the consent of AMG or any of its subsidiaries under either of the Restated LLC Agreements if entered into after the Closing), (iii) enter into, amend or otherwise modify any contract, agreement, arrangement or understanding with the Stockholders, members of their Immediate Families or their respective Affiliates or (iv) terminate (or take any action, or omit to take any action, which would reasonably be expected to lead to the termination
of) the employment of any employee who is a party to an Employment Agreement or Non-Solicitation Agreement;

            (g) Neither of the Friess Companies or the LLCs will prepay any loans or otherwise satisfy material payment obligations before they become due, waive or cancel any rights of material value or terminate any material Contracts;

            (h) Neither of the Friess Companies or the LLCs will make any change in its borrowing or banking arrangements and the LLCs will not enter into any borrowing arrangements;

            (i) Each of the Friess Companies and the WY LLC will use its reasonable best efforts to prevent any change with respect to its management and supervisory personnel, and will not hire or terminate any member thereof;


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

            (j) Each of the Friess Companies and the WY LLC will have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE 3.19 hereto or substantially equivalent insurance with any substitute insurers approved in writing by AMG, and as of the Closing, the LLCs will have in effect, and thereafter will maintain at all times, all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE
3.19 hereto or substantially equivalent insurance with any substitute insurers approved in writing by AMG;

            (k) None of the Friess Companies or the LLCs will (i) settle or compromise any material litigation, arbitration, investigation, audit or other proceeding or (ii) write up, write down or write off the book value of any assets in the aggregate in excess of $100,000 (except for depreciation and amortization in accordance with GAAP consistently applied);

            (l) None of the Friess Companies or the LLCs will terminate its existence or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status;

            (m) None of the Friess Companies or the LLCs will (i) make or change any Tax election, waive or extend the statute of limitations in respect of Taxes, amend any Tax Return, enter into any closing agreement with respect to any Tax, settle any Tax claim or assessment or surrender any right to a claim for a Tax refund, in each case except to the extent any of the foregoing actions described in this clause 5.5(m)(i) (A) relate solely to a Tax period ending on or prior to the Closing and (B) would not have an adverse effect (economic or otherwise) on any Person who will become a member of the WY LLC or the DE LLC at the Closing or at any time thereafter or otherwise affect Tax periods commencing on or after the Closing, or (ii) change any method or principle of accounting in a manner inconsistent with past practice of the Friess Companies, or change regular independent accountants;

            (n) None of the Friess Companies or the LLCs will make advertising, marketing or similar types of expenditures other than in the ordinary course of business and in amounts consistent with the practices of the Friess Companies during the twelve-month period immediately preceding the date of this Agreement (and the Friess Companies and the Stockholders will use their reasonable best efforts to prevent any Mutual Fund (other than a Subadvised Fund) from making such expenditures);

            (o) None of the Friess Companies, the LLCs or the Stockholders will take any action that would reasonably be expected to result in any of the representations and warranties set forth in Section 3 or Section 4 becoming false or inaccurate in any material respect; and

            (p) None of the Friess Companies, the LLCs or the Stockholders will agree in writing or otherwise to take any action inconsistent with the foregoing.

            5.6 FINANCIAL STATEMENTS. Commencing with the month ending August 31, 2001, the Friess Companies will furnish AMG, within twenty (20) business days after each month end for each month ending more than twenty (20) business days prior to the Closing, with (a) unaudited monthly balance sheets and statements of income and retained earnings of FAID


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

and the WY LLC, certified by the chief financial officer of such Person, which financial statements shall be prepared in accordance with generally accepted accounting principles applied consistently using the accrual method of accounting (except that they need not include footnotes), shall present fairly in all material respects the financial condition of FAID or the WY LLC (as applicable) at the dates of said statements and the results of its operations for the periods covered thereby, (b) complete and correct information regarding the aggregate assets under management by FAID and the WY LLC as of such month end, and (c) such other correct information regarding FAID's and the WY LLC's assets under management as of such month end, broken out by category of Client, asset class and/or similar types of information, each to the extent such information already is prepared by either of the Friess Companies or the WY LLC in the ordinary course for their internal use and/or for reporting to the Stockholders.

            5.7 PRESERVATION OF BUSINESS AND ASSETS. Until the Closing, each of the Friess Companies and the Stockholders shall use its commercially reasonable efforts to: (a) preserve the current business of the Friess Companies and the WY LLC, (b) maintain the present Clients of the Friess Companies and the WY LLC, in each case, on terms that are at least as favorable as the terms of the agreement(s) between a Friess Company or the WY LLC, as the case may be, and the relevant Client as in effect on the date hereof, (c) preserve the goodwill of the Friess Companies and the WY LLC, and (d) preserve any Licenses required for, or useful in connection with, the business of the Friess Companies and/or the WY LLC (including without limitation all investment adviser and investment adviser representative registrations).

            5.8 NOTICE RIGHTS AND ACCESS. Until the Closing, the Friess Companies shall deliver to AMG (contemporaneously with the delivery thereof to the Stockholders and/or the directors of the Friess Companies and/or the Directors and/or members of the LLCs, as applicable) all notices and information furnished by either of the Friess Companies or the LLCs to the Stockholders and/or directors of the Friess Companies and/or the Directors and/or members of the LLCs, as well as copies of the minutes of any meetings of the Stockholders, the directors of either of the Friess Companies or the members or Directors of either of the LLCs, and a description of any actions taken by such persons at any such meeting. The Friess Companies shall afford (and shall cause the WY LLC to afford) to AMG and its representatives and agents reasonable access, during normal business hours and with reasonable notice, to the properties and records of the Friess Companies and the WY LLC in order that AMG may have full opportunity to make such investigation as it shall desire for purposes consistent with this Agreement.

            5.9 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon a Friess Company, a LLC, a Stockholder or a Charity becoming aware of the threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to such Friess Company, LLC, Stockholder or Charity prior to the date hereof, of any of the representations, warranties or covenants of the Friess Companies, the Charities or the Stockholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Friess Companies shall give written notice thereof to AMG in reasonable detail, and the Friess Companies, the Stockholders and the Charities shall use their reasonable best efforts to prevent or promptly remedy the same.

            5.10 CONSUMMATION OF AGREEMENT. The Friess Companies, each of the Stockholders and, with respect to clause (a) of this Section 5.10, each of the Charities shall use its reasonable best efforts (except to the extent a different standard is expressly provided for under another provision of this Agreement with respect to particular obligations) to (a) perform and fulfill all conditions and obligations to be performed and fulfilled by each of them under this Agreement and (b) cause all conditions and obligations of the Management Owners to be performed and fulfilled by such Management Owners under the Management Owners Purchase Agreement, to the end that the transactions contemplated by this Agreement and the Management Owners Purchase Agreement shall be fully carried out.

            5.11 COOPERATION OF THE FRIESS COMPANIES, THE STOCKHOLDERS AND THE CHARITIES. Each of the Friess Companies, the Stockholders and the Charities shall cooperate with all reasonable requests of AMG and AMG's counsel and auditors in connection with the consummation of the transactions contemplated hereby and the making of any filings required in connection therewith, and all filings made and consents obtained by the Friess Companies and/or the LLCs in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to AMG (except to the extent another standard is expressly provided for herein with respect to particular filings or consents). In addition, the Stockholders, the Friess Companies and the Charities shall cooperate fully, as and to the extent requested by AMG or AMG's counsel or auditors, in connection with any litigation or other proceedings arising in connection with the transactions contemplated hereby (except to the extent otherwise specifically addressed in Section 6 hereof with respect to Tax matters).

            5.12 NO SOLICITATION OF OTHER OFFERS. Until the earlier of the termination of this Agreement pursuant to Section 11.1 or the occurrence of the Closing, none of the Friess Companies, the LLCs, the Stockholders, the Charities, nor any of their respective Affiliates or their respective directors, officers, employees, representatives or agents, shall, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person, other than AMG, relating to the possible acquisition of FAI Shares or other capital stock of FAI, FAID Shares or other capital stock of FAID, any ownership interests in either of the LLCs, or any of their respective assets, except for the sale of assets by the Friess Companies and the LLCs in the ordinary course of business consistent with past practices and the terms of this Agreement or transfers of FAI Shares or FAID Shares among the Stockholders; PROVIDED, HOWEVER, that the Stockholders shall be permitted to transfer FAI Shares and/or FAID Shares prior to the Closing to any Person to whom such shares would be permitted to be transferred following the Closing pursuant to Section 5.1(c) of the applicable Restated LLC Agreement (subject to the restrictions on transfer set forth in Article V of such Restated LLC Agreement that would be applicable to such a post-Closing transfer).

            5.13 CONFIDENTIALITY. Each of the Friess Companies, the Stockholders and the Charities agree that, unless and until the Closing has been consummated, each of the Friess Companies, the LLCs, the Stockholders, the Charities and their respective Affiliates, shareholders, directors, officers, employees, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from AMG with respect to its business or financial condition except for the purpose of evaluating,


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

negotiating and completing the transaction contemplated hereby. Information generally known in AMG's industry or which has been disclosed to the Friess Companies, the LLCs, the Stockholders or the Charities by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Friess Companies, the LLCs, the Stockholders and the Charities will return, and cause their respective Affiliates, directors, officers, employees, agents and representatives to return, to AMG (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available by AMG to the Friess Companies, the LLCs, the Stockholders and/or the Charities (and/or to their respective Affiliates, directors, officers, employees, agents and representatives) in connection with the transactions contemplated hereby.

            5.14 POLICIES AND PROCEDURES. The Friess Companies and the Stockholders shall (and shall cause the LLCs to) cooperate with and assist in such compliance audits and regulatory reviews as may reasonably be requested by AMG prior to the Closing (at the expense of AMG and, to the extent agreed to by the Friess Companies, the Friess Companies).

            5.15 SUBSIDIARIES; INVESTMENTS IN OTHER PERSONS. Between the date of this Agreement and the Closing, none of the Friess Companies or the LLCs will take any action to acquire, form or otherwise establish any subsidiary or new Affiliate of either of the Friess Companies or the LLCs, or make any investment in, or otherwise conduct business through, any other Person.

            5.16 LLC INTERESTS, FAI SHARES AND FAID SHARES; OTHER AGREEMENTS. Between the date of this Agreement and the Closing, none of the Friess Companies, the Charities or the Stockholders will sell, assign, pledge, subject to a Claim or otherwise transfer or restrict such Person's interests in the LLCs, any LLC Interests, any FAI Shares, any FAID Shares or any other interests in the Friess Companies, in any such case without the prior written consent of AMG; PROVIDED, HOWEVER, that the Stockholders shall be permitted to transfer FAI Shares and/or FAID Shares prior to the Closing to any Person to whom such shares would be permitted to be transferred following the Closing pursuant to Section 5.1(c) of the applicable Restated LLC Agreement (subject to the restrictions on transfer set forth in Article V of such Restated LLC Agreement that would be applicable to such a post-Closing transfer). Effective as of the Closing, the LLCs shall issue the interests and rights therein set forth in the Restated LLC Agreements to the Members (as defined in the Restated LLC Agreements) and shall take such actions as may be reasonably directed by AMG in connection therewith. Without the prior written consent of AMG or except as set forth on SCHEDULE 5.16, none of the Friess Companies, the Charities or the Stockholders shall enter into any side letters or other agreements in connection with this Agreement or the Management Owner Purchase Agreement.

            5.17 EMPLOYEE PROGRAMS. Between the date of this Agreement and the Closing, none of the Friess Companies or the LLCs shall (i) maintain any Employee Program other than the Employee Programs listed on SCHEDULE 3.24, (but they shall maintain those


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

Employee Programs listed on SCHEDULE 3.24 consistent with past practice) or (ii) amend or terminate any such Employee Program.

            5.18 FOREIGN QUALIFICATIONS. FAID shall cause the DE LLC to qualify to do business as a foreign limited liability company under the laws of each jurisdiction where FAID is, as of the date of this Agreement, qualified to do business as a foreign corporation and under the laws of each jurisdiction in which the nature of the business it will conduct after giving effect to the DE LLC Asset Transfer, or the ownership or leasing of the properties it will receive in the DE LLC Asset Transfer, requires such qualification.

            5.19 SECTION 15 OF THE INVESTMENT COMPANY ACT. The Friess Companies shall use their reasonable best efforts to assure, prior to the Closing, the satisfaction of the conditions set forth in Section 15(f) of the Investment Company Act with respect to each Mutual Fund (other than a Subadvised Fund).

            5.20 LETTER AGREEMENT. The obligations and liabilities of the WY LLC pursuant to the Letter Agreement, dated December 20, 2000, between Jon Fenn and the WY LLC shall be paid and discharged in their entirety at or prior to the Closing (to the extent not previously paid in cash) in accordance with GAAP for purposes of the conditions set forth in Section 9.10 hereof.

SECTION 6. COVENANTS OF THE FRIESS COMPANIES, THE STOCKHOLDERS AND AMG WITH
           RESPECT TO CERTAIN TAX MATTERS.

            6.1 SECTION 197(f)(9). The parties hereto will use their respective reasonable efforts to amend the structure of the transactions contemplated hereby if necessary in order to avoid the application of the anti-churning rules of Section 197(f)(9) of the Code (PROVIDED that no party shall be required to agree to any changes that could materially adversely affect such party as determined in its sole discretion).

            6.2 TAX PERIODS ENDING ON OR BEFORE THE DATE OF THE CLOSING. Notwithstanding anything to the contrary contained herein or in the Existing LLC Agreements or the Restated LLC Agreements, FAI and FAID shall prepare and file, or cause to be prepared and filed, on a timely basis all Tax Returns required to be filed by either of the LLCs with respect to taxable periods ending on or before the Closing Date (each, a "Pre-Closing Tax Period"), which income Tax Returns for the taxable period ending on the Closing Date shall include an election pursuant to Section 754 of the Code and any corresponding provisions of state or local law. FAI and FAID shall permit AMG to review and comment upon, at least twenty (20) days prior to the filing date, each Tax Return to be filed by either of the LLCs (other than routine withholding and similar Tax Returns), and shall incorporate any and all reasonable comments of AMG with regard to any item that would affect the Tax liability of either of the LLCs or any Person who will become a member of either of the LLCs at or following the Closing. FAI and FAID shall furnish AMG with copies of all U.S. federal and state income Tax Returns of the Friess Companies for the taxable year ending on the Closing Date no later than ten days prior to the last


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

date, including extensions, on which such Tax Returns are required to be filed with the relevant Taxing Authority. Notwithstanding anything to the contrary contained herein or in the Restated LLC Agreements, neither LLC shall file any Tax Return relating to a Pre-Closing Tax Period without the prior written consent of FAI, which consent shall not be unreasonably withheld. Expenses incurred in connection with such filings shall be borne by the LLCs out of their respective Operating Allocations (as defined in each of the respective LLC Agreements).

            6.3 COOPERATION ON TAX MATTERS. AMG shall promptly notify FAI and FAID in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment of which it or any of its Affiliates has been informed of by any Taxing Authority relating to Tax Returns of either of the LLCs for any Pre-Closing Tax Period (a "Tax Audit"). Such notice shall describe the asserted Tax Audit in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect thereof. FAI and/or FAID may elect to control and settle any Tax Audit (including any subsequent court proceeding) at its own expense (including without limitation with respect to the payment of any Taxes resulting therefrom) to the extent it relates to a Pre-Closing Tax Period. AMG and each of the LLCs shall cooperate in reasonable respects with FAI and FAID in the defense of any such Tax Audit or proceeding. AMG, FAI, FAID and each of the Stockholders and Charities shall: (i) cooperate in the preparation of any Tax Returns which the others are responsible for preparing and filing, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax liability of either of the LLCs, FAI, FAID or the Stockholders relating thereto with respect to Pre-Closing Tax Periods, (iii) make available to the others and to any taxing authority, as reasonably requested, all information, records and documents relating to any Tax liability of either of the LLCs, FAI, FAID or any of the Stockholders relating thereto with respect to Pre-Closing Tax Periods, (iv) provide timely written notice to AMG, FAI and FAID of any written notice received from any Taxing Authority in connection with any audit or information request with respect to any Tax liability of either of the LLCs, FAI, FAID or any Stockholder or Charity relating thereto with respect to Pre-Closing Tax Periods, and (v) furnish AMG, FAI and FAID with copies of all correspondence received from any Taxing Authority in connection with any audit or information request with respect to any tax liability of any of the LLCs, FAI, FAID or the Stockholders or Charities relating thereto with respect to Pre-Closing Tax Periods. In addition, AMG, FAI, FAID and each of the Stockholders and Charities agrees (A) to retain all books and records in its possession with respect to Tax matters pertinent to the Friess Companies and the LLCs relating to any taxable period beginning before the date of the Closing until the expiration of the statute of limitations (and, to the extent notified by AMG, FAI, FAID or any of the Stockholders or Charities, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give FAI, FAID or AMG (as applicable) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, AMG, FAI, FAID or any of the Stockholders or Charities, as the case may be, shall allow the other parties to take possession of such books and records.

            6.4 OTHER TAX AND ACCOUNTING MATTERS. The parties hereto covenant and agree that neither the LLCs nor any other party hereto shall take a Tax deduction for any amount (as wages, compensation or otherwise) upon the issuance of new LLC Interests to the Non-Manager Members (as such term is defined in the Restated LLC Agreements) at the Closing. The parties


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

hereto covenant and agree that, at Closing, the books of the LLCs will not include any amortizable intangible assets for purposes of allocations to be made post-Closing under Article IV of the Restated LLC Agreements that arise from the creation or capitalization of the LLCs (including without limitation the Asset Transfers) or from any pre-Closing book-ups.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF AMG.

            7.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Friess Companies, the Charities and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, AMG hereby makes to each of the Friess Companies, the Charities and the Stockholders, as of the date hereof and as of the Closing Date, the representations and warranties contained in this Section 7.

            7.2 ORGANIZATION. Each of AMG and FA (WY) Acquisition is a corporation, and FA (DE) Acquisition is a limited liability company, in each case duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own or lease its assets and other properties and to conduct its business in the manner and in the places where such assets and other properties are owned or leased or such business is conducted by it.

            7.3 AUTHORITY. AMG has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by AMG pursuant to or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by AMG of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of AMG and no other action on the part of AMG is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by AMG pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of AMG enforceable in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors' rights generally. The execution, delivery and performance by AMG of this Agreement and each such agreement, document and instrument and the consummation of the transactions contemplated hereby and thereby:

            (i) does not and will not violate any provision of the Certificate of Incorporation or by-laws of AMG, each as amended to the date hereof;

            (ii) does not and will not violate any Laws and Regulations applicable to AMG or require AMG to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made (other than any filings required to be made pursuant to the Exchange Act or with any stock exchange in connection with the transactions contemplated hereby); and

            (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which AMG is a party and which is material to the business and financial condition of AMG and its affiliated organizations on a consolidated basis.

            7.4 LITIGATION. There is no litigation or other action, suit or proceeding pending or, to the knowledge of AMG, threatened against AMG, FA (WY) Acquisition or FA (DE) Acquisition or, to AMG's knowledge, investigations, at law or in equity, by or before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any Federal or state securities law, rule or regulation) in which AMG, FA (WY) Acquisition, FA (DE) Acquisition or any director, officer or employee of any of them is engaged or with which any of them is threatened which would reasonably be expected (individually or in the aggregate) to prevent the consummation by AMG of the transactions contemplated by this Agreement or the other agreements, documents and instruments contemplated hereby, or which seeks damages from any such Person in connection with the transactions contemplated hereby or thereby which would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect on AMG.

            7.5 ACQUISITION FOR INVESTMENT. Each of AMG, FA (WY) Acquisition and FA (DE) Acquisition has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the LLC Interests. AMG represents and warrants that each of AMG, FA (WY) Acquisition and FA (DE) Acquisition is an "accredited investor" within the meaning of Rule 501 under the Securities Act. AMG confirms that the Stockholders, the Charities and the Friess Companies have made available to each of AMG, FA (WY) Acquisition and FA (DE) Acquisition the opportunity to ask questions of the Stockholders, the Charities and the Friess Companies and their officers and employees, and to acquire additional information about the business and financial condition of the Friess Companies and the LLCs. Each of AMG, FA
(WY) Acquisition and FA (DE) Acquisition is acquiring the LLC Interests for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or "blue sky" law, or with any present intention of distributing or selling such shares in violation of any federal or state securities or "blue sky" law. Each of AMG, FA (WY) Acquisition and FA (DE) Acquisition understands and agrees that the LLC Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

            7.6 DISCLOSURE. All written information provided by AMG specifically for inclusion in consent solicitation materials prepared for use by the Friess Companies in connection with the transactions contemplated by this Agreement at the time such information is provided will be accurate and complete in all material respects.


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

            7.7 FINDER'S FEE. None of AMG, FA (WY) Acquisition or FA (DE) Acquisition has incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.

SECTION 8. COVENANTS OF AMG.

            8.1 MAKING OF COVENANTS AND AGREEMENT. AMG hereby makes the covenants and agreements set forth in this Section 8.

            8.2 COOPERATION OF AMG. AMG shall cooperate with all reasonable requests of the Friess Companies and their counsel in connection with the Friess Companies', the Stockholders' and the Charities' compliance with their covenants contained in Sections 5.2, 5.3 and 5.4 hereof. In addition, AMG shall cooperate fully, as and to the extent requested by the Friess Companies or their counsel or auditors, in connection with any litigation or other proceedings arising in connection with the transactions contemplated hereby (except to the extent a different standard is set forth in Section 6 hereof with respect to Tax matters).

            8.3 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon AMG becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to AMG prior to the date hereof, of any of the representations, warranties or covenants of AMG contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, AMG shall give written notice thereof to the Friess Companies.

            8.4 CONSUMMATION OF AGREEMENT. AMG shall use its reasonable best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and the Management Owners Purchase Agreement, to the end that the transactions contemplated by this Agreement and the Management Owners Purchase Agreement shall be fully carried out.

            8.5 SECTION 15 OF THE INVESTMENT COMPANY ACT. Each of AMG, FAI, FAID and the Stockholders agrees to use its commercially reasonable efforts not to cause any Mutual Fund (other than a Subadvised Fund) to take any action that would cause the following to be untrue regarding Section 15(f) of the Investment Company Act with respect to any Mutual Fund (other than a Subadvised Fund): (i) For a period of not less than three years following the Closing, no more than twenty-five percent (25%) of the members of the board of directors of such Mutual Fund shall be "interested persons" (as defined in the Investment Company
Act) of AMG, FAI, FAID or either LLC, and (ii) for a period of not less than two years following the Closing, neither LLC shall have any express or implied understanding, arrangement or intention to impose an "unfair burden" (as defined in the Investment Company Act) on such Mutual Fund as a result of the transactions contemplated herein.


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

SECTION 9. CONDITIONS TO THE OBLIGATIONS OF AMG.

            The obligation of AMG to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by AMG), prior to or at the Closing, of the following conditions precedent:

            9.1 LITIGATION; NO OPPOSITION. No judgment, injunction, order or decree enjoining or prohibiting any of AMG, the Friess Companies, the LLCs, the Charities, the Stockholders, the Management Owners or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby from consummating the transactions contemplated hereby or thereby shall have been entered, and no suit, action or proceeding shall have been initiated or threatened by any governmental body at any time prior to the Closing seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or any of the agreements, documents and instruments contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Material Adverse Effect on the Friess Companies, the LLCs or AMG.

            9.2 REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) Each of the representations and warranties of FAI, FAID, FF, the Charities and each of the Stockholders contained in this Agreement, in any Schedule or Exhibit attached hereto, or in any other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by any of them or made by any person authorized by them to make representations on their behalf, in each case shall be true and complete in all material respects (except for such representations and warranties that are qualified by their terms as to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and at and as of the Closing; PROVIDED, HOWEVER, that (i) the accuracy of any representation or warranty that by its terms speaks only as of a specified date shall be determined solely as of such date, and (ii) the representations in Section 3.7 shall also be made with respect to assets under management and Advisory Contracts in effect as of a date which is no more than three (3) business days prior to the Closing (the "Calculation Date"), as reflected in an UPDATED SCHEDULE 3.7 containing all of the information required by Section 3.7(a) (set forth as of the Calculation Date instead of as of the Base Date) and delivered to AMG at least two business days prior to the Closing.

            (b) Each of the agreements to be performed by FAI, FAID, each of the Charities and each of the Stockholders hereunder and under the other agreements, documents and instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects.

            (c) FAI, FAID, FF, the Charities and each of the Stockholders shall have furnished AMG with a certificate or certificates dated as of the date of the Closing with respect to each of the foregoing (including without limitation the UPDATED SCHEDULE 3.7 to be delivered prior to the Closing).


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

            9.3 CLIENT CONSENTS. (a) Clients of the WY LLC whose Advisory Contracts provide for the payment to the WY LLC (based on the Contract Value of each such Advisory Contract) of fees constituting at least ninety percent (90%) of the Base Fees shall have provided their Consents with respect to the transactions contemplated hereby, and Advisory Contracts which (based on their Contract Values) represent at least ninety percent (90%) of the Base Fees shall survive the Closing and then be in full force and effect with the WY LLC; PROVIDED that Advisory Contracts with Related Clients (or with Mutual Funds or other collective investment vehicles in which Related Clients are investors, to the extent of the investments by such Related Clients) shall not count towards the satisfaction of this condition to the extent their aggregate Contract Values exceeds two hundred and seventy five million dollars ($275,000,000).

            For purposes of this Agreement:

            (i) "Base Fees" shall be equal to $72,492,930.44.

            (ii) "Consent" shall mean:

                  (A) With respect to a Client whose Advisory Contract is in effect as of the date of this Agreement and by its terms or under applicable Laws and Regulations terminates upon the consummation of the transactions contemplated hereby (including without limitation each Advisory Contract with a Mutual Fund that is in effect as of the date of this Agreement), that the WY LLC shall have entered into a new Advisory Contract with such Client on substantially identical terms (and identical with respect to fees) as the Advisory Contract existing (I) between one of the Friess Companies and such Client as of the Base Date, in the case of any Client that was a Client of the Friess Companies as of the Base Date, or (II) between the WY LLC and such Client as of the date of this Agreement, in the case of any Client of the WY LLC that was not a Client of the Friess Companies as of the Base Date, which new Advisory Contract has been duly authorized and approved under all applicable Laws and Regulations (including without limitation with respect to each Mutual Fund, by its Mutual Fund Board Approval and Mutual Fund Shareholder Approval having been obtained and remaining in full force and effect) and is effective after giving effect to the Closing;

                  (B) With respect to a Client whose Advisory Contract is in effect as of the date of this Agreement and does not (by its terms or under applicable Laws and Regulations) terminate upon the consummation of the transactions contemplated hereby, that the WY LLC shall have (I) obtained the requisite consent of such Client (other than a New Contract Client) to the continuation of such Advisory Contract following the consummation of the transactions contemplated hereby in accordance with Section 5.2 (which consent has been duly obtained by the WY LLC under all applicable Laws and Regulations), and such Advisory Contract will remain in full force and effect between the WY LLC and such Client (and will not have been breached) after giving effect to the Closing, or (II) obtained the requisite consent of such New Contract Client (in the case of any

            New Contract Client) to the continuation of its New Advisory Contract following the consummation of the transactions contemplated hereby in accordance with Section 5.2, together with its New Advisory Contract executed on behalf of such New Contract Client (which consent has been duly obtained by the WY LLC, and New Advisory Contract has been duly executed and delivered by such Client, under all applicable Laws and Regulations), and such New Advisory Contract will remain in full force and effect between the WY LLC and such New Contract Client (and will not have been breached by the WY LLC) immediately after giving effect to the Closing; and

                  (C) With respect to a Client whose Advisory Contract is
            entered into after the date of this Agreement, that the WY LLC shall have obtained the written consent of such Client to the continuation of such Advisory Contract following the consummation of the transactions contemplated hereby in accordance with Section 5.2 (which consent has been duly obtained by the WY LLC under all applicable Laws and Regulations), and such Advisory Contract will remain in full force and effect between the WY LLC and such Client (and will not have been breached) after giving effect to the Closing.

            Notwithstanding the foregoing, (i) no Client of the WY LLC shall be deemed to have given its Consent for any purpose under this Agreement if such Client has (A) expressed an intent to terminate its investment relationship with the WY LLC (and not subsequently withdrawn such statement of intention prior to the Closing or the Closing True-Up Date, as applicable) or (B) otherwise objected to the consummation of the transactions contemplated hereby (and not subsequently withdrawn such objection prior to the Closing or the Closing True-Up Date, as applicable)), and (ii) no Client of the WY LLC shall be deemed to have given its Consent, solely for purposes of Section 1.2(b) hereof and the conditions set forth in this Section 9.3, if following the date of this Agreement and prior to the Closing, such Client either (A) reduced, or expressed an intent to reduce, its assets under management by the WY LLC by more than 15% (such 15% to be measured from the amount of assets under management by the WY LLC pursuant to such Advisory Contract on the Base Date (in the case of any Advisory Contract that was in effect as of the Base Date) or on the date such Advisory Contract was entered into by the WY LLC (in the case of any Advisory Contract that became effective after the Base Date) or (B) reduced, or expressed an intent to reduce, the fee schedule in effect under such Advisory Contract by more than 15% (such 15% to be measured from the fee schedule in effect on the Base Date (in the case of any Advisory Contract that was in effect as of the Base Date) or on the date such Advisory Contract was entered into by the WY LLC (in the case of any Advisory Contract that became effective after the Base Date).

            In the event that any of the Friess Companies, the LLCs, the Stockholders or any of their respective directors, officers, employees, representatives or agents, has agreed or entered into an understanding to cap, reduce, waive, reimburse or otherwise modify the fees payable by a Client with respect to one or more of its Advisory Contracts in connection with obtaining such Client's Consent to the transactions contemplated hereby,


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

      AMG and the Friess Companies shall negotiate in good faith in an attempt to agree in writing (which agreement, if any, shall be binding upon all of the parties hereto) to a reasonable adjustment to the Contract Value of such Advisory Contract(s) in light of such modification for purposes of this Agreement (PROVIDED, HOWEVER, that, in the absence of such an agreement between AMG and the Friess Companies, such Client shall be deemed not to have given its Consent for any purpose under this Agreement).

            (iii) "Contract Value" shall mean:

                  (A) With respect to an Advisory Contract which was in effect with one of the Friess Companies on the Base Date (or any new Advisory Contract replacing such an Advisory Contract that was in effect on the Base Date and will by its terms or under applicable Laws and Regulations terminate upon the consummation of the transactions contemplated hereby), the annual advisory and other asset-based fees (other than any incentive or performance-based fees) payable to the WY LLC thereunder based upon the fee schedule set forth in such Advisory Contract and the assets under management pursuant to such Advisory Contract as of the Base Date (adjusted for any additions, withdrawals and/or reinvestments of dividends and distributions by the Client (and/or by investors in the Client, in the case of an Advisory Contract with a Client that is a collective investment vehicle), and for any adjustments to the fee schedule in effect under such Advisory Contract (or under the prior Advisory Contract that was in effect on the Base Date, in the case of any new Advisory Contract replacing a terminating Advisory Contract), in each case from the Base Date to the Closing or the Closing True-Up Date, as applicable, PROVIDED that such assets under management and fee schedule payable pursuant to such Advisory Contract also shall be reduced (but, for the avoidance of doubt, in no event increased) for purposes of calculating the Contract Value thereof to the extent that the Client party thereto has, on or prior to the Closing Date or the Closing True-Up Date (as applicable), expressed (and not subsequently withdrawn) an intent to reduce such assets under management or fee schedule in effect pursuant to such Advisory Contract (but not yet effected such reduction in its entirety)); and

                  (B) With respect to an Advisory Contract which was entered into after the Base Date (or any new Advisory Contract replacing such an Advisory Contract that was entered into after the Base Date and will by its terms or under applicable Laws and Regulations terminate upon the consummation of the transactions contemplated hereby), the annual advisory and other asset-based fees (other than any incentive or performance-based fees) payable to the WY LLC thereunder based on the fee schedule set forth in such Advisory Contract and the assets under management pursuant to such Advisory Contract as of the date of such Advisory Contract (adjusted for any additions, withdrawals and/or reinvestments of dividends and distributions by the Client (and/or by investors in the Client, in the case of an Advisory Contract with a Client that is a collective investment vehicle), and for any adjustments to the fee schedule in effect under such Advisory Contract (or under the prior Advisory Contract, in the case of any


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

            new Advisory Contract replacing a terminating Advisory Contract), in each case from the date such Advisory Contract (or the prior Advisory Contract, in the case of a terminating Advisory Contract that is being replaced by a new Advisory Contract) was entered into to the Closing or the Closing True-Up Date, as applicable, PROVIDED that such assets under management and fee schedule payable pursuant to such Advisory Contract also shall be reduced (but, for the avoidance of doubt, in no event increased) for purposes of calculating the Contract Value thereof to the extent that the Client party thereto has, on or prior to the Closing Date or the Closing True-Up Date (as applicable), expressed (and not subsequently withdrawn) an intent to reduce such assets under management or fee schedule in effect pursuant to such Advisory Contract (but not yet effected such reduction in its entirety)).

            (b) With respect to each Mutual Fund (other than a Subadvised Fund), its Mutual Fund Board Approval and Mutual Fund Shareholder Approval shall have been obtained and shall remain in full force and effect.

            (c) At the Closing, FAI, FAID and each of the Stockholders shall have delivered a certificate to AMG certifying as to compliance with the conditions set forth in this Section 9.3, which certificate includes the calculation of compliance in reasonable detail (including without limitation the UPDATED SCHEDULE 3.7 to be delivered prior to the Closing) and has attached thereto evidence of Consents reasonably satisfactory to AMG.

            9.4 REGISTRATION AS AN INVESTMENT ADVISER AND REGISTRATION OF INVESTMENT ADVISER REPRESENTATIVES.

            (a) (i) The DE LLC shall have filed the New ADV and the New ADV shall have become effective, and each of the LLCs shall be a registered investment adviser, and (ii) each of the LLCs shall have made appropriate filings under the laws of each state where such filings are necessary or advisable to enable such LLC, after giving effect to the Closing and the DE LLC Asset Transfer, to conduct the business presently conducted by FAI, FAID and the WY LLC, as applicable.

            (b) All applicable employees of FAI, FAID, the WY LLC and the DE LLC shall have become registered as investment adviser representatives (within the meaning of Rule 203A-3(a) under the Advisers Act) of the WY LLC or the DE LLC (as applicable) under the laws of each state where such a registration is necessary or advisable to enable the LLCs, after giving effect to the Closing and the DE LLC Asset Transfer, to conduct the business presently conducted by the Friess Companies and the WY LLC.

            9.5 OTHER APPROVALS. Except to the extent otherwise specifically provided for in this Agreement, all actions by or in respect of, or filings with, any governmental body, agency, or official or authority required to permit the consummation of the transactions contemplated hereby and by the Management Owner Purchase Agreement so that, after the Closing and the DE LLC Asset Transfer, the LLCs shall be able to carry on the business presently being conducted by the Friess Companies and the WY LLC, in all material respects in the manner now conducted by the Friess Companies and the WY LLC, shall have been taken, made or obtained, and all other material permits, approvals, consents, Licenses or other actions necessary to consummate the transactions hereunder and under the Management Owner Purchase Agreement and permit such carrying out of the business by the LLCs (including without limitation each of the approvals, consents and waivers set forth in SCHEDULE 3.5 hereto) shall have been received or taken, and none of such permits, approvals, consents or Licenses shall contain any provisions which, in the reasonable judgment of AMG, are unduly burdensome.

            9.6 TRANSFER. (a) All customary actions which AMG reasonably requests in order to permit the transactions contemplated by the Asset Transfer Agreements (and the schedules and exhibits thereto) to be fully carried out shall have occurred, (b) the DE LLC Asset Transfer Agreements and the agreements which are exhibits thereto, and any other customary instruments of transfer as AMG shall reasonably request in connection therewith, shall have been executed and delivered to AMG, and (c) the WY LLC Asset Transfer Agreements and the agreements which are exhibits thereto, and any other customary instruments of transfer as AMG shall reasonably request in connection therewith, shall remain in full force and effect.

            9.7 RESTATED LLC AGREEMENTS. The Restated LLC Agreements shall have become effective, shall remain in full force and effect and shall not have been breached by any party thereto.

            9.8 EMPLOYMENT AGREEMENTS. (a) Each of the Employment Agreements shall remain in full force and effect and shall not have been breached by any party thereto and (b) the employee party to such Employment Agreement shall (i) remain employed by one of the LLCs as of the Closing on a full-time basis, (ii) be a Non-Manager Member of both of the LLCs (effective as of the Closing) and
(iii) have sold his previously existing membership interest in the WY LLC to FA
(WY) Acquisition pursuant to the Management Owner Purchase Agreement.

            9.9 NON-SOLICITATION AGREEMENTS. (a) Each of the Non-Solicitation Agreements shall remain in full force and effect and (b) at least six (6) of the seven (7) employees who are parties to Non-Solicitation Agreements as of the date hereof shall (i) remain employed by one of the LLCs as of the Closing on a full-time basis, (ii) be Non-Manager Members of both of the LLCs (effective as of the Closing), (iii) have complied with his or her Non-Solicitation Agreement in all material respects, and (iv) have sold his or her previously existing membership interest in the WY LLC to FA (WY) Acquisition pursuant to the Management Owner Purchase Agreement; PROVIDED, HOWEVER, that, in the event of the death of any employee party to a Non-Solicitation Agreement prior to the Closing, the requirement in clause (b) of this Section 9.9 shall be reduced from six (6) employees to five (5) employees.

            9.10 NET WORTH AND WORKING CAPITAL OF THE LLCS. As of the Closing (after giving effect to the DE LLC Asset Transfer, and taking into account all transaction costs of the Friess Companies, the Stockholders, the LLCs and the Management Owners), the LLCs shall have (i) a combined tangible net worth (determined in accordance with GAAP using the accrual based method of accounting, consistently applied, but excluding any accounts receivable owed to the LLCs by any Stockholder, any Affiliate of either Friess Company, either LLC or any Stockholder, or any other director, officer or employee of any of the foregoing) of at least

$7,200,000, and (ii) combined working capital (defined as current assets less current liabilities) of at least $5,900,000, all of which shall consist of cash. AMG shall be provided with a certificate at the Closing from the chief financial officer of each of the Friess Companies representing that the conditions contained in this Section 9.10 are complied with.

            9.11 DELIVERY. Each of the Friess Companies, the Charities and the Stockholders shall have executed (where applicable) and delivered to AMG (or shall have caused to be executed and delivered to AMG by the appropriate Person, including without limitation the LLCs and the Management Owners) the following:

            (a) the DE LLC Asset Transfer Agreement (including all agreements and documents which are schedules thereto) and all such other customary documents of transfer and assignment as AMG may reasonably have requested in connection therewith;

            (b) certified copies of resolutions of the board of directors and stockholders of each of the Friess Companies, and the applicable governing body of each of the Charities, authorizing the execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which either of the Friess Companies or the Charities (as applicable) is a party (and which FAID executes on behalf of the DE LLC or FAI executes on behalf of the WY LLC, where applicable);

            (c) a copy of the Articles of Incorporation and by-laws of FAI which, in the case of the Articles of Incorporation, is certified as of a recent date by the Department of State of the State of Delaware;

            (d) a copy of the Articles of Incorporation and by-laws of FAID which, in the case of the Articles of Incorporation, is certified as of a recent date by the Department of State of the State of Delaware;

            (e) a copy of the Certificate of Formation of each of the LLCs certified as of a recent date by the Secretary of State of the State of Delaware;

            (f) a copy of each of the Existing LLC Agreements of each of the LLCs as in effect immediately prior to the restatement into the Restated LLC Agreements;

            (g) a certificate issued by the appropriate Secretary of State of each state in which each of the Friess Companies and the WY LLC and, with respect to the DE LLC, after giving effect to the DE LLC Asset Transfer, the DE LLC does business and is required to be qualified as a foreign company or foreign limited liability company, as applicable, certifying that each of the Friess Companies and the LLCs, as applicable, is in good standing in such state as of the most recent practicable date;

            (h) true and complete copies of each of the agreements, documents and instruments contemplated hereby (including, without limitation, the Restated LLC Agreements), and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith;

            (i) a certificate of the Secretary of each the Friess Companies, on behalf of the Friess Companies, and of FF as a Director of each of the LLCs, on behalf of the respective LLC, certifying that the resolutions of the Friess Companies, the Articles of Incorporation, the Existing LLC Agreements, the Asset Transfer Agreements, the Existing Charity Assignment Agreements and the by-laws in paragraphs (b), (c), (d) and (f) above are in full force and effect and have not been amended or modified, and that the officers of such corporation or limited liability company are those persons named in the certificate, and a certificate of a senior officer of each the Charities certifying that the resolutions of the Charities in paragraph (b) above are in full force and effect and have not been amended or modified, and that the officers of such Charity are those persons named in the certificate;

            (j) (i) an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to the Friess Companies and the Stockholders, in the form of EXHIBIT 9.11(j)(i) hereto, (ii) opinions from internal or outside counsel to each of the Charities, in each case in form and substance reasonably acceptable to AMG and its counsel and the Friess Companies and their counsel containing customary opinions with respect to (1) transfer of the WY LLC Interests free and clear of any Claims (2) due authorization of this Agreement and the transactions contemplated hereby, (3) enforceability of this Agreement and (4) no conflicts with the organizational documents or other agreements of such Charity or with applicable law, (iii) an opinion from McGuire Woods, LLP, as regulatory counsel to the Friess Companies and the Mutual Funds sponsored by the Friess Companies, in the form of EXHIBIT 9.11(j)(iii) hereto, (iv) an opinion from Richards, Layton & Finger, as counsel to the Friess Companies, in substantially the form of EXHIBIT 9.11(j)(iv) hereto, (v) one or more opinions from counsel to the Majority Management Owners (other than FF) or the Friess Companies, in either such case with respect to substantially the same matters regarding the Majority Management Owners (other than FF) as are covered in the opinion delivered pursuant to clause (i) hereof with respect to FF, and (vi) an opinion from counsel to each of the Mutual Funds (other than the Subadvised Funds) with respect to customary matters (including without limitation the Mutual Fund Board Approval and Mutual Fund Shareholder Approval of each such Mutual Fund) and in form and substance reasonably acceptable to AMG;

            (k) a release of the LLCs from all liabilities, other than those arising out of the transactions and agreements contemplated hereby, from each of the Stockholders, in each case in the form attached hereto as EXHIBIT 9.11(k);

            (l) from each Friess Company, a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code in the form attached hereto as EXHIBIT 9.11(l); and

            (m) such other certificates and documents as are required hereby or are customary and reasonably requested by AMG (and, including without limitation, copies of any side letters or other agreements entered into among the Friess Companies, the Charities and/or any of the Stockholders in connection with this Agreement and the transactions contemplated hereby).


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

            9.12 INSURANCE. AMG shall have received such evidence as it shall deem necessary or appropriate as to the insurability of each of the Majority Management Owners with respect to both key-man life insurance and disability insurance policies, in such amounts as AMG shall reasonably have determined. Each of the LLCs shall have in place insurance policies as contemplated by
Section 3.19.

            9.13 POLICIES AND PROCEDURES. Each of the LLCs and its employees shall have adopted such Code of Ethics, Insider Trading Policies and Supervisory Procedures Manuals as are reasonably acceptable to AMG.

            9.14 MUTUAL FUND BOARDS. No more than 25% of the members of the board of directors of any Mutual Fund shall be "interested persons" (as defined in the Investment Company Act) of AMG, the Friess Companies or any Affiliates of any of them for purposes of Section 15(f)(1)(A) of the Investment Company Act. With respect to each Mutual Fund (other than a Subadvised Fund), the Mutual Fund Shareholder Approval of such Mutual Fund has been obtained with respect to the slate of directors set forth in the proxy statement distributed to the shareholders of such Mutual Fund in accordance with Section 5.2(c) hereof.

SECTION 10. CONDITIONS TO OBLIGATIONS OF THE FRIESS COMPANIES, THE CHARITIES
            AND THE STOCKHOLDERS.

            The obligation of each of the Friess Companies, the Charities and the Stockholders to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by the Friess Companies, on their own behalf and on behalf of the Stockholders and the Charities, PROVIDED that the Friess Companies shall not be authorized to waive the condition contained in
Section 10.1 on behalf of the Charities), prior to or at the Closing, of the following conditions precedent:

            10.1 NO LITIGATION; NO OPPOSITION. No judgment, injunction, order or decree enjoining or prohibiting any of AMG, the Friess Companies, the Charities, the LLCs, the Stockholders, the Management Owners or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby, or thereby shall have been entered, and no suit, action or proceeding shall have been initiated or threatened by any governmental body prior to the Closing seeking to restrain or prohibit the execution and delivery of this Agreement or any of the agreements, documents or instruments contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

            10.2 REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) Each of the representations and warranties of AMG contained in this Agreement, in any Schedule or Exhibit attached hereto, or in any other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by any of AMG or made by any person authorized by AMG to make representations on its behalf, in each case shall


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

be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations or warranties as so qualified shall be true in all respects) as of the date of this Agreement and at and as of the Closing; PROVIDED, HOWEVER, that the accuracy of any representation or warranty that by its terms speaks only as of a specified date shall be determined solely as of such date.

            (b) Each of the agreements to be performed by AMG hereunder and under the other agreements, documents and instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects.

            (c) AMG shall have furnished the Friess Companies, the Stockholders and the Charities with a certificate dated as of the date of the Closing to the foregoing effect.

            10.3 ADVISORY CLIENT CONSENT. The conditions set forth in Section
9.3 shall have been met (PROVIDED that the condition contained in this Section
10.3 shall not be applicable in the event that a breach by either of the Friess Companies or any of the Stockholders of its covenants or agreements under this Agreement has been the cause of, or resulted in, the conditions set forth in
Section 9.3 not being met).

            10.4 DELIVERY. AMG shall have executed and delivered to the Friess Companies the following:

            (a) certified copies of resolutions of the board of directors of AMG authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which AMG is a party;

            (b) a certificate issued by the Secretary of State of the State of Delaware certifying that AMG is validly existing and in good standing in Delaware as of the most recent practicable date;

            (c) true and complete copies of each of the agreements, documents and instruments contemplated hereby (including, without limitation, the Restated LLC Agreements) to which AMG is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by AMG;

            (d) a certificate of the Secretary of AMG certifying that the resolutions in paragraph (a) above are in full force and effect and have not been amended or modified, and that the officers of AMG are those persons named in the certificate; and

            (e) an opinion from outside or internal counsel to AMG, FA (WY) Acquisition and FA (DE) Acquisition with respect to those matters set forth on
EXHIBIT 10.4(e) hereto.

            10.5 REGISTRATION AS AN INVESTMENT ADVISER. Each of the LLCs shall be a registered investment adviser under the Advisers Act.


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            10.6 OTHER APPROVALS. Except to the extent otherwise specifically provided for in this Agreement, all actions by or in respect of, or filings with, any governmental body, agency, or official or authority required to permit the consummation of the transactions contemplated hereby and by the Management Owner Purchase Agreement so that, after the Closing and the DE LLC Asset Transfer, the LLCs shall be able to carry on the business presently being conducted by the Friess Companies and the WY LLC, in all material respects in the manner now conducted by the Friess Companies and the WY LLC, shall have been taken, made or obtained, and all other material permits, approvals, consents, Licenses or other actions necessary to consummate the transactions hereunder and under the Management Owner Purchase Agreement and permit such carrying out of the business by the LLCs (including without limitation each of the approvals, consents and waivers set forth in SCHEDULE 3.5 hereto) shall have been received or taken (PROVIDED that the condition contained in this Section 10.6 shall not be applicable in the event that a breach by either of the Friess Companies, either of the Charities or any of the Stockholders of its covenants or agreements under this Agreement has been the cause of, or resulted in, the conditions set forth in this Section 10.6 not being met).

            10.7 SECTION 15 COMPLIANCE. No more than 25% of the members of the board of directors of any Mutual Fund shall be "interested persons" (as defined in the Investment Company Act) of AMG, the Friess Companies or any Affiliates of any of them for purposes of Section 15(f)(1)(A) of the Investment Company Act. With respect to each Mutual Fund (other than a Subadvised Fund), the Mutual Fund Shareholder Approval of such Mutual Fund has been obtained with respect to the slate of directors set forth in the proxy statement distributed to the shareholders of such Mutual Fund in accordance with Section 5.2(c) hereof.

SECTION 11. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

            11.1 TERMINATION. At any time prior to the Closing, this Agreement may be terminated as follows:

            (a) by mutual written consent of AMG and each of the Friess Companies (on their own behalf and on behalf of the Stockholders and the Charities);

            (b) by AMG, pursuant to written notice by AMG to the Friess Companies, if any of the conditions set forth in Section 9 of this Agreement have not been satisfied at or prior to February 28, 2002, or if it has become reasonably and objectively certain that any of such conditions will not be satisfied at or prior to such date, such written notice to set forth such conditions which have not been or will not be so satisfied (in each case subject to AMG's right to elect to proceed pursuant to its rights under Section 11.3 hereof); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to AMG if AMG's breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied by such date; and

            (c) by the Friess Companies (on their own behalf and on behalf of the Stockholders and the Charities), pursuant to written notice to AMG, if any of the conditions set forth in Section 10 of this Agreement have not been satisfied at or prior to February 28, 2002, or


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if it has become reasonably and objectively certain that any of such conditions, will not be satisfied at or prior to such date, such written notice to set forth such conditions which have not been or will not be so satisfied (in each case subject to the Friess Companies' right to elect to proceed pursuant to their rights under Section 11.3 hereof); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to the Friess Companies if either of the Friess Companies', the Charities' or any Stockholder's breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied by such date.

            11.2 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 11.1; PROVIDED, HOWEVER, that (a) the provisions of this Section 11, Section 5.13 and the provisions of
Section 15 hereof shall survive any termination of this Agreement; and (b) nothing herein shall relieve any party from any liability for (i) any material breach of a representation or warranty of such party contained herein (except for such representations and warranties that are qualified by their terms as to materiality or Material Adverse Effect, with respect to which a party shall be liable for any breach) as of the date such representation or warranty was made, PROVIDED that no party shall have liability for any material breach of representation or warranty unless such party knew or should have known of such breach at the time such representation or warranty was made or (ii) any failure to perform and satisfy in all material respects all of the agreements and covenants of such party to be performed hereunder and under the agreements, documents and instruments contemplated hereby at or prior to the Closing.

            11.3 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, (i) if any of the conditions specified in Section 9 hereof have not been satisfied, AMG shall have the right to elect to proceed with the transactions contemplated hereby without waiving any of its rights hereunder,
(ii) if any of the conditions specified in Section 10 hereof have not been satisfied, the Friess Companies shall have the right to elect (on their own behalf and on behalf of the Charities and the Stockholders, PROVIDED that the Friess Companies shall not be authorized to waive the condition contained in
Section 10.1 on behalf of the Charities) to proceed with the transactions contemplated hereby without waiving any of their respective rights hereunder, and (iii) ) if the condition specified in Section 10.1 hereof has not been satisfied with respect to a Charity, such Charity shall have the right to elect to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

SECTION 12. SUBSEQUENT CLOSING.

            12.1 GENERAL. Upon the terms, and (solely in the case of AMG's obligations under this Section 12) subject to the conditions, contained in this
Section 12, AMG hereby agrees:

            (i) To cause FA (WY) Acquisition to purchase from FAI, and FAI hereby agrees to sell to FA (WY) Acquisition, at the Subsequent Closing that number of LLC Points (as defined in the Restated WY LLC Agreement) of the WY LLC (including


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      without limitation the Capital Account (as defined in the Restated WY LLC
      Agreement) then associated therewith) equal to the product of (A) a fraction, the numerator of which is nineteen (19) and the denominator of which is thirty four (34), multiplied by (B) the number of LLC Points of the WY LLC owned of record by FAI as of immediately following the Closing (the "FAI WY LLC Subsequent Purchase"); and

            (ii) To cause FA (DE) Acquisition to purchase from FAID, and FAID hereby agrees to sell to FA (DE) Acquisition, at the Subsequent Closing that number of LLC Points (as defined in the Restated DE LLC Agreement) of the DE LLC (including without limitation the Capital Account (as defined in the Restated DE LLC Agreement) then associated therewith) equal to the product of (A) a fraction, the numerator of which is nineteen (19) and the denominator of which is thirty four (34), multiplied by (B) the number of LLC Points of the DE LLC owned of record by FAID as of immediately following the Closing (the "FAID DE LLC Subsequent Purchase" and, collectively with the FAI WY LLC Subsequent Purchase, the "Subsequent Purchase").

            12.2 SUBSEQUENT PURCHASE PRICE; DELIVERY OF LLC POINTS.

            (a) Upon the terms, and (solely in the case of AMG's obligations under this Section 12) subject to the conditions, contained in this Section 12, at the Subsequent Closing:

            (i) AMG shall cause FA (WY) Acquisition to deliver by wire transfer to FAI, at a bank account to be designated in writing by FAI to AMG at least three (3) business days prior to the Subsequent Closing Date, an aggregate amount equal to the WY LLC Subsequent Purchase Price, in immediately available funds, in full consideration for the sale to FA (WY) Acquisition of all of the WY LLC Points to be purchased at the Subsequent Closing; and

            (ii) AMG shall cause FA (DE) Acquisition to deliver by wire transfer to FAID, at a bank account to be designated in writing by FAID to AMG at least three (3) business days prior to the Subsequent Closing Date, an aggregate amount equal to the DE LLC Subsequent Purchase Price, in immediately available funds, in full consideration for the sale to FA (DE) Acquisition of all of the DE LLC Points to be purchased at the Subsequent Closing.

            (b) Within ten (10) business days following the date which is forty-five (45) days after the Subsequent Closing Date (the "Subsequent Closing True-Up Date"), AMG hereby agrees to cause FA (WY) Acquisition to deliver by wire transfer to FAI, and to be paid to the same bank account used for the payment of the WY LLC Subsequent Purchase Price (except to the extent FAI shall have designated another bank account to AMG in writing at least two (2) business days prior to the Subsequent Closing True-Up Date), an aggregate amount equal to the Post-Subsequent Closing True-Up Payment (if any).

            (c) Not later than two (2) business days prior to the Subsequent Closing Date, the Friess Companies shall deliver to AMG (i) an UPDATED SCHEDULE
3.7 containing all of the information required by Section 3.7(a) (set forth as of three (3) business days prior to the


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Subsequent Closing Date instead of as of the Base Date, but excluding the information required under Section 3.7(a)(vi)) with respect to each of the Advisory Contracts of the WY LLC as of such date and (ii) the calculation of the WY LLC Subsequent Purchase Price in reasonable detail, certified by FAI, FAID and each of the Stockholders (which certification shall constitute a representation and warranty to AMG under this Agreement) as being true and correct and having attached thereto such evidence of the underlying information resulting in such WY LLC Subsequent Purchase Price as is reasonably satisfactory to AMG.

            (d) Promptly (and in any event within three (3) business days) following the Subsequent Closing True-Up Date, the Friess Companies shall deliver to AMG (i) an UPDATED SCHEDULE 3.7 containing all of the information required by Section 3.7(a) (set forth as of the Subsequent Closing True-Up Date instead of as of the Base Date, but excluding the information required under
Section 3.7(a)(vi)) with respect to each of the Advisory Contracts excluded from the calculation of the WY LLC Subsequent Closing Purchase Price by the operation of clause (i) or clause (ii) of paragraph (b) of the definition of "WY LLC Subsequent Closing Purchase Price" and (ii) the calculation of the Post-Subsequent Closing True-Up Payment (if any) in reasonable detail, certified by FAI, FAID and each of the Stockholders (which certification shall constitute a representation and warranty to AMG under this Agreement) as being true and correct and having attached thereto such evidence of the underlying information resulting in such Post-Subsequent Closing True-Up Payment as is reasonably satisfactory to AMG.

            (e) At the Subsequent Closing, upon the terms, and (solely in the case of AMG's obligations under this Section 12) subject to the conditions, contained in this Section 12, (i) FAI shall deliver to FA (WY) Acquisition that number of LLC Points of the WY LLC to be purchased at the Subsequent Closing, and each of FAI and FA (WY) Acquisition shall execute and deliver to the other a Transfer Agreement in the form of EXHIBIT 12.2(e) hereto, and (ii) FAID shall deliver to FA (DE) Acquisition the number of LLC Points of the DE LLC to be purchased at the Subsequent Closing, and each of FAID and FA (DE) Acquisition shall execute and deliver to the other a Transfer Agreement in the form of
EXHIBIT 12.2(e), hereto. Neither the approval of the Management Committee nor of any Non-Manager Member of either LLC (each as defined in the Restated LLC Agreements) shall be required in connection with the transfer of LLC Points to FA (WY) Acquisition and FA (DE) Acquisition at the Subsequent Closing (and each of the Stockholders hereby acknowledges and agrees to such potential transfer of LLC Points).

            (f) Each of the LLCs agrees to cooperate and assist the Friess Companies in all reasonable respects (with the expenses thereof to be borne out of the Operating Allocation, as such term is defined in the Restated LLC Agreements) to permit the Friess Companies to make the calculations and deliver the information required to be delivered by them to AMG pursuant to this Section 12.

            12.3 TIME AND PLACE OF SUBSEQUENT CLOSING. The closing of the Subsequent Purchase provided for in this Section 12 (the "Subsequent Closing") shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 10:00 a.m. local time on the third anniversary of the Closing Date, or if such date is not a business day, on the next succeeding business day (the "Subsequent Closing Date") or at such other place or time


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as may be mutually agreed upon in writing by AMG and the Friess Companies;
PROVIDED, HOWEVER, that, in the event there is an indemnification claim asserted by an AMG Indemnified Party prior to the third anniversary of the Closing Date which has not been resolved to the satisfaction of AMG prior to the third anniversary of the Closing Date, AMG shall be permitted to unilaterally postpone the Subsequent Closing Date, by not less than three (3) business days written notice of such postponement to FAI and FAID, until such time as such indemnification claim has been resolved to the satisfaction of AMG (and the determination of the WY LLC Subsequent Purchase Price, the DE LLC Subsequent Purchase Price and the Post-Subsequent Closing True-Up Payment (if any) shall thereby be commensurately postponed), subject to the subsequent termination of such postponement period by AMG upon not less than three (3) business days' written notice thereof to FAI and FAID; PROVIDED, FURTHER, that, in the event that AMG has elected to postpone the Subsequent Closing Date pursuant to the immediately preceding proviso, FAI and FAID may unilaterally elect, by written notice of such election to AMG delivered within five (5) business days following AMG's notice of postponement delivered pursuant to the immediately preceding proviso, to cause the Subsequent Closing Date to occur three (3) business days following such election by FAI and FAID, in which event AMG shall have the right (in addition to collecting directly from the Stockholders) to set off its full indemnification claims against the amount otherwise payable pursuant to this
Section 12 as the Subsequent Purchase Price (PROVIDED that any such setoff shall not be deemed to compromise or waive any rights that FAI and/or FAID may have to seek ultimate resolution of such indemnification claims by settlement or arbitration thereafter).

            12.4 FURTHER ASSURANCES. FAI and FAID shall, from time to time after the Subsequent Closing, at the request of AMG and without further consideration, execute and deliver such further customary instruments of transfer and assignment and take such other customary actions as AMG may reasonably request to fully implement the provisions of this Section 12. Prior to the Subsequent Closing, neither FAI nor FAID shall in any event (without the prior written consent of AMG) Transfer (as such term is defined in the Restated LLC Agreements) any of their respective LLC Points in the WY LLC or the DE LLC which may be subject to sale to FA (WY) Acquisition or FA (DE) Acquisition pursuant to this Section 12 at the Subsequent Closing.

            12.5 TRANSFER TAXES. All transfer taxes, fees and duties under applicable law incurred in connection with the Subsequent Purchase will be borne and paid by FAI and FAID, and FAI and FAID shall promptly reimburse the LLCs, AMG, FA (WY) Acquisition and FA (DE) Acquisition for any such tax, fee or duty which any of them is required to pay under applicable law.

            12.6 AMENDMENT OF SCHEDULE A TO RESTATED LLC AGREEMENTS. Upon the occurrence of the Subsequent Closing, (i) FA (WY) Acquisition (as the Manager Member of the WY LLC) shall update Schedule A to the Restated WY LLC Agreement to reflect the LLC Points owned by the Members of the WY LLC after giving effect to the FAI WY LLC Subsequent Purchase, and (ii) FA (DE) Acquisition (as the Manager Member of the DE LLC) shall update Schedule A to the Restated DE LLC Agreement to reflect the LLC Points owned by the Members of the DE LLC after giving effect to the FAID DE Subsequent Purchase.


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            12.7 CONDITIONS TO SUBSEQUENT PURCHASE. The obligation of AMG to consummate the Subsequent Purchase is subject to the fulfillment (or waiver by AMG), prior to or at the Subsequent Closing Date, of the following conditions precedent:

            (a) Each of the representations and warranties of FAI and FAID contained in the documentation delivered by them pursuant to Section 12.2(b) hereof shall be true and complete in all material respects as of the Subsequent Closing Date;

            (b) (i) None of FAI, FAID or FF (directly or indirectly) shall have willfully, intentionally or knowingly (solely with respect to the taking of the action constituting such a breach) taken any action which constitutes a breach of its post-Closing obligations under this Agreement, either of the Restated LLC Agreements or the Employment Agreement of FF (other than Section 1(b) or Section 2 of such Employment Agreement), and (ii) FF shall not have willfully, intentionally or knowingly (solely with respect to the engaging in of such action or other activity constituting "For Cause") engaged in any of the actions or other activities which constitutes "For Cause" under his Employment Agreement, in the case of clause (i) or (ii) which breach, action or other activity (as applicable) has resulted or would reasonably be expected to result in material harm to (A) AMG and its Controlled Affiliates (taken as a whole) (other than the LLCs and their respective Controlled Affiliates) or (B) the WY LLC, the DE LLC and their respective Controlled Affiliates (taken as a whole); PROVIDED, HOWEVER, that, solely in the event that such breach, action or other activity (as applicable) can be cured by FAI, FAID or FF (as applicable) without having resulted (or continuing to be reasonably expected to result) in the foregoing type of material harm, FAI, FAID or FF (as applicable) shall be given thirty (30) days to cure such breach, action or other activity (as applicable) from the earlier of the time he (I) has been notified thereof by AMG or (II) otherwise become aware of such breach, action or other activity (as applicable); and

            (c) FF shall not have willfully, intentionally or knowingly (solely with respect to the taking of the action constituting such a breach) materially breached his post-Closing obligations under Section 1(b) or Section 2 of his Employment Agreement); PROVIDED, HOWEVER, that, solely in the event that such material breach both (i) did not consist of FF having tendered his resignation to the WY LLC (or otherwise affirmatively terminating his employment relationship with the WY LLC) and (ii) can be cured by FF without having resulted (or continuing to be reasonably expected to result) in material harm to
(A) AMG and its Controlled Affiliates (taken as a whole) (other than the LLCs and their respective Controlled Affiliates) or (B) the WY LLC, the DE LLC and their respective Controlled Affiliates (taken as a whole), FF shall be given thirty (30) days to cure such material breach from the earlier of the time he
(I) has been notified thereof by AMG or (II) otherwise become aware of such material breach (but, for the avoidance of doubt, if such material breach has not been cured by the end of such thirty-day period, such material breach shall be conclusively deemed to have resulted in material harm to AMG and the LLCs without any requirement of proof or other establishment of such harm by any party hereto, and shall cause the condition set forth in this Section 12.7(c) thereafter to fail to be satisfied).


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SECTION 13. INDEMNIFICATION.

            13.1 JOINT AND SEVERAL INDEMNIFICATION BY THE STOCKHOLDERS. From and after the Closing, the Stockholders agree, jointly and severally, to indemnify and hold AMG and its subsidiaries and Affiliates (including the LLCs) and their respective officers, directors, members, employees, agents and representatives (other than the Employee Stockholders and Non-Manager Members (each as defined in the Restated LLC Agreements)) (individually an "AMG Indemnified Party" and, collectively, the "AMG Indemnified Parties") harmless from and against any damages, liabilities, losses (including, without limitation, diminution in value), fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel and experts) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, "Losses") which may be sustained or suffered by any of them resulting from, arising out of or based upon any of the following matters:

            (a) fraud by either of the Friess Companies or any Stockholder in connection with any of their representations, warranties, covenants or agreements under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby;

            (b) any breach of any representation, warranty, covenant or agreement of either of the Friess Companies or any Stockholder under this Agreement (other than the representations and warranties set forth in Section 4 hereof) or under any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach (or which would, in the case of any allegations made by third-parties, if true constitute such a breach);

            (c) the activities, conduct, business or operation of either of the Friess Companies or the LLCs prior to the Closing, or arising out of facts, events or circumstances regarding either of the Friess Companies or the LLCs existing prior to the Closing (whether or not disclosure of such facts, events or circumstances was made herein or on the Schedules hereto), in each case to the extent that such Loss has resulted from or arisen out of such activities, conduct, business or operation or such facts, events or circumstances existing prior to the Closing; PROVIDED, HOWEVER, that indemnification pursuant to this
Section 13.1(c) shall not be available for liabilities to the extent such liabilities are specifically reflected or reserved for in the opening balance sheet of the LLCs (to the extent so reflected or reserved for) and are not otherwise subject to indemnification pursuant to clauses (a), (b) or (d) of this
Section 13.1; and

            (d) to the extent not otherwise subject to indemnification pursuant to this Section 13.1, (i) liabilities and obligations for any Taxes incurred by either of the Friess Companies (for the avoidance of doubt, solely to the extent resulting in Losses to any AMG Indemnified Party) or the LLCs with respect to any period ending on or before the date of the Closing (or, for any period beginning before and ending after the date of the Closing, liabilities and obligations for Taxes to the extent allocable to the portion of such period beginning before


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and ending on the date of the Closing), (ii) the breach by either Friess
Company, either Charity or any Stockholder of any provision of this Agreement relating to or involving Tax matters and (iii) any adverse consequences or Losses arising out of or relating to any failure to pay any such Taxes or resulting from any such breach.

            13.2 SEVERAL INDEMNIFICATION BY THE CHARITIES. From and after the Closing, each Charity agrees, severally and not jointly, to indemnify and hold the AMG Indemnified Parties harmless from and against any Losses which may be sustained or suffered by any of them resulting from, arising out of or based upon any of the following matters:

            (a) fraud by such Charity in connection with any of its representations, warranties, covenants or agreements under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby; and

            (b) any breach of any representation or warranty of such Charity set forth in Section 4 of this Agreement, any covenant or agreement of such Charity under this Agreement, or any representation, warranty, covenant or agreement of such Charity under any other agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach (or which would, in the case of any allegations made by third-parties, if true constitute such a breach).

            13.3 LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDERS AND THE CHARITIES. Notwithstanding any other provision of this Agreement to the contrary, the right of AMG Indemnified Parties to indemnification under Section
13.1 and Section 13.2 shall be subject to the following provisions:

            (a) No indemnification shall be payable pursuant to Sections 13.1(b), 13.1(c) or 13.2(b) to any AMG Indemnified Party unless the sum of all claims for indemnification by AMG Indemnified Parties pursuant to Sections 13.1 and 13.2 shall exceed $2,500,000 (PROVIDED that such dollar threshold shall be reduced by the aggregate amounts of any payments made by either LLC to FAI or FAID pursuant to Section 2 of any of the Asset Transfer Agreements), whereupon only amounts in excess of such $2,500,000 (as the same may have been reduced in accordance with the immediately preceding parenthetical) level shall be recoverable pursuant to Sections 13.1(b), 13.1(c) and 13.2(b) (PROVIDED that in no event shall the limitation provided in this Section 13.3(a) apply to any claim (i) for indemnification for Taxes or (ii) based upon or related to a breach of any representation, warranty, covenant or agreement with respect to Taxes or contained in Section 3.3, 3.4(b), 3.5, 3.21, 4.2 or 4.3 hereof);

            (b) No indemnification shall be payable to an AMG Indemnified Party
(i) with respect to claims asserted pursuant to Sections 13.1(b) or 13.2(b) after the expiration of the related representation, warranty, covenant or agreement pursuant to Section 13.9 or (ii) with respect to claims asserted pursuant to Section 13.1(c) after the second anniversary of the Closing Date (in either such case, the "Indemnification Cut-Off Date"); PROVIDED, HOWEVER, that such expiration shall not affect any claim with respect to which notice was given in the manner


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contemplated by Section 13.6 hereof prior to the Indemnification Cut-Off Date;
and PROVIDED, FURTHER, that, notwithstanding the provisions of Section 13.9, all representations, warranties, covenants and agreements of the Friess Companies, the Charities and the Stockholders contained in this Agreement or in any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto shall survive indefinitely for purposes of indemnification sought pursuant to Section 13.1(a) or Section 13.2(a);

            (c) No indemnification shall be payable to the AMG Indemnified Parties with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c) or 13.2(b) in amounts in the aggregate in excess of fifty percent (50%) of the Total Purchase Price (PROVIDED that in no event shall the limitation provided in this Section 13.3(c) apply to any claim (i) for indemnification for Taxes or
(ii) based upon or related to a breach of any representation, warranty, covenant or agreement with respect to Taxes or contained in Section 3.3, 3.4(b), 3.5, 3.21, 4.2 or 4.3 hereof); and

            (d) No indemnification shall be payable to the AMG Indemnified Parties by an individual Charity with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c), 13.1(d) or 13.2(b) in amounts in the aggregate in excess of fifty percent (50%) of that portion of the Total Purchase Price received by such Charity under this Agreement.

            13.4 INDEMNIFICATION BY AMG. From and after the Closing, AMG agrees to indemnify and hold the Friess Companies, the Charities and the Stockholders (individually a "Friess Indemnified Party" and, collectively, the "Friess Indemnified Parties") harmless from and against any damages, liabilities, losses, fines, penalties, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them resulting from, arising out of or based upon any of the following matters:

            (a) fraud by AMG in connection with any of its representations, warranties, covenants or agreements under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby; and

            (b) any breach of any representation, warranty, covenant or agreement made by AMG in this Agreement or in any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach (or which would, in the case of any allegations made by third-parties, if true constitute such a breach).

            13.5 LIMITATION ON INDEMNIFICATION BY AMG. Notwithstanding the foregoing, the right of Friess Indemnified Parties to indemnification under
Section 13.4 shall be subject to the following provisions:


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            (a) No indemnification pursuant to Section 13.4(b) shall be payable to Friess Indemnified Parties unless the total of all claims for indemnification pursuant to Section 13.4 shall exceed $2,500,000 in the aggregate, whereupon only amounts in excess of such $2,500,000 level shall be recoverable in accordance with the terms hereof (PROVIDED that in no event shall the limitation provided in this Section 13.5(a) apply to any claim based upon or related to a breach of any representation or warranty contained in Section 7.3 or 7.7 hereof);

            (b) No indemnification shall be payable to Friess Indemnified Parties with respect to claims asserted pursuant to Section 13.4(b) above in amounts in the aggregate in excess of fifty percent (50%) of the Total Purchase Price (PROVIDED that in no event shall the limitation provided in this Section 13.5(a) apply to any claim based upon or related to a breach of any representation or warranty contained in Section 7.3 or 7.7 hereof); and

            (c) No indemnification shall be payable to the Friess Indemnified Parties with respect to claims asserted pursuant to Section 13.4(b) above after the applicable Indemnification Cut-Off Date; PROVIDED, HOWEVER, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 13.6 hereof prior to the Indemnification Cut-Off Date.

            13.6 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to AMG (if it is the indemnifying party) or to FAI (if the Stockholders and/or the Charities are the indemnifying parties, and FAI shall be exclusively authorized to give and receive all notices and make all decisions on behalf of the Stockholders and the Charities pursuant to this Section 13 and to bind each of the Stockholders and Charities thereby, PROVIDED that such notice also shall be delivered to the respective Charity if either of the Charities is a party from which indemnification is sought) within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof pursuant to the preceding sentence promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying parties from any liability except to the extent that they are prejudiced by the failure or delay in giving such notice. Such notice shall reasonably summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice, AMG (if it is the indemnifying party) shall give written notice to FAI, or FAI shall give written notice to AMG (if the Stockholders or the Charities are the indemnifying parties) shall give written notice to AMG, in either case stating whether the indemnifying parties disputes the claim for indemnification (or, in the alternative, acknowledging that the claim for indemnification is fully indemnifiable by such indemnifying parties hereunder), and stating whether it will defend against any third party claim or liability at its own cost and expense (PROVIDED, HOWEVER, that FAI shall only be entitled to defend against any such third party claim or liability if (i) the only relief sought by such third party is monetary relief and (ii) the Stockholders and the Charities have (through FAI) acknowledged that any resulting liability will be fully indemnified by them), and in all other circumstances AMG shall be solely entitled to defend against such third party claim or liability on behalf of all of the parties hereto (notwithstanding the fact that the Charities or the Stockholders are the indemnifying parties), subject to the right of the Charities and the Stockholders (through FAI) to participate each at


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their own expense). If AMG or FAI (as applicable) fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim (on behalf of each of the Stockholders and Charities, in the case of a failure to deliver notice of a dispute by FAI), which shall become immediately due and payable (and in any such event, AMG shall be solely entitled to defend against any third party claim or liability).

            AMG (if it is the indemnifying party) or FAI (if the Stockholders and/or the Charities are the indemnifying parties) shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of each indemnified party, which consent shall not be unreasonably withheld) as long as AMG or FAI (as applicable) is conducting a good faith and diligent defense (and subject, in the case of FAI, to the limitations set forth in the preceding paragraph). Each indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel (such participation to be effected solely through FAI's retention of a single counsel on behalf of all of the indemnified Stockholders and Charities, where Stockholders and/or Charities are the indemnified parties); PROVIDED, HOWEVER, that if the named parties to the action or proceeding include either both the indemnifying parties and/or one or more indemnified parties and an indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, an indemnified party may engage separate counsel at the expense of the indemnifying parties. If no such notice of intent to dispute and defend a third party claim or liability is given, or if such good faith and diligent defense is not being or ceases to be conducted by AMG or FAI (as applicable), the indemnified parties shall have the right, at the expense of the indemnifying parties, to, after three (3) business days notice to AMG or FAI (as applicable) of their intent to do so, undertake the defense of such claim or liability (with counsel selected by the indemnified parties), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying parties, then the indemnified parties shall make available such information and assistance as AMG or FAI (as applicable) may reasonably request and shall cooperate with each other in all reasonable respects in connection with such defense, at the expense of the indemnifying parties.

            Each of the Stockholders, the Charities and FAI agrees that FAI shall remain in existence and shall not be dissolved, liquidated or terminated for the duration of the potential indemnification obligations of the Stockholders and the Charities under this Agreement unless and until such time as AMG has been provided with the written agreement of each of the Stockholders and the Charities (in form and substance reasonably acceptable to AMG) appointing another Person to act in a binding capacity on behalf of such Stockholder in connection with all indemnification matters arising under this Agreement or otherwise in connection with the transactions contemplated hereby (and each Stockholder and Charity hereby appoints FAI in such capacity from and after the Closing).

            13.7 SATISFACTION OF STOCKHOLDER INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations of the Stockholders pursuant to
Section 13.1 and 13.2 above, an AMG Indemnified Party shall have the right (in addition to collecting directly from the Stockholders) to set off its indemnification claims against (a) any and all amounts of interest and


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principal under any promissory note issued to such Stockholder pursuant to the provisions of Section 3.11 of either of the Restated LLC Agreements (whether or not then due and payable), and/or (b) any and all amounts to be distributed to such Stockholder by either of the LLCs, whether or not such right of set-off is specifically provided for in the relevant Restated LLC Agreement, and/or (c) any and all amounts owed or which become owed to such Stockholder or any Permitted Transferee (as such term is defined in the relevant Restated LLC Agreement) of such Stockholder by the Manager Member (as such term is defined in the Restated LLC Agreements) or any of its Affiliates pursuant to the provisions of Sections
3.11 or 7.1 of the Restated LLC Agreements; PROVIDED, HOWEVER, that the offset right described in clause (b) of this sentence shall only be available to an AMG Indemnified Party from and after the rendering of a settlement, judgment or arbitral decision establishing such indemnification obligation of the Stockholders under this Section 13.

            13.8 OTHER INDEMNIFICATION MATTERS. The Charities, the Stockholders, the Friess Companies and AMG agree to treat any indemnity payment made pursuant to this Agreement (or any indemnity payment that would have been made but for the operation of any offset provision contained in this Agreement or one of the Restated LLC Agreements) as an adjustment to the portion of the Total Purchase Price attributable to the WY LLC or the DE LLC (as applicable) for federal, state, local and foreign income tax purposes. The amount of any Taxes for which indemnification is provided under this Section 13 shall not be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder or (ii) reduced to take account of any net Tax benefit realized by the indemnified parties arising from the incurrence or payment of any such Taxes. From and after the Closing, indemnification pursuant to this Article 13 shall be the exclusive remedy for monetary damages available to the Indemnified Parties with respect to any breach of a representation, warranty, covenant or agreement contained in this Agreement (but, for the avoidance of doubt, not with respect to a breach of any of the other Transaction Documents), other than for claims with respect to fraud.

            13.9 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each of the representations, warranties, covenants and agreements contained herein or in any schedule, exhibit or certificate delivered by any party to any other parties incident to the transactions contemplated hereby are material and shall be deemed to have been relied upon by the other parties. Each of the representations and warranties contained herein or in any schedule, exhibit or certificate delivered by any party to any other parties incident to the transactions contemplated hereby shall survive the Closing until the second anniversary of the date of the Closing, except for (i) the representations and warranties made in Section 3.9, which shall survive until the expiration of the applicable statute of limitations, if any, and (ii) the representations and warranties made in Sections 3.3, 3.4(b), 3.5, 3.21, 4.2, 4.3, 7.3 and 7.7, which shall survive indefinitely. The expiration of any representation or warranty shall not affect any claim asserted in writing by an indemnified party to an indemnifying party prior to the date of such expiration in the manner provided in this Section 13. All covenants and agreements contained herein or in any schedule, exhibit or certificate delivered by any party to any other parties incident to the transactions contemplated hereby not fully performed prior to the Closing shall survive the Closing and continue thereafter until fully performed (except to the extent such covenants or agreements are by their terms to be performed solely prior to Closing and


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performance thereof is waived in conjunction with the Closing). Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement irrespective of any information obtained by them by any investigation, audit or examination or otherwise.

            13.10 REGULATORY FILINGS. Each party hereto will cooperate with the other parties in all reasonable respects to enable such parties to make any and all regulatory filings required by them with respect to AMG, the Friess Companies, the LLCs or the transactions contemplated hereby.

SECTION 14. DEFINITIONS.

            14.1 DEFINITIONS. For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 14.1:

            "ADVISERS ACT" shall mean the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.

            "ADVISORY CONTRACT" shall mean any investment management, advisory or sub-advisory contract, or any other contract, agreement, arrangement or understanding (whether written or oral), pursuant to which either of the Friess Companies or the LLCs provides Investment Management Services as of any date of determination.

            "AFFILIATE" shall mean with respect to any person or entity (herein the "first party"), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, or (b) otherwise direct the management or policies of such person or entity by contract or otherwise.

            "AGREEMENT" shall have the meaning specified in the preamble hereto.

            "AMG" shall have the meaning specified in the preamble hereto.

            "AMG INDEMNIFIED PARTY" shall have the meaning specified in Section
13.1 hereof.

            "APPLICABLE CLOSING EXCLUDED CONTRACT" shall mean any of the following Advisory Contracts (other than any such Advisory Contract with a Mutual Fund or with a Related Client):


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            (a) Any Advisory Contract (i) that was executed and delivered prior to the Closing by the WY LLC and by the Client party thereto, (ii) that remains in full force and effect both as of the Closing and as of the Closing True-Up Date, (iii) in respect of which no funds were deposited by the Client with the WY LLC prior to the Closing and (iv) with respect to which an executed Consent of such Client party thereto to the assignment (or deemed assignment) of such Advisory Contract resulting from the transactions contemplated hereby was obtained in the manner contemplated by Section 5.2 hereof (which Consent was duly obtained by the WY LLC under all applicable Laws and Regulations) prior to the Closing (which Consent remains in full force and effect as of the Closing True-Up Date);

            (b) Any Advisory Contract (i) that is in full force and effect both as of the Closing and as of the Closing True-Up Date, (ii) which either by its terms or under applicable Laws and Regulations requires the "express" or "written" consent of the Client party thereto to the assignment (or deemed assignment) of such Advisory Contract, (iii) with respect to which the written consent of such Client party thereto to the assignment (or deemed assignment) of such Advisory Contract resulting from the transactions contemplated hereby was not received prior to the Closing and (iv) with respect to which an executed written Consent of such Client party thereto to the assignment (or deemed assignment) of such Advisory Contract resulting from the transactions contemplated hereby has been obtained in the manner contemplated by Section 5.2 hereof (which written Consent has been duly obtained by the WY LLC under all applicable Laws and Regulations) prior to the Closing True-Up Date (which written Consent remains in full force and effect as of the Closing True-Up
Date); and

            (c) Any Advisory Contract (i) that is in full force and effect both as of the Closing and as of the Closing True-Up Date, (ii) with respect to which the Client party thereto, following the date of this Agreement and prior to the Closing, either (A) reduced, or expressed an intent to reduce, its assets under management by the WY LLC by more than 15% (such 15% reduction to be measured from the amount of assets under management by the WY LLC pursuant to such Advisory Contract on the Base Date (in the case of any Advisory Contract that was in effect as of the Base Date) or on the date such Advisory Contract was entered into by the WY LLC (in the case of any Advisory Contract that became effective after the Base Date) or (B) reduced, or expressed an intent to reduce, the fee schedule in effect under such Advisory Contract by more than 15% (such 15% reduction to be measured from the fee schedule in effect on the Base Date (in the case of any Advisory Contract that was in effect as of the Base Date) or on the date such Advisory Contract was entered into by the WY LLC (in the case of any Advisory Contract that became effective after the Base Date) and (iii) with respect to which an executed Consent of such Client party thereto to the assignment (or deemed assignment) of such Advisory Contract resulting from the transactions contemplated hereby was obtained in the manner contemplated by
Section 5.2 hereof (which Consent was duly obtained by the WY LLC under all applicable Laws and Regulations) prior to the Closing (which Consent remains in full force and effect as of the Closing True-Up Date).

            "APPLICABLE CLOSING EXCLUDED CONTRACT VALUE" shall mean the aggregate Contract Value of Applicable Closing Excluded Contracts as of the Closing True-Up Date (calculated in the manner provided for in Section 9.3(a) hereof).


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            "APPLICABLE EXISTING INVESTED FUNDS" shall have the meaning specified in Section 1.6(a) hereof.

            "APPLICABLE FRIESS INVESTORS" shall have the meaning specified in
Section 1.6(a) hereof.

            "APPLICABLE INVESTED FUNDS" shall have the meaning specified in
Section 1.6(b) hereof.

            "APPLICABLE INVESTMENT PERIOD" shall have the meaning specified in
Section 1.6(c) hereof.

            "APPLICABLE NEW INVESTED FUNDS" shall have the meaning specified in
Section 1.6(b) hereof.

            "APPLICABLE PRICE COMPONENT" shall have the meaning specified in
Section 1.6(d) hereof.

            "ARTICLES OF INCORPORATION" shall have the meaning specified in
Section 3.2(a) hereof.

            "ASSET TRANSFERS" shall have the meaning specified in Section 2.2 hereof.

            "ASSET TRANSFER AGREEMENTS" shall have the meaning specified in
Section 2.2 hereof.

            "BANKRUPTCY CODE" shall mean Title 11 of the United States Code entitled "Bankruptcy" as the same may be amended, modified, succeeded or replaced, from time to time.

            "BASE BALANCE SHEET" shall have the meaning specified in Section 3.8(a)(i) hereof.

            "BASE DATE" shall have the meaning specified in Section 3.7(a) hereof.

            "BASE FEES" shall have the meaning specified in Section 9.3(a)(i) hereof.

            "CALCULATION DATE" shall have the meaning specified in Section 9.2(a) hereof.

            "CFJH" shall have the meaning specified in the preamble hereto.

            "CHARITIES" shall have the meaning specified in the preamble hereto.

            "CHARITIES WY LLC PURCHASE" shall have the meaning specified in
Section 1.1(ii) hereof.

            "CLAIMS" shall mean any restrictions, liens, claims, charges, security interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever, excluding restrictions on transferability imposed by federal and state securities laws.


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            "CLIENT" shall mean any Person to whom either of the Friess
Companies or the LLCs provides Investment Management Services.

            "CLOSING" shall have the meaning specified in Section 1.3 hereof.

            "CLOSING DATE" shall have the meaning specified in Section 1.3 hereof.

            "CLOSING PURCHASE PRICE" shall mean the sum of (i) the WY LLC Closing Purchase Price, plus (ii) the DE LLC Closing Purchase Price plus (iii) the Post-Closing True-Up Payment.

            "CLOSING TRUE-UP DATE" shall have the meaning specified in Section 1.2(c) hereof.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor code thereto. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

            "COMMODITY EXCHANGE ACT" shall mean Title 7, Section 1 ET SEQ. of the United States Code as the same may be amended, modified, succeeded or replaced, from time to time.

            "CONSENT" shall have the meaning specified in Section 9.3(a)(ii) hereof.

            "CONSENTING PERCENTAGE" shall have the meaning specified in Section 1.2(b) hereof.

            "CONTRACT VALUE" shall have the meaning specified in Section 9.3(a)(iii) hereof.

            "CONTRACTS" shall have the meaning specified in Section 3.15 hereof.

            "CONTROLLED AFFILIATE" shall have the meaning specified in the Restated LLC Agreements.

            "DELAWARE ACT" shall have the meaning specified in Section 3.2(b) hereof.

            "DE LLC" shall have the meaning specified in the recitals hereto.

            "DE LLC ASSET TRANSFER" shall have the meaning specified in Section
2.1 hereof.

            "DE LLC ASSET TRANSFER AGREEMENT" shall have the meaning specified in Section 2.1 hereof.

            "DE LLC CLOSING PURCHASE PRICE" shall mean an amount equal to the book value of the assets of FAID as of immediately prior to the DE LLC Asset Transfer, subject to reduction as set forth in Section 1.2(b) hereof.

            "DE LLC INTERESTS" shall have the meaning specified in the recitals hereto.


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            "DE LLC PURCHASE" shall have the meaning specified in Section
1.1(iv) hereof.

            "DE LLC PURCHASE PRICE ALLOCATION" shall have the meaning specified in Section 1.2(e) hereof.

            "DE LLC SUBSEQUENT PURCHASE PRICE" shall mean the product of (a) the book value of the assets of the DE LLC as of the Subsequent Closing Date (or, if such date is not a calendar month end, the immediately preceding calendar month end) and (b) a fraction, the numerator of which is the number of LLC Points (as defined in the Restated DE LLC Agreement) of the DE LLC to be purchased on the Subsequent Closing Date, and the denominator of which is the number of DE LLC Points outstanding (as determined pursuant to the Restated DE LLC Agreement) on the Subsequent Closing Date (before giving effect to any issuances or redemptions of LLC Points on such date); PROVIDED, HOWEVER, that, if the DE LLC Subsequent Purchase Price determined pursuant to this definition otherwise would exceed the WY LLC Subsequent Purchase Price determined pursuant to the definition thereof set forth below (before the deduction of the DE LLC Subsequent Purchase Price provided for in clause (ii) of the definition of WY LLC Subsequent Purchase Price set forth below), then the DE LLC Subsequent Purchase Price shall be reduced by the amount of such excess.

            "EMPLOYEE PROGRAM" shall have the meaning specified in Section 3.24(g)(i) hereof.

            "EMPLOYMENT AGREEMENTS" shall have the meaning specified in the recitals hereto.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such Act.

            "ERISA AFFILIATE" shall have the meaning specified in Section 3.24(g)(iii) hereof.

            "ERISA CLIENT" shall have the meaning specified in Section 3.7(c) hereof.

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor to such Act.

            "EXISTING CHARITY ASSIGNMENT AGREEMENTS" shall mean, collectively, the Assignment and Assumption Agreements, each dated as of June 1, 2001, pursuant to which FAI and FAID assigned interests in the WY LLC to the Charities.

            "EXISTING DE CERTIFICATE OF FORMATION" shall have the meaning specified in Section 3.2(c) hereof.

            "EXISTING DE LLC AGREEMENT" shall mean the Limited Liability Company Agreement of the DE LLC dated as of August 8, 2001, which is the Limited Liability Company Agreement of the DE LLC on the date of this Agreement and immediately prior to its amendment and restatement into the Restated DE LLC Agreement.


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            "EXISTING LLC AGREEMENTS" shall mean, collectively, the Existing DE
LLC Agreement and the Existing WY LLC Agreement.

            "EXISTING WY CERTIFICATE OF FORMATION" shall have the meaning specified in Section 3.2(b) hereof.

            "EXISTING WY LLC AGREEMENT" shall mean the Limited Liability Company Agreement of the WY LLC dated as of June 1, 2001, which is the Limited Liability Company Agreement of the WY LLC on the date of this Agreement and immediately prior to its amendment and restatement into the Restated WY LLC Agreement.

            "FA (DE) ACQUISITION" shall have the meaning specified in the recitals hereto.

            "FA (WY) ACQUISITION" shall have the meaning specified in the recitals hereto.

            "FAI" shall have the meaning specified in the preamble hereto.

            "FAI ARTICLES OF INCORPORATION" shall have the meaning specified in
Section 3.2(a) hereof.

            "FAI SHARES" shall have the meaning specified in Section 3.3(a) hereof.

            "FAI STOCKHOLDERS" shall have the meaning specified in the preamble hereto.

            "FAI-WY LLC ASSET TRANSFER AGREEMENT" shall have the meaning specified in Section 2.2 hereof.

            "FAI WY LLC PURCHASE" shall have the meaning specified in Section 1.1(i) hereof.

            "FAI WY LLC SUBSEQUENT PURCHASE" shall have the meaning specified in
Section 12.1(i) hereof.

            "FAID" shall have the meaning specified in the preamble hereto.

            "FAID ARTICLES OF INCORPORATION" shall have the meaning specified in
Section 3.2(a) hereof.

            "FAID DE LLC PURCHASE" shall have the meaning specified in Section 1.1(iii) hereof.

            "FAID DE LLC SUBSEQUENT PURCHASE" shall have the meaning specified in Section 12.1(ii) hereof.

            "FAID SHARES" shall have the meaning specified in Section 3.3(a) hereof.

            "FAID STOCKHOLDERS" shall have the meaning specified in the preamble hereto.


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

            "FAID-WY LLC ASSET TRANSFER AGREEMENT" shall have the meaning specified in Section 2.2 hereof.

            "FF" shall have the meaning specified in the preamble hereto.

            "FF DE LLC PURCHASE" shall have the meaning specified in Section 1.1(iv) hereof.

            "FRIESS COMPANIES" shall have the meaning specified in the preamble hereto.

            "FRIESS INDEMNIFIED PARTIES" shall have the meaning specified in
Section 13.4 hereof.

            "FOLLOW-UP CLIENT CONSENT REQUEST LETTER" shall have the meaning specified in Section 5.2(b) hereof.

            "FUND REGULATORY DOCUMENTS" shall have the meaning specified in
Section 3.29(e) hereof.

            "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

            "IMMEDIATE FAMILY" shall mean, with respect to any natural person,
(a) such person's spouse, parents, grandparents, children, grandchildren and siblings and (b) such person's former spouse(s) and current spouses of such person's children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the interest is held directly or indirectly by the foregoing.

            "INDEMNIFICATION CUT-OFF DATE" shall have the meaning specified in
Section 13.3(b) hereof.

            "INDEMNIFIED PARTIES" shall mean, collectively, the AMG Indemnified Parties and the Friess Indemnified Parties.

            "INITIAL CLIENT CONSENT REQUEST LETTER" shall have the meaning specified in Section 5.2(a) hereof.

            "INTELLECTUAL PROPERTY" shall have the meaning specified in Section 3.14(a) hereof.

            "INVESTMENT COMPANY ACT" shall mean the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such Act.

            "INVESTMENT MANAGEMENT SERVICES" shall mean any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c)


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otherwise acting as an "investment adviser" within the meaning of the Advisers
Act, and performing activities related or incidental thereto.

            "IRS" shall mean the Internal Revenue Service.

            "KNOWLEDGE OF THE FRIESS COMPANIES" shall mean any fact, event, occurrence or other matter actually known to either of the Friess Companies, either of the LLCs or any of the Majority Management Owners, or of which any such Person should have known following due inquiry.

            "LAWS AND REGULATIONS" shall have the meaning specified in Section 3.17(a) hereof, and "Laws or Regulations" shall mean any of such Laws or Regulations individually.

            "LF" shall have the meaning specified in the preamble hereto.

            "LICENSES" shall have the meaning specified in Section 3.18(b) hereof.

            "LLC INTERESTS" shall have the meaning specified in the recitals hereto.

            "LLCS" shall have the meaning specified in the recitals hereto.

            "LOSSES" shall have the meaning specified in Section 13.1 hereof.

            "MAJORITY MANAGEMENT OWNERS" shall mean, collectively, FF, William D'Alonzo, John Ragard and Jon Fenn.

            "MANAGEMENT OWNER PURCHASE AGREEMENT" shall have the meaning specified in the recitals hereto.

            "MANAGEMENT OWNER PURCHASE PRICE" shall have the meaning specified in the Management Owner Purchase Agreement.

            "MANAGEMENT OWNERS" shall mean, collectively, each of the Majority Management Owners and Chris Long, Carl Gates, Lynda Campbell, Fran Okoniewski, Ethan Steinberg, Nate Dougall and William Dugdale.

            "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Person, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such Person and its subsidiaries, taken as a whole (and in the case of a "Material Adverse Effect on the Friess Companies" or a "Material Adverse Effect on the LLCs", shall mean the Friess Companies or the LLCs, as applicable, in either case taken together as a whole).

            "MULTIEMPLOYER PLAN" shall have the meaning specified in Section 3.24(g)(iv) hereof.

            "MUTUAL FUND" shall have the meaning specified in Section 3.7(d) hereof.

            "MUTUAL FUND AGREEMENTS" have the meaning specified in Section 3.29(a) hereof.

            "MUTUAL FUND BOARD APPROVAL" shall have the meaning specified in
Section 5.2(c) hereof.

            "MUTUAL FUND FINANCIAL STATEMENT" shall have the meaning specified in Section 3.29(i) hereof.

            "MUTUAL FUND SHAREHOLDER APPROVAL" shall have the meaning specified in Section 5.2(c) hereof.

            "MUTUAL FUND TAX RETURNS" shall have the meaning specified in
Section 3.29(g) hereof.

            "NASD" shall mean the National Association of Securities Dealers,
Inc.

            "NCCF" shall have the meaning specified in the preamble hereto.

            "NEW ADV" shall have the meaning specified in Section 5.3(a) hereof.

            "NEW ADVISORY CONTRACT" shall have the meaning specified in Section 5.2(a) hereof.

            "NEW CONTRACT CLIENT" shall have the meaning specified in Section 5.2(a) hereof.

            "NON-SOLICITATION AGREEMENTS" shall have the meaning specified in the recitals hereto.

            "PERSON" shall mean any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

            "POST-CLOSING TRUE-UP PAYMENT" shall mean the product of:

            (a)   10.7, multiplied by

            (b)   the Applicable Closing Excluded Contract Value, multiplied by

            (c)   0.625, multiplied by

            (d)   0.51.

            "POST-SUBSEQUENT CLOSING TRUE-UP PAYMENT" shall mean the amount that, but for the operation of clauses (I) and (II) of the first proviso contained in paragraph (a)(ii) of the definition of WY LLC Subsequent Purchase Price resulting in the exclusion of certain Advisory Contracts (other than Advisory Contracts with Related Clients or Mutual Funds) from the calculation of the WY LLC Subsequent Closing Purchase Price, would have been paid to the WY LLC at the Subsequent Closing as part of the WY LLC Subsequent Closing Purchase Price if (as applicable):

            (a) (I) in the case of any Advisory Contract excluded from the calculation of the WY LLC Subsequent Purchase Price by the operation of clause (I) of the first proviso contained in paragraph (a)(ii) of such definition, the Client party thereto had not, prior to the Subsequent Closing Date, reduced or expressed an intent to reduce (which statement of intent has not been withdrawn prior to the Subsequent Closing True-Up
      Date) by more than 15% its assets under management by the WY LLC pursuant to such Advisory Contract, or to reduce by more than 15% the fee payable to the WY LLC pursuant to such Advisory Contract, and (II) as of the Subsequent Closing True-Up Date, such Advisory Contract has not been terminated (and the Client party thereto has not expressed an intent to terminate such Advisory Contract); PROVIDED, HOWEVER, that the Post-Subsequent Closing True-Up Payment calculated pursuant to this clause
      (a) in respect of such Advisory Contract shall be calculated using the assets under management and fee schedule in effect pursuant to such Advisory Contract as of the Subsequent Closing True-Up Date (rather than the assets under management and fee schedule in effect as of three (3) business days prior to the Subsequent Closing Date); or

            (b) in the case of any Advisory Contract excluded from the calculation of the WY LLC Subsequent Purchase Price by the operation of clause (II) of the first proviso contained in paragraph (a)(ii) of such definition, any funds actually on deposit with the WY LLC for management pursuant to such Advisory Contract as of the Subsequent Closing True-Up Date had instead been on deposit with the WY LLC pursuant to such Advisory Contract as of three (3) business days prior to the Subsequent Closing Date (and managed at the fee schedule in effect pursuant to such Advisory Contract as of the Subsequent Closing True-Up Date, subject to the following proviso);

      PROVIDED, HOWEVER, that, with respect to both clause (a) and clause (b) of this definition, the assets under management and fee schedule payable pursuant to any such Advisory Contract also shall be reduced (but, for the avoidance of doubt, in no event increased) for purposes of calculating the Post-Subsequent Closing True-Up Payment payable in respect thereof to the extent that the Client party thereto has, on or prior to the Subsequent Closing True-Up Date expressed (and not subsequently withdrawn) an intent to reduce such assets under management or fee schedule in effect pursuant to such Advisory Contract (but not yet effected such reduction in its entirety).

            "PRE-CLOSING TAX PERIOD" shall have the meaning specified in Section
6.2 hereof.

            "PURCHASE" shall have the meaning specified in Section 1.1(iv) hereof.

            "PURCHASE PRICE ALLOCATION" shall have the meaning specified in
Section 1.2(e) hereof.

            "REAL PROPERTY" shall have the meaning specified in Section 3.6(a)(i) hereof.

            "REDUCTION AMOUNT" shall have the meaning specified in Section 1.2(b) hereof.

            "RELATED CLIENT" shall have the meaning specified in Section 3.7(a)(i) hereof.

            "RESTATED DE LLC AGREEMENT" shall have the meaning specified in
Section 2.4 hereof.

            "RESTATED LLC AGREEMENTS" shall have the meaning specified in
Section 2.4 hereof.

            "RESTATED WY LLC AGREEMENT" shall have the meaning specified in
Section 2.4 hereof.

            "RETAINED DE LLC INTEREST" shall have the meaning specified in
Section 1.1(iii) hereof.

            "RETAINED LLC INTERESTS" shall have the meaning specified in Section 1.1(iii) hereof.

            "RETAINED WY LLC INTEREST" shall have the meaning specified in
Section 1.1(i) hereof.

            "SEC" shall mean the Securities and Exchange Commission, or any successor agency thereto.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as the same may be amended from time to time, and any successor to such act.

            "SECURITIES PURCHASE AGREEMENTS" shall mean each of the agreements identified as a "Securities Purchase Agreement" on Schedule 3.15 hereto.

            "STOCKHOLDERS" shall have the meaning specified in the preamble hereto.

            "SUBADVISED FUND" shall mean any Mutual Fund to which any of the Friess Companies or the LLCs acts as a subadvisor and which is not sponsored by any of them.

            "SUBSEQUENT CLOSING" shall have the meaning specified in Section
12.3 hereof.

            "SUBSEQUENT CLOSING DATE" shall have the meaning specified in
Section 12.3 hereof.

            "SUBSEQUENT PURCHASE" shall have the meaning specified in Section 12.1(ii) hereof.

            "SUBSEQUENT PURCHASE PRICE" shall mean the sum of (i) the WY LLC Subsequent Purchase Price, plus (ii) the DE LLC Subsequent Purchase Price plus
(iii) the Post-Subsequent Closing True-Up Payment (if any).

            "SUBSEQUENT CLOSING TRUE-UP DATE" shall have the meaning specified in Section 12.2(b) hereof.

            "TAX AUDIT" shall have the meaning specified in Section 6.3 hereof.

            "TAX RETURN" shall mean any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

            "TAXES" shall have the meaning specified in Section 3.9(a) hereof.

            "TAXING AUTHORITY" shall have the meaning specified in Section 3.9(c) hereof.

            "TOTAL PURCHASE PRICE" shall mean the sum of (i) the Closing Purchase Price plus (ii) the Subsequent Purchase Price.

            "TRANSACTION DOCUMENTS" shall mean, collectively, this Agreement and each of the other agreements, documents, instruments, certificates, exhibits and schedules delivered by any of the Friess Companies, the LLCs, the Charities, the Stockholders or the Management Owners pursuant to or as contemplated by this Agreement (including without limitation the Restated LLC Agreements, the Employment Agreements and the Non-Solicitation Agreements).

            "UPDATED SCHEDULE 3.7" shall mean, with respect to any particular "Updated Schedule 3.7" required to be delivered pursuant to this Agreement, a written schedule containing all of the information required by Section 3.7(a) hereof set forth as of the applicable date in connection with which such "Updated Schedule 3.7" is being delivered, rather than the Base Date), delivered to AMG at the time provided herein for the delivery of such particular "Updated
Schedule 3.7".

            "WY LLC" shall have the meaning specified in the recitals hereto.

            "WY LLC ASSET TRANSFER" shall have the meaning specified in Section
2.2 hereof.

            "WY LLC ASSET TRANSFER AGREEMENTS" shall have the meaning specified in Section 2.2 hereof.

            "WY LLC CLOSING PURCHASE PRICE" shall mean an amount equal to (i) the sum of (A) two hundred forty-seven million two hundred forty-six thousand two hundred one dollars ($247,246,201.00) plus (B) fifty percent (50%) of the costs and expenses of printing and mailing the proxy statement(s) and hiring a proxy solicitor in connection with obtaining the Mutual Fund Shareholder Approvals (PROVIDED that the 50% of the costs and expenses described in this clause (B) shall in no event exceed fifty thousand dollars ($50,000.00)), subject to reduction as set forth in Section 1.2(b) hereof, minus (ii) the sum of (A) the DE LLC Closing Purchase Price plus (B) the Management Owner Purchase Price.

            "WY LLC INTERESTS" shall have the meaning specified in the recitals hereto.

            "WY LLC PURCHASE" shall have the meaning specified in Section 1.1(ii) hereof.

            "WY LLC PURCHASE PRICE ALLOCATION" shall have the meaning specified in Section 1.2(e) hereof.

            "WY LLC SUBSEQUENT PURCHASE PRICE" shall mean an amount equal to:

            (a) the product of:

            (i) 10.7, multiplied by

            (ii) the positive difference (if any) of (A) the sum of the annual advisory and other asset-based fees (other than any incentive or performance-based fees) payable to the WY LLC (or any Controlled Affiliate thereof) as of the third business day preceding the Subsequent Closing Date pursuant to Advisory Contracts in effect as of such third preceding business day (based upon the fee schedule set forth in each such Advisory Contract (taking into account any applicable caps, waivers, reimbursements or other reductions) and the assets under management pursuant to such Advisory Contract as of such third preceding business day), minus (B) the amount by which the combined actual expenses of the WY LLC, the DE LLC and any Controlled Affiliates (as defined in the applicable Restated LLC Agreement) thereof (determined on an accrual basis in accordance with GAAP consistently applied) exceeded the Operating Allocation (as defined in the Restated WY LLC Agreement) of the WY LLC (including any previously reserved Operating Allocation) during the twelve (12) months ending on the last day of the calendar quarter immediately preceding the calendar quarter in which the Subsequent Closing Date occurs; PROVIDED, HOWEVER, that (I) any Advisory Contract with any Client of the WY LLC who has, within the three (3) months immediately preceding the Subsequent Closing Date, reduced, or expressed (and not subsequently withdrawn such statement of intention prior to three (3) business days preceding the Subsequent Closing Date) an intent to reduce, (1) its assets under management by the WY LLC by more than 15% (such 15% to be measured from the amount of assets under management by the WY LLC pursuant to such Advisory Contract as of three (3) months preceding the Subsequent Closing Date (in the case of any Advisory Contract that was in effect as of three (3) months prior to the Subsequent Closing Date) or on the date such Advisory Contract was entered into by the WY LLC (in the case of any Advisory Contract that became effective less than three (3) months prior to the Subsequent Closing
      Date), or (2) the fee schedule in effect under such Advisory Contract by more than 15% (such 15% to be measured from the fee schedule in effect under such Advisory Contract as of three (3) months preceding the Subsequent Closing Date (in the case of any Advisory Contract that was in effect as of three (3) months prior to the Subsequent Closing Date) or on the date such Advisory Contract was entered into by the WY LLC (in the case of any Advisory Contract that became effective less than three (3) months prior to the Subsequent Closing Date), (II) any Advisory Contract that has been executed and delivered within the three (3) months immediately preceding the Subsequent Closing by the WY LLC and by the Client party thereto in respect of which no funds were deposited by the Client with the WY LLC prior to three (3) business days immediately preceding the Subsequent Closing, and (III) any Advisory Contract with any Client of the WY LLC who has, within the three (3) months immediately preceding the Subsequent Closing Date, expressed (and not subsequently withdrawn such statement of intention prior to three (3) business days preceding the Subsequent Closing Date) an intent to terminate its Advisory Contract with the WY LLC, each shall be excluded from the calculation of the WY LLC Subsequent Purchase Price; and PROVIDED, FURTHER, that Advisory Contracts with Related Clients (or with Mutual Funds or other collective investment vehicles in which Related Clients are investors, to the extent of the investments by such Related Clients) shall be excluded from the calculation of the WY LLC Subsequent Purchase Price to the extent the aggregate annual advisory and other asset-based fees (other than any incentive or performance-based fees) payable thereunder exceeds $275,000,000;

            multiplied by

            (iii) a fraction, the numerator of which is the number of LLC Points (as defined in the Restated WY LLC Agreement) of the WY LLC to be purchased on the Subsequent Closing Date, and the denominator of which is the number of LLC Points of the WY LLC outstanding (as determined pursuant to the Restated WY LLC Agreement) on the Subsequent Closing Date (before giving effect to any issuances or redemptions of LLC Points on such date), multiplied by

            (iv) 0.625, minus

            (b) the DE LLC Subsequent Purchase Price.

SECTION 15. MISCELLANEOUS.

            15.1 FEES AND EXPENSES. The rights and obligations of the parties hereto with respect to fees and expenses are as follows:

            (a) AMG shall pay its own expenses incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby. The Stockholders, the Charities and the Friess Companies shall pay their own expenses and the expenses of each of the LLCs, each of the Stockholders and each of the Mutual Funds (including without limitation all expenses relating to the obtaining of its Mutual Fund Board Approval and Mutual Fund Shareholder Approval, which shall be reimbursed to the Mutual Funds by the Stockholders, the Charities and the Friess Companies promptly upon the incurrence thereof) incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby.

            (b) The Friess Companies, the Stockholders and the Charities will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of LLC Interests to AMG as contemplated by this Agreement, including without limitation, all transfer and other Taxes and charges applicable to such transfer, and all costs of obtaining permits,


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

waivers, registrations or consents with respect to any assets, rights or contracts of the Friess Companies in connection with the transactions contemplated hereby (and the parties hereto shall promptly reimburse the other parties hereto upon request with respect to the expenses to be borne by them as described in this paragraph).

            15.2 DISPUTE RESOLUTION. All disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in Wilmington, Delaware before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules. The parties covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein. The provisions of this Section 15.2 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party or parties and any expenses incurred in connection with compelling arbitration) in favor of the prevailing party or parties against the other party or parties to such proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award.

            15.3 WAIVERS. Any waiver of any terms or conditions or of the breach of any covenant, agreement, representation or warranty of this Agreement in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, agreement, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner a party's right at a later time to enforce or require performance of such provision or of any provision hereof; PROVIDED, HOWEVER, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

            15.4 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of New York.

            15.5 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO AMG:                         Affiliated Managers Group, Inc.
                                Two International Place, 23rd Floor
                                Boston, MA 02110
                                Attn: Nathaniel Dalton, Executive Vice President Facsimile No.: (617) 747-3380

With a copy to:                 Simpson Thacher & Bartlett
                                425 Lexington Avenue
                                New York, NY 10017
                                Attn: Robert D. Goldbaum
                                Facsimile No.: (212) 455-2502

TO THE FRIESS COMPANIES:        Friess Associates, Inc.
                                115 E. Snow King Avenue
                                PO Box 576
                                Jackson, WY 83001
                                Attn: Foster S. Friess
                                Facsimile No.: (307) 734-1971

With a copy to:                 Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                                New York, NY 10036
                                Attn: Ralph Arditi
                                Facsimile No.: (212) 735-2000

TO THE CHARITIES:               NCCF Support, Inc.
                                1100 Johnson Ferry Road
                                Suite 900
                                Atlanta, GA 30342
                                Attn: David H. Wills, General Counsel
                                Facsimile No.: (404) 252-5177

                                Community Foundation of Jackson Hole
                                P.O. Box 574
                                Jackson, WY 83001
                                Attn: William Field
                                Facsimile No.: (307) 734-2841

With a copy to:                 Faegre & Benson LLP
                                2200 Wells Fargo Center
                                90 South 7th Street
                                Minneapolis, MN 55402
                                Attn: Hazen Graves
                                Facsimile No.: (612) 766-1600

TO ANY STOCKHOLDER:

                                To that Stockholder at the address set forth under such Stockholder's name on SCHEDULE 1.2 hereto.

In each case, with a copy to:

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

            15.6 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings (PROVIDED that the existing confidentiality agreement between AMG and certain of the parties hereto shall survive until the earlier of the Closing or expiration in accordance with its terms, at which time it shall expire). No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement and the transactions contemplated hereby which were relied upon by any party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

            15.7 ASSIGNABILITY; BINDING EFFECT. This Agreement or any of the obligations or rights hereunder: (a) may not be assigned by AMG, without the prior written consent of the Friess Companies (on their own behalf and on behalf of the Stockholders and the Charities), other than to an entity under the control of AMG (for which consent shall not be required), and it being further understood and agreed that AMG shall be permitted at any time (i) prior to the Closing (in the case of AMG's Closing obligations hereunder), or (ii) prior to the Subsequent Closing (in the case of AMG's Subsequent Closing obligations hereunder, (in either such case without the consent of any other party hereto) to designate another direct or indirect subsidiary of AMG to replace FA (WY) Acquisition and/or FA (DE) Acquisition for any purpose hereunder; PROVIDED that, in all cases, no such assignment by AMG shall relieve AMG of its obligations under this Agreement; and (b) may not be assigned by any of the Stockholders, the Friess Companies or the Charities without the prior written consent of AMG. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

            15.8 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

            15.9 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may (a) be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (b) be executed by facsimile.

            15.10 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by AMG and each of the Friess Companies (on their own behalf and on behalf of each of the Stockholders and the Charities); for all purposes of this Agreement, any amendment or modification of this Agreement, or waiver of any provision hereof, executed by each of the Friess Companies shall be binding upon both of the Friess Companies and upon each of the Stockholders and the Charities, and the Friess Companies shall be authorized to so bind each of the Stockholders and Charities thereby.

            15.11 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement or any representative or agent thereof without the prior written consent of AMG and each of the Friess Companies, which consent shall not be unreasonably withheld, except as is otherwise required by applicable laws, rules and regulations (including, without limitation, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder).

            15.12 CONSENT TO JURISDICTION. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Delaware for any claim, suit or proceeding arising under this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state's courts or, to the extent permitted by law, in any federal court sitting in such state (in each case subject to Section 15.2 hereof). Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in
Section 15.5 hereof. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law, and nothing contained herein shall affect the right of a party to service of legal process or to bring any action or proceeding in the courts of other jurisdictions (subject to Section 15.2 hereof).

                                  [END OF TEXT]

            IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                        AFFILIATED MANAGERS GROUP, INC.


                                        By: /s/ Seth W. Brennan
                                            -------------------------------
                                            Name:  Seth W. Brennan
                                            Title: Executive Vice President



                                        FRIESS ASSOCIATES, INC.


                                        By: /s/ Foster S. Friess
                                            -------------------------------
                                            Name:  Foster S. Friess
                                            Title: President



                                        FRIESS ASSOCIATES OF DELAWARE, INC.


                                        By: /s/ Foster S. Friess
                                            -------------------------------
                                            Name:  Foster S. Friess
                                            Title: President



                                        NCCF SUPPORT, INC.


                                        By: /s/ David H. Wills
                                            -------------------------------
                                            Name:  David H. Wills
                                            Title: President



                                        THE COMMUNITY FOUNDATION OF
                                          JACKSON HOLE


                                        By: /s/ Carol A. Gonnella
                                            -------------------------------
                                            Name:  Carol A. Gonnella
                                            Title: Secretary

                                        /s/ Foster S. Friess
                                        --------------------------------------
                                        Foster S. Friess


                                        /s/ Lynnette E. Friess
                                        --------------------------------------
                                        Lynnette E. Friess



                                        FRIESS ASSOCIATES, LLC


                                        By: /s/ Foster S. Friess
                                            ----------------------------------
                                            Name:  Foster S. Friess
                                            Title: President



                                        FRIESS ASSOCIATES OF DELAWARE, LLC


                                        By: /s/ Foster S. Friess
                                            ----------------------------------
                                            Name:  Foster S. Friess
                                            Title: President